    As filed with the Securities and Exchange Commission on March 24, 2000

                                                        Registration No. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                   FORM S-1
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                                  EDOCS, INC.
            (Exact name of registrant as specified in its charter)

                               ----------------

        Delaware                    7372                    04-3423180
    (State or other          (Primary Standard           (I.R.S. Employer
      jurisdiction               Industrial           Identification Number)
  of incorporation or       Classification Code
     organization)                Number)

                               ----------------

                                Two Apple Hill
                              598 Worcester Road
                          Natick, Massachusetts 01760
                                (508) 652-8600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                               KEVIN E. LARACEY
                     President and Chief Executive Officer
                                  edocs, Inc.
                                Two Apple Hill
                              598 Worcester Road
                          Natick, Massachusetts 01760
                                (508) 652-8600
 (Name, address including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                  Copies to:

    WILLIAM J. SCHNOOR, JR., ESQ.               KEITH F. HIGGINS, ESQ.
      JONATHAN M. MOULTON, ESQ.                 JANE D. GOLDSTEIN, ESQ.
   Testa, Hurwitz & Thibeault, LLP                   Ropes & Gray
           125 High Street                      One International Place
     Boston, Massachusetts 02110              Boston, Massachusetts 02110
      Telephone: (617) 248-7000                Telephone: (617) 951-7000
      Telecopy: (617) 248-7100                 Telecopy: (617) 951-7050

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

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
                                               Proposed Maximum
                                                  Aggregate
            Title of Each Class of                 Offering        Amount of
         Securities to be Registered               Price(1)     Registration Fee
--------------------------------------------------------------------------------
Common Stock, $.001 par value................    $69,000,000        $18,216
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

                               ----------------

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                    Subject To Completion. Dated     , 2000.

                                       Shares



                           [edocs logo appears here]

                                  Common Stock

                                  -----------

  This is an initial public offering of shares of common stock of edocs, Inc.
edocs is offering     shares to be sold in this offering.

  Prior to this offering, there has been no public market for the common stock. edocs anticipates that the initial public offering price per share will be
between $    and $   . We have filed an application to list the common stock on the Nasdaq National Market under the symbol "EDCS".

  See "Risk Factors" beginning on page 7 to read about certain factors you should consider before buying shares of the common stock.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                 Per Share Total
                                                                 --------- -----
Initial public offering price...................................   $       $
Underwriting discount...........................................   $       $
Proceeds, before expenses, to edocs.............................   $       $

  To the extent the underwriters sell more than     shares of common stock, the
underwriters have the option to purchase up to an additional     shares from
edocs at the initial public offering price less the underwriting discount.

                                  -----------

  The underwriters expect to deliver the shares against payment in New York,
New York on     , 2000.

Goldman, Sachs & Co.
                               Robertson Stephens
                                                      U.S. Bancorp Piper Jaffray

                                  -----------

                          Prospectus dated     , 2000.

[Inside front cover - large edocs logo with the words "Internet billing & customer management" below the logo]

[Inside front cover/inside gatefold - large graphic under the edocs logo depicting an envelope with paper based bills and three screenshots beginning with basic billing information and the same information with additional formatting and graphic elements, below which are the words "we take you from here (graphic of conventional mailbox) to here (graphic of e-mail icon of mailbox)." Below the graphic is the statement, "edocs enables companies to utilize the Internet to transform the traditional paper-based bill and statement delivery process into the foundation of an on-line customer account management strategy".

Below the statement are three large graphics consisting of screenshots of three sample bills and accompanying descriptive text.]

"The edocs solution allows companies to:"
[Depiction of web site showing sample on-line bill statement]
"Build interactive, online relationships by providing customers access to compelling, account-related information."

Underneath there are five captions stating "Online view", "Branding", "Account History", Personalized Presentment", "Flexible Formats" and "Payment Options", with arrows to corresponding sections on the web site and diagrams showing bank credit card and account number.

[Depiction of web site showing sample on-line bill statement]
"Enable customer self-care and automated customer account management."

Underneath there are six captions stating "Customer Care" (with subcaptions stating "updates" and "disputes"), "Sorting", "Summary", "Detail", "Analytics" and "Distribution" with arrows to corresponding sections on the web site and laptop.

[Depiction of web site showing sample on-line bill statement]
"Create new revenue opportunities through highly personalized marketing campaigns."

Underneath there is one caption stating "Targeted Marketing" with an arrow to corresponding section on the web site.

                               PROSPECTUS SUMMARY

    You should read the following summary together with the more detailed information regarding our company, the common stock being sold in this offering and our financial statements and notes to those statements appearing elsewhere in this prospectus.

                                  Our Company

    We develop, market and support a leading software platform for Internet billing and customer management. Our solution enables companies to utilize the Internet to transform the traditional paper-based bill and statement delivery process into the foundation of an online customer account management strategy. Companies use our solution to establish interactive, online relationships with their customers, improve customer care and loyalty, increase revenue generation opportunities, and reduce costs associated with customer care and account management. Our customers include financial service providers such as American Express and GE Capital, utilities such as Boston Edison and Southern California Edison, communications service providers such as Sprint, UUNET and Telstra, retail companies such as Target, and billing service providers such as CheckFree, Moore and Lason.

                             Our Market Opportunity

    Killen & Associates, a market research company, estimates that there are approximately 150,000 issuers of bills and statements worldwide and that these companies issue more than 60 billion recurring bills, statements and other commerce-related documents on an annual basis. Killen estimates that the percentage of recurring bills that are presented on the Internet will grow from 5% in 1999 to over 70% by 2005. In addition, Killen estimates that worldwide expenditures on Internet billing software and services will grow from approximately $4 billion in 2000 to $15 billion by 2005.

                                  Our Solution

    The benefits of our solution accrue both to companies using our software and to their customers. Companies that deploy our solution can:

  . establish interactive, online relationships with customers;

  . improve customer care and loyalty by offering self-care capabilities as well as bill and statement analysis and archiving;

  . increase revenue generation opportunities through highly personalized marketing, messaging and other content;

  . reduce costs for customer care and the delivery and processing of bills and statements; and

  . enable maximum flexibility for the distribution of customer account information and online bill payment.

    Benefits to consumer and business end-users accessing account information through our solution include the ability to:

  . gain anywhere, anytime access to bills and statements via Internet browsers, secure e-mail, and a variety of wireless Internet-access devices; and

  . reduce the time, cost and inconvenience associated with reviewing, processing, analyzing and archiving paper-based bills and statements.

    Our open, standards-based solution is highly scalable, easy to deploy and manage, and leverages existing investments in enterprise billing and customer management infrastructure. We also offer a variety of services that complement our products. Our professional services personnel provide rapid and cost-effective implementations of our products that are tailored to the particular needs and existing systems of our customers.

                                  Our Strategy

    Our strategy is to become the platform of choice for companies in financial services, telecommunications, utilities and other customer account-based industries seeking to leverage the Internet to enhance the value of customer relationships, create personalized marketing opportunities and save costs. Key elements of this strategy are to:

  . extend our market leadership position;

  . further penetrate our existing accounts;

  . expand our solution breadth to enter new markets;

  . provide focused business-to-consumer and business-to-business solutions;

  . expand content distribution and payment options to include additional
    Internet destinations and devices; and

  . increase direct sales and indirect distribution and implementation channels worldwide.

                                  Our History

    edocs, Inc. was incorporated in California in December 1996. In May 1998, edocs, Inc. was reincorporated in Delaware. Unless the context otherwise requires, any reference to "edocs", "we", "our" and "us" in this prospectus refers to edocs, Inc., a Delaware corporation, and its predecessors. Our principal executive offices are located at Two Apple Hill, 598 Worcester Road, Natick, Massachusetts 01760, and our telephone number is (508) 652-8600. Our Internet address is www.edocs.com. Information contained on our web site does not constitute part of this prospectus.

    "edocs", "BillDirect," "BillPost" and "XMLDirect" are trademarks or service marks of edocs, Inc. Other trademarks and tradenames in this prospectus are the property of their respective owners.

                                  The Offering

Shares offered by edocs................     shares
Shares to be outstanding after the          shares
 offering..............................
Proposed Nasdaq National Market         EDCS
 symbol................................
Use of proceeds........................ To provide working capital for general corporate purposes and geographic
                                        expansion. See "Use of Proceeds".

    The shares of common stock to be outstanding after this offering exclude:

  . 1,981,400 shares issuable upon the exercise of stock options as of December 31, 1999 at a weighted average exercise price of $0.48; and

  . 168,260 shares issuable upon the exercise of warrants outstanding as of December 31, 1999 at an exercise price of $2.62 per share.

    Unless otherwise specifically stated, information throughout this prospectus assumes:

  . no exercise of the underwriters' over-allotment option; and

  . the conversion of all outstanding shares of our convertible preferred stock into an aggregate of 9,770,881 shares of common stock immediately prior to the closing of this offering.

                             Summary Financial Data

    The following table summarizes our statement of operations data. Shares used in computing unaudited pro forma basic and diluted net loss per share give effect to the conversion of all outstanding shares of our preferred stock into shares of common stock, as if the shares had converted immediately upon their issuance.

                                              Year Ended December 31,
                                       ---------------------------------------
                                          1997         1998          1999
                                       ------------------------  -------------
                                       (in thousands, except per share data)
Statement of Operations Data:
Revenue:
  License revenue....................  $      --   $        154  $       1,963
  Service revenue....................          65           327          1,660
                                       ----------  ------------  -------------
Total revenue........................          65           481          3,623
                                       ----------  ------------  -------------
Cost of revenue:
  Cost of license revenue............         --            --               3
  Cost of service revenue............         --            164          1,961
                                       ----------  ------------  -------------
    Total cost of revenue............         --            164          1,964
                                       ----------  ------------  -------------
Gross profit.........................          65           317          1,659
                                       ----------  ------------  -------------
Stock based compensation.............         --            --             283
Total operating expenses.............         193         2,686         13,396
Loss from operations.................        (128)       (2,369)       (11,737)
Net loss.............................        (128)       (2,273)       (11,703)
Dividends on redeemable convertible
 preferred stock.....................         --           (196)        (1,058)
Net loss available to common
 stockholders........................        (128)       (2,469)       (12,761)
                                       ==========  ============  =============
Basic and diluted net loss available
 to common stockholders per share....  $      --   $      (3.66) $       (6.13)
                                       ==========  ============  =============
Shares used in computing basic and
 diluted net loss available to common
 stockholders per share..............         --            674          2,081
                                       ==========  ============  =============
Unaudited pro forma basic and diluted
 net loss per common share...........                            $       (1.40)
                                                                 =============
Shares used in computing unaudited
 pro forma basic and diluted net loss
 per common share....................                                    8,358
                                                                 =============

    The following table presents a summary of our balance sheet at December 31, 1999 (1) on an actual basis, and (2) on a pro forma basis to reflect conversion of our convertible preferred stock into a total of 7,705,237 shares of common stock upon closing of this offering and (3) on a pro forma basis as adjusted to
reflect the sale of     shares of common stock in this offering at an assumed
initial public offering price of $    per share after deducting the estimated
underwriting discount and offering expenses.

                                                    As of December 31, 1999
                                                  ----------------------------
                                                                     Pro Forma
                                                                        As
                                                  Actual   Pro Forma Adjusted
                                                  -------  --------- ---------
                                                        (in thousands)
Balance Sheet Data:
Cash and cash equivalents........................ $ 9,782   $9,782
Working capital..................................   6,706    6,706
Total assets.....................................  14,885   14,885
Deferred revenue.................................   1,766    1,766
Long-term portion of capital lease obligations
 and long-term debt..............................   2,231    2,231
Redeemable convertible preferred stock...........  18,795      --
Total stockholders' equity (deficit)............. (11,231)   7,564

                                  RISK FACTORS

    This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including our financial statements and related notes, before deciding to buy our shares of common stock. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer. In that event, the market price of our common stock could decline and you could lose all or part of the money you paid to buy our common stock.

                         Risks Related to Our Business

We only began selling BillDirect in July 1998 and, as a result, you may have difficulty evaluating our business and its future prospects

    We were formed in December 1996 and commercially shipped the first version of BillDirect in July 1998. Since that time, we have sold BillDirect to a limited number of customers. Accordingly, we have only a limited operating history on which you can base your evaluation of our business and prospects. In addition, because we are in an early stage of development and are in a new and rapidly evolving market, our prospects are difficult to predict and may change rapidly and without warning.

We have a history of losses, we expect future losses, and we may not achieve or maintain profitability

    Since we began operations, we have incurred substantial operating losses in every fiscal quarter and do not expect to achieve profitability in the foreseeable future. The failure to achieve profitability within the timeframe expected by investors may adversely affect the market price of our common stock. We incurred net losses of approximately $128,000 in 1997, $2.3 million in 1998, and $11.7 million in 1999. As of December 31, 1999, we had an accumulated deficit of approximately $14.1 million. We expect to substantially increase our selling and marketing, research and development and professional services expenses, and as a result, we anticipate incurring significant net losses for the foreseeable future. We will need to generate significant increases in revenue to achieve and maintain profitability, and we may not be able to do so. We cannot assure you that our revenue will grow or that we will achieve or maintain profitability in the future.

Our quarterly revenue and operating results are likely to fluctuate and if we fail to meet the expectations of securities analysts or investors, our stock price could decline

    Our quarterly revenue and operating results are difficult to predict, have varied significantly in the past and are likely to fluctuate significantly in the future. In any given quarter, our sales have involved, and we expect will continue to involve, large financial commitments from a relatively small number of customers. As a result, the deferral of even a small number of licenses would reduce our revenue, which would adversely affect our quarterly financial performance. Although we record as deferred revenue fees from contracts in accordance with our revenue recognition policy, our quarterly performance will nonetheless depend primarily upon entering into new contracts to generate revenue for that quarter.

    In general, our quarterly operating results may fluctuate for many reasons, including:

  . demand for our products and services;

  . size and timing of customer orders;

  . the timing of acceptance of the professional services we offer;

  . the amount of training we provide to our customers regarding the implementation of our product;

  . our ability to accurately estimate fixed-priced implementation projects;

  . actions taken by our competitors, including new product introductions and pricing changes;

  . timing of our development and release of new and enhanced products; and

  . delays or deferrals of customer orders in anticipation of product enhancements or new products.

    For these reasons, you should not rely on period-to-period comparisons of our financial results to forecast our future performance. It is likely that in some future quarter or quarters our operating results will be below expectations of securities analysts or investors. If this occurs, the market price of our common stock may decline significantly.

We expect to depend on BillDirect for substantially all of our revenue for the foreseeable future and if it does not achieve broad market acceptance, our revenue could decline

    We currently derive substantially all of our revenue from licensing our BillDirect software and providing related professional services, maintenance and support. We expect that we will continue to depend on BillDirect for substantially all of our revenue for the foreseeable future. Consequently, a decline in the price of, or demand for, BillDirect, or its failure to achieve broad market acceptance, could seriously harm our business and results of operations.

If our existing customers or their related entities do not license additional software products or enhanced versions or upgrades of our products, we may not achieve growth in our revenue

    The initial implementation of BillDirect often includes a limited number of server and application licenses, often from a particular division or subsidiary of a larger company. To increase revenue, we depend on orders from our existing customers for additional server and application software licenses, and licenses with other divisions or companies affiliated with our original customers, as well as licenses to new customers. Therefore, it is important that our customers are satisfied with their initial product implementations and believe that expanded use of our BillDirect products will provide them or the larger organization of which they are a part with additional benefits. To date, we have developed technology, such as support for the delivery of account information to wireless devices, that has not yet been commercially deployed. Customers could choose not to purchase new products from us or expand their use of our Internet billing and customer management products and services throughout their organization. In addition, some of our license agreements provide that we receive additional license fees based on the number of customers that the licensee has. With respect to these licensing arrangements, our revenue will not increase if our customers don't experience growth in the number of their customers. If we do not increase licenses to existing customers or their related entities, or if our customers do not experience customer growth, we may not be able to achieve anticipated growth in our revenue.

Our lengthy and variable sales cycle makes it difficult for us to predict when or if sales will occur and therefore we may experience an unplanned shortfall in revenue

    Our products have a lengthy and unpredictable sales cycle that contributes to the uncertainty of our future operating results. Customers view the purchase of our Internet billing and customer management software as a significant and strategic decision. As a result, customers generally take time to evaluate our software platform and determine its impact on their existing infrastructure. Our sales cycle has historically ranged from approximately three to twelve months based on the customer's need to rapidly implement a solution and whether the customer is new or is an existing customer that is extending its implementation. The license of our software products may be subject to delays if the customer has lengthy internal budgeting, approval and evaluation processes. We may expend significant selling and marketing expenses during this evaluation period, including developing a full proposal and completing a rapid proof of concept or custom demonstration, before the customer places an order with us. If revenue forecasted from a specific customer for a particular quarter is not realized or is delayed to another quarter, we may experience an unplanned shortfall in revenue, which could significantly and adversely affect our operating results.

We have not been able to fund our operations from cash generated by our business, and we may not be able to do so in the future

    We have principally financed our operations to date through the private placement of shares of our preferred stock, bank borrowings, and equipment leases. If we do not generate sufficient cash resources from our business to fund operations, our growth could be limited unless we are able to obtain additional capital through equity or debt financings. We cannot assure you that debt or equity financings will be available as required to fund operations, acquisitions or other needs. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then current stockholders may be reduced. In addition, we may issue equity securities that have rights, preferences or privileges senior to those of the holders of our common stock. Even if financing is available, it may not be on terms that are favorable to us or sufficient for our needs. If we are unable to obtain sufficient financing, we may be unable to fully implement our growth strategy. Our inability to grow as planned may reduce our chances of achieving profitability, which, in turn, could have a material adverse effect on the market price of our common stock.

We depend on our key personnel to manage our business effectively and if we are unable to retain key personnel, our ability to compete could be harmed

    Our ability to implement our business strategy and our future success depends largely on the continued services of our executive officers, as well as key engineering, sales, marketing and support personnel who have critical industry or customer experience and relationships. None of our key personnel is bound by an employment agreement. The loss of the technical knowledge and industry expertise of any of these key personnel could result in delays in product development, loss of sales and diversion of management resources which could seriously harm our business. Moreover, the loss of one or a group of our key employees and any resulting loss of customers, particularly to a competitor, could materially and adversely affect our operating results.

Because there is intense competition for qualified personnel in our industry, we may not be able to recruit or retain the personnel we need, which could adversely affect our ability to achieve our business objectives

    Our ability to achieve our business objectives could be adversely affected if we cannot identify, attract, hire, train, retain and motivate a substantial number of additional personnel. In particular, we are seeking to hire highly skilled systems engineers and other technical and engineering personnel for our sales and professional services organization. We believe that growth in our product sales depends on our ability to develop new products and provide our customers with professional services to assist with support, training, consulting and initial implementation of our products. Because of the technical nature of our products, it typically takes several months to train our professional service personnel to provide services effectively. If we are unable to expand and train our professional services staff, we could be unable to meet customer demand for our services, which could cause customer dissatisfaction and lost sales. Our headquarters are located in the Boston metropolitan area, and competition for qualified personnel in this area, as well as the other areas where we need personnel, is intense. Competition is particularly strong for qualified systems engineers and other software development and technical personnel. Many other employers are able to offer significantly more attractive compensation and benefits than we do. We may be unable to recruit and retain the personnel we need. Our business would be seriously harmed if we are unable to retain our existing employees or to hire the other highly qualified personnel we need.

If we do not successfully develop new products and services that keep pace with technology, our competitive position will be weakened

    The market for our product line is new and emerging, and is characterized by rapid technological advances, changing customer needs and evolving industry standards. Accordingly, our ability to realize our expectations will depend on our:

  . ability to timely develop new software products and services that keep pace with developments in technology;

  . ability to meet evolving customer requirements; and

  . success at enhancing our current product and service offerings and delivering those products and services through appropriate distribution channels.

    We may not be successful in developing and marketing, on a timely and cost-effective basis, enhancements to our software products or new products which respond to technological advances and satisfy increasingly sophisticated customer needs. If we fail to introduce new products, or if new industry standards emerge that we do not anticipate or adapt to, our software products could be rendered obsolete and our competitive position will be weakened.

Our products may contain defects that may harm our reputation, be costly to correct, delay revenue and expose us to litigation

    Despite testing by us and our customers, errors may be found in our products after commencement of commercial shipments. We and our customers have from time to time discovered errors in our software products. In the future, there may be additional errors and defects in our software. If errors are discovered, we may not be able to successfully correct them in a timely manner or at all. Errors and failures in our products could result in loss of or delay in market acceptance of our products and damage to our reputation and our ability to convince commercial users of the benefits of our products. In addition, we may need to make significant expenditures of capital resources in order to correct errors and failures. Since our products are used by customers for mission critical applications, errors, defects or other performance problems could also result in financial or other damages to our customers, who could assert warranty and other claims for substantial damages against us. Although our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, it is possible that such provisions may not be effective or enforceable under the laws of certain jurisdictions. In addition, our insurance policies may not adequately limit our exposure with respect to such claims. A product liability claim, even if unsuccessful, would be costly and time-consuming to defend and could harm our business.

Our business will suffer if our software development is delayed

    Any failure to release new products and upgrades on time may result in:

  . customer dissatisfaction;

  . cancellation of orders;

  . negative publicity;

  . loss of revenue;

  . slower market acceptance; or

  . legal action by customers against us.

    Our business may be harmed if we are unable to develop, license or acquire new products or enhancements to BillDirect and our other products on a timely and cost-effective basis, or if these products or enhancements are not accepted by the market.

We depend on a third party for the development of key technology related to our BillDirect software platform, the loss of which would adversely affect our business

    A significant portion of our key technology has been developed, and we believe will continue to be developed, under contract with Technology Providers, Inc. (TPI), a development and consulting firm located in the United States that subcontracts with Technology Providers International (Private) Limited (TPL), which is located in Sri Lanka. Our agreement with TPI provides that we have the right to retain the services of a dedicated number of TPI employees over a specified period of time. We rely on these services to supplement the development work of our employees. While our agreement with TPI provides us with contractual rights to these services through September 2001, we have limited control over the activities of TPI and can not rely on them to be dedicated to developing our technology. TPI may also have relationships with other commercial entities, some of which could compete with us. The loss of the services we receive from TPI could delay the development of our products and harm our business. While our contract with TPI requires that they and TPL must keep our proprietary information confidential and we obtain an assignment of intellectual property rights in the work performed by TPI or TPL, the laws of Sri Lanka may not protect our intellectual property rights to the same extent as the laws of the United States. For additional information regarding our relationship with TPI, see "Certain Transactions."

We may not be able to increase revenue if we do not expand our sales and distribution channels

    We will need to significantly expand our direct and indirect sales operations in order to increase market awareness and acceptance of our products and generate increased revenue. We market and license our products directly through our sales organization and indirectly through systems integrators and other companies. Our ability to increase our direct sales organization will depend on our ability to recruit, train and retain sales personnel with advanced sales skills and technical knowledge. Competition for qualified sales personnel is intense in our industry. If we are unable to hire or retain qualified sales personnel, or if newly hired sales personnel fail to develop the necessary skills or reach productivity more slowly than anticipated, we may have difficulty licensing our software products, and we may experience a shortfall in anticipated revenue. In addition, we have only recently commenced the establishment of sales and distribution channels outside North America. Any inability or delay in the establishment of international sales and distribution channels may adversely affect our business and operations.

Our revenue will likely decline if we do not develop and maintain successful relationships with systems integrators and complementary technology vendors

    We have entered into relationships with third-party systems integrators, as well as with hardware platform and software applications developers and consulting service providers. We have derived, and anticipate that we will continue to derive, a significant portion of our revenue from customers that have significant relationships with companies with which we have established a strategic relationship. We could lose sales opportunities if we fail to work effectively with these parties or fail to grow our base of strategic relationships.

    Many of these companies with which we have established a strategic relationship also work with competing software companies, and our success will depend on their willingness and ability to devote sufficient resources and efforts to marketing our products versus the products of others. We may not be able to enter into additional, or maintain our existing, strategic relationships on commercially reasonable terms, or at all. Our agreements with these parties typically are in the form of joint marketing agreements that in many cases may be terminated by either party without cause or penalty and with limited notice, or in some cases, individual teaming agreements related to an identified project. Therefore, there is no guarantee that any single party will continue to market our products. If these relationships fail, we will have to devote substantially more resources to the distribution, sales and marketing, implementation and support of our BillDirect platform than we would otherwise, and our efforts may not be as effective as those currently undertaken by companies with which we have an existing strategic relationship, either of which would harm our business.

Our recent growth has placed a significant strain on our management, systems and resources, and we may experience difficulties managing our expected growth

    We have been experiencing a period of rapid growth over recent years. Our total revenue has grown from approximately $481,000 during 1998 to $3.6 million during 1999. The number of our employees has grown from 22 at the end of 1998 to 121 as of December 31, 1999. This growth has placed, and we expect that any future growth we experience will continue to place, a significant strain on our management, systems and resources. To manage the anticipated growth of our operations, we will be required to:

  . improve existing and implement new operational, financial and management information controls, reporting systems and procedures;

  . hire, train and manage additional qualified personnel; and

  . manage our relationships with our customers, suppliers and partners.

    In the future, we may experience difficulties meeting the demand for our products and services. The installation and use of our products typically requires implementation services. Our growth could be limited if we are unable to provide these implementation services to our customers in a timely manner. In addition, our management team may not be able to achieve the rapid execution necessary to fully capitalize on the market for our products and services. Further, we may be required to expand our existing facility or lease a new or additional facility to accommodate planned expansion, any of which may be disruptive to our operations. Any failure to manage growth effectively could materially harm our business.

Our planned international expansion exposes us to business risks which could cause our operating results to suffer

    We have generated all our revenue to date from customers in the United States but intend to increase our expenditures to commence international operations. We recently established offices in the United Kingdom and Australia. As a result, we face a number of additional risks associated with the conduct of business overseas which could negatively impact our operating results, including:

  . difficulties relating to the management and administration of a globally-dispersed business;

  . longer sales cycles associated with educating foreign customers on the benefits of our products and services;

  . difficulties in providing customer support for our software in multiple time zones;

  . currency fluctuations and exchange rates;

  . limitations on repatriation of earnings of our foreign operations;

  . the burdens of complying with a wide variety of foreign laws;

  . reductions in business activity during the summer months in Europe and certain other parts of the world;

  . multiple and possibly overlapping tax structures;

  . cultural and language differences;

  . changes in import/export duties, quotas and controls; and

  . economic or political instability in some international markets.

    We believe that expansion of our international operations will be necessary for our future success. Therefore, a key aspect of our strategy is to continue to expand our presence in foreign markets. We may not succeed in our efforts to enter new international markets and expand our international operations. If we fail to do so, we may not be able to achieve our anticipated growth in our revenue. This international expansion may be more difficult or take longer than we anticipate. We expect that it will be costly to establish international facilities and operations and promote our BillDirect product internationally. Thus, if revenue from international activities does not offset the expense of establishing and maintaining foreign operations, our operating results will suffer.

If we fail to select quality future acquisitions and integrate them effectively, we will not obtain the benefits we expect

    We may expand our operations or market presence by acquiring or investing in businesses, products or technologies that complement our business, increase our market coverage, enhance our technical capabilities and otherwise offer opportunities for growth. These transactions create risks such as:

  . difficulty assimilating the acquired operations, technology, products and personnel;

  . disruption of our ongoing business;

  . diversion of management's attention from other business concerns;

  . one-time charges and expenses associated with amortization of goodwill and other purchased intangible assets; and

  . potential dilution to our stockholders.

    Our inability to address these risks could prevent us from obtaining the benefits we expect and could negatively impact our operating results. Moreover, any future acquisitions, even if successfully completed, may not generate any additional revenue or provide any benefit to our business.

Our customers may suffer implementation delays and a lower quality of customer service, and we may incur increased expense, if sufficient systems integrator implementation teams are not available or fail to perform adequately

    Systems integrators often are retained by our customers to implement BillDirect. If experienced systems integrators are not available to implement BillDirect, we will be required to provide these services internally and we may not have sufficient resources to meet our customers' implementation needs on a timely basis. Use of our professional services personnel as opposed to our systems integrators to implement our products would also increase our expenses. In addition, we cannot control the level and quality of service provided by our current and future implementation partners. If these systems integrators do not perform to the satisfaction of our customers, our customers could become dissatisfied with our products, which could adversely affect our business and operating results.

We depend on licensed third-party technology and access to Internet-based financial aggregation services, the loss of which could adversely affect our business

    We license technology on a non-exclusive basis which is integrated into our software products from several companies. We anticipate that we will continue to license technology from third parties in the future. This software may not continue to be available on commercially reasonable terms, or at all. Some of the software we license from third parties would be difficult and time-consuming to replace. The loss of any of these technology licenses could result in delays in the licensing of our software products until equivalent technology, if available, is identified, licensed and integrated. In addition, the effective implementation of our products may depend upon the successful operation of third-party licensed products in conjunction with our products, and therefore any undetected errors in these licensed products may prevent the implementation or impair the functionality of our products, delay new product introductions and/or injure our reputation. In addition, our ability to deliver bill and statement content to Internet-based financial aggregation services is dependent in many cases on access to and use of certain proprietary standards and protocols. In the event that we no longer have such access for any reason, or if new or existing aggregation services adopt closed or proprietary access protocols that are not made available to us, our ability to market and sell BillDirect could be adversely affected.

Our competitive position would be adversely affected if we inadequately protect our intellectual property

    To protect our intellectual property rights, we rely principally on a combination of patent, trademark, copyright, trade secret and contract law. Our efforts may not be successful or may be inadequate to deter misappropriation of our intellectual property and proprietary information. Our patent strategy is still under development. Arriving at and implementing a patent strategy may involve substantial legal and administrative costs and significant business distractions. We have filed two provisional patent applications in the United States. These applications may not result in patents or may take longer than we expect to result in patents. Neither of these applications cover the present or past versions of our BillDirect software product, and we may not be able to secure any patent protection for those versions of the product. We may also decide not to file patent applications in all the countries in which we operate or intend to operate. Such a decision may inhibit our ability to protect our proprietary rights. If we do not obtain patents on the applications we do file, they may be made available to the public by the United States Patent or Trademark Office or a foreign patent office. This may allow our competitors to learn and freely use significant information about our business and technology.

    We have also filed several trademark applications in the United States and abroad. With respect to our application to register "edocs" as a trademark, Hummingbird Communications, Inc., filed an opposition with the United States Patent and Trademark Office in November 1999 to that application. Hummingbird Communications is the successor to PC Docs, Inc., and alleges it owns several trademarks using the phrase DOCS. In its opposition, it asks that our trademark application for "edocs" be refused. This proceeding is still in an early stage, and we are not yet able to predict its outcome. If we fail to prevail, we may be unable to adequately protect our corporate name, which could lead us to change our name. This could damage our sales and marketing efforts and our competitive position. In addition, this proceeding may force us to incur significant expenses in connection with it and may divert attention and efforts of our management team from normal business operations.

    We also rely on restrictions on use, confidentiality, and other contractual arrangements with our employees, affiliates, customers, contractors, and others who have access to our proprietary information. These and other protective steps we have taken may be inadequate to deter misappropriation of our intellectual property and proprietary information. A third party could obtain our proprietary information or develop products or technology competitive with ours. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Effective patent, trademark, copyright and trade secret protection may not be available in every country in which we offer or intend to offer our products and services to the same extent as in the United States. Failure to adequately protect our intellectual property could harm or even destroy our brands and impair our ability to compete effectively. Further, enforcing our intellectual property rights could result in the expenditure of significant financial and managerial resources and may not prove successful.

We could incur substantial costs defending our intellectual property from claims of infringement

    The software industry is characterized by frequent litigation regarding copyright, patent, trademark and other intellectual property rights. We may be subject to future litigation based on claims that our products infringe the intellectual property rights of others or that our own intellectual property rights are invalid. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products overlaps. Claims of infringement could require us to re-engineer or rename our products or seek to obtain licenses from third parties in order to continue offering our products. These claims could also result in significant expense to us and the diversion of our management and technical resources, even if we ultimately prevail. Licensing or royalty agreements, if required, may not be available on terms acceptable to us or at all.

Our products may be vulnerable to security breaches

    Our success depends in part on the confidence of our customers and their end-users in the ability of our software to securely transmit confidential information over the Internet. Any failure to provide secure online communication services that is attributable to our products could harm our business and reputation. Our products rely on encryption and authentication technology developed internally and by third parties to provide the security and authentication necessary to achieve secure transmission of confidential information. Despite our focus on Internet security, our products may not be able to stop unauthorized attempts to gain access to or disrupt the transmission of communications by our customers or their end-users. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments could result in a compromise or breach of the algorithms used by our products to protect data contained in customer databases and information being transferred.

    Although we generally limit warranties and liabilities relating to security in our customer contracts, our customers or their end-users may seek to hold us liable for any losses suffered as a result of unauthorized access to their communications. We may not have adequate insurance to cover these losses. We may be required to expend significant capital and other resources to protect against these security breaches or to alleviate the problems they cause. Moreover, concerns over the security of transactions conducted on the Internet and commercial online services, which may be heightened by any well-publicized compromise of security, may also deter future customers and their end-users from using our products. These concerns also could cause current customers to cease using BillDirect as a means of providing secure online billing services. In either case, this could harm our business and prospects. Our security measures may not be sufficient to prevent security breaches, and failure to prevent security breaches could harm our reputation, business and prospects.

                         Risks Related to our Industry

The markets in which we sell our products are highly competitive and we will not succeed unless we can compete effectively in our market

    The markets in which we offer our BillDirect software product are intensely competitive and rapidly changing. Given the newly emerging and rapidly changing market for Internet billing and customer management software, we expect competition to intensify. We will not succeed if we cannot compete effectively in those markets. Competitors vary in size and in the scope and breadth of the products and services they offer. We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing. We generally compete on the basis of performance, breadth of distribution and payment options, scalability, ease and speed of integration and price. We face competition from companies developing Internet billing and customer management internally, as well as providers of Internet billing solutions like BlueGill Technologies, which recently announced an agreement to be acquired by CheckFree, and Just in Time Solutions. We may also face additional competition from billing and payment aggregators, including CheckFree. In February 2000, CheckFree announced an agreement to acquire TransPoint and its intent to enter into agreements to cooperate with Microsoft and First Data Corporation on electronic billing and payment. In addition, large companies such as IBM, Oracle, BroadVision and Netscape provide tools and products for use in the Internet billing and customer management industry, and may in the future offer integrated product offerings. We are also aware of a number of software developers and smaller entrepreneurial companies that are focusing significant resources on developing and marketing products and services that will compete with BillDirect. Many of our actual or potential competitors have significant advantages over us, including:

  . larger and more established and experienced selling and marketing capabilities;

  . significantly greater financial and engineering personnel and other resources;

  . greater name recognition and a larger installed base of customers; and

  . well established relationships with our actual and potential customers, systems integrators, complementary technology vendors and other business partners.

    As a result, our competitors may be in a stronger position to respond quickly to new or emerging technologies and changes in customer requirements. Our competitors may also be able to devote greater resources to the development, promotion and sale of their products and services than we can. Accordingly, we may not be able to maintain or expand our revenue if competition increases and we are unable to respond effectively.

    As competition in the Internet billing and customer management software market continues to intensify, new solutions will come to market. Our competitors may bundle their products in a manner that may discourage users from purchasing our products. Also, current and potential competitors may establish cooperative relationships among themselves or with third parties. Increased competition could result in reductions in price and revenue, lower profit margins, loss of customers, and loss of market share. Any one of these factors could materially and adversely affect our business and operating results.

The market for our software products and services is newly emerging and our future profitability is dependent upon our ability to increase demand for Internet billing and customer management

    The market for software products that allow companies to offer Internet billing and customer management is newly emerging. We cannot be certain that this market will continue to develop and grow or that companies will choose to use our products rather than attempt to develop a platform and applications internally or through other sources. Our failure to establish a significant base of customer references will reduce our ability to market and license our BillDirect product suite successfully. Our strategy to increase our customer base includes substantial investments in programs designed to drive consumer awareness of Internet billing and customer management and increase market awareness of our products and services. Our investment in these programs will have a negative impact on our short-term profitability. Additionally, our failure to implement these programs successfully or to increase substantially adoption of Internet billing and customer management solutions could have a material adverse effect on our business, financial condition and results of operations.

Our business substantially depends upon the continued growth of the Internet and Internet-based services

    We sell our products to organizations seeking to provide Internet billing and customer management services to their customers. Consequently, our future revenue and profits, if any, substantially depend upon the continued acceptance and use of the Internet as an effective medium of commerce and communication. Rapid growth in the use of the Internet and online services is a recent phenomenon and it may not continue. As a result, a broad base of regular Internet users may not develop, and the market may not accept recently introduced services and products that rely upon the Internet, such as BillDirect.

Future regulation of the Internet may slow its growth, resulting in decreased demand for our products and services and increased costs of doing business

    Due to the increasing popularity and use of the Internet, it is possible that state and federal regulators could adopt laws and regulations that may impose additional burdens on those companies conducting business online.

    The growth and development of the market for Internet-based services may prompt calls for more stringent consumer protection laws. The adoption of any additional laws or regulations may decrease the expansion of the Internet. A decline in the growth of the Internet could decrease demand for our products and services and increase our cost of doing business, or otherwise harm our business. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales tax, libel and personal privacy is uncertain and may take years to resolve. Our costs could increase and our growth could be harmed by any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services.

Laws and consumer concerns regarding the gathering and use of consumer data could decrease demand for our products and inhibit our ability to service our customers, which could seriously harm our business

    Certain features of BillDirect enable our customers to analyze and use account information on their customers for a variety of purposes, including personalized marketing and solicitation campaigns. Some of our current and prospective customers are subject to the Gramm-Leach-Billey Act, which generally restricts financial institutions from sharing nonpublic information about their customers. Others are subject to the data directives adopted by the European Union or its member states regarding the handling of personal information. Also, the United States Federal Trade Commission and the Attorney Generals of several states have started inquiries into the data collection practices of companies and the Internet in general. Finally, the media and certain powerful consumer interest groups have raised privacy and other concerns over data collection practices of consumers, which may lead to further government legislation or investigations. These developments may significantly impair the growth or evolution of our business. Our failure to keep abreast of these developments and provide the technical means for our customers to comply with these laws could have a material effect on our business.

    We or our customers may be subject to legal actions or inquiries regarding the ways in which our products collect, analyze, and can use consumer information. Any such litigation or inquiries could force us to incur significant expenses and may divert the attention and efforts of our management team from normal business operations.

                         Risks Related to This Offering

Our securities have no prior market, and our stock price may decline after the offering

    Before this offering, there has not been a public market for our common stock. An active public market for our common stock may not develop or be sustained after this offering. The initial public offering price will be determined by negotiations between representatives of the underwriters and us. The trading prices of many technology companies' stocks are at or near historical highs and reflect price to earnings ratios substantially above historic levels. We cannot be certain that these trading prices or price to earnings ratios will be sustained. The trading market price of our common stock may decline below our initial public offering price.

Our stock price could be volatile which may lead to losses by investors

    Before the offering, there was no public market for our common stock. An active public market for our common stock may not develop or be sustained after the offering. The underwriters and we will determine the initial public offering price of our common stock based on negotiations concerning the valuation of our common stock. The public market may not agree with or accept this valuation. After the offering, therefore, you may not be able to resell your shares at or above the initial public offering price. The trading price of our common stock is likely to be volatile. The stock market in general, and the market for technology companies in particular, has experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. Volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above the initial public offering price.

We are at risk of securities class action litigation due to our expected stock price volatility

    In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Securities litigation could result in substantial costs and divert management's attention and resources from our business. Due to the potential volatility of our stock price, we may be the target of securities litigation in the future.

Management may use the proceeds of the offering in ways that do not increase our profits or our market value

    The primary purposes of the offering are to obtain additional capital, create a public market for our common stock and facilitate future access to public markets. We expect to use the net proceeds from the offering for general corporate purposes, including working capital. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products or technologies. We have not designated the proceeds for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds. They may spend these proceeds in ways with which our stockholders may not agree. Moreover, our net proceeds may be used for corporate purposes that do not increase our profitability or our market value.

Future sales by existing stockholders could depress the market price of our common stock

    Once a trading market develops for our common stock, many of our stockholders will have an opportunity to sell their common stock for the first time. Sales of a substantial number of shares of common stock in the public market after the offering, or the threat that substantial sales might occur, could cause the market price of our common stock to decrease. These factors could also make it difficult for us to raise capital by selling additional equity services.

Our executive officers, directors and major stockholders will retain significant control over us after the offering, which may lead to conflicts with other stockholders over corporate governance matters

    After the offering, executive officers, directors and holders of 5% or more of our outstanding common stock will, in the aggregate, own approximately % of our outstanding common stock.

These stockholders would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also delay, deter or prevent a change in our control and may make some transactions more difficult or impossible to complete without the support of these stockholders.

Anti-takeover provisions in our organizational documents and Delaware law could prevent or delay a change in control of our company

    Provisions of our certificate of incorporation and by-laws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable. These provisions may also prevent changes in our management. These provisions include:

  . authorizing the issuance of "blank check" preferred stock;

  . providing for a classified board of directors with staggered, three-year terms;

  . requiring super-majority voting to effect certain amendments to our certificate of incorporation and by-laws;

  . limiting the persons who may call special meetings of stockholders;

  . prohibiting stockholder action by written consent; and

  . establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

    Some provisions of Delaware law may also discourage, delay or prevent someone from acquiring or merging with us.

You will experience immediate and substantial dilution of your investment

    Purchasers of common stock in the offering will pay a price per share which substantially exceeds the per share value of our assets after subtracting our liabilities. In addition, purchasers of common stock in the offering will have contributed approximately % of the aggregate price paid by all purchasers of our stock but will own only approximately % of our common stock outstanding after the offering.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business", and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimated", "predicts", "potential", or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results.

                                USE OF PROCEEDS

    We estimate the net proceeds we will receive from the sale of     shares of
our common stock in this offering will be approximately $   , after deducting
the estimated underwriting discount and offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds
will be $   .

    The principal purposes of this offering are to increase our capitalization and financial flexibility, to provide a public market for the common stock and to facilitate access to public equity markets.

    We expect to use the net proceeds for working capital and other general corporate purposes, including geographic expansion and potential acquisitions. We have not allocated any specific portion of the net proceeds to any particular purpose, and our management will have the ability to allocate the proceeds at its discretion. A portion of the net proceeds may be used for the acquisition of businesses, products and technologies that are complementary to our own. Currently, we do not have any understandings, commitments or agreements with respect to acquisitions. The net proceeds of this offering will be invested in short-term interest-bearing, investment-grade securities until allocated for specific use.

                                DIVIDEND POLICY

    We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We presently intend to retain future earnings, if any, to finance the expansion and growth of our business. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. Our credit facility currently prohibits the payment of cash dividends on our common stock.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of December 31, 1999:

  . on an actual basis;

  . on a pro forma basis after giving effect to the conversion of our outstanding convertible preferred stock into common stock which will occur upon the closing of this offering; and

  . on a pro forma as adjusted basis to reflect our sale of    shares of
    common stock in this offering at an assumed initial public offering
    price of $    per share after deducting the estimated underwriting
    discount and offering expenses.

    The outstanding share information excludes 1,981,400 shares of common stock issuable upon the exercise of stock options outstanding on December 31, 1999, 168,260 shares of common stock issuable upon the exercise of warrants outstanding on December 31, 1999 and 1,002,625 shares reserved for future stock option grants and purchases under our stock option plan.

    You should read this information together with our financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                                    As of December 31, 1999
                                                 ------------------------------
                                                                     Pro Forma
                                                 Actual   Pro Forma As Adjusted
                                                 -------  --------- -----------
                                                        (in thousands)
Long-term portion of capital lease obligations
 and long-term debt............................. $ 2,231   $ 2,231      $
                                                 -------   -------      ---
Redeemable convertible preferred stock, $.001
 par value; 7,771,062 shares authorized and
 7,201,062 issued and outstanding, actual; no
 shares authorized, issued or outstanding, pro
 forma and pro forma as adjusted................  18,795       --
                                                 -------   -------      ---
Stockholders' equity (deficit):
  Convertible preferred stock, $.001 par value;
   504,175 shares authorized, issued and
   outstanding, actual; no shares authorized,
   issued or outstanding, pro forma and pro
   forma as adjusted............................   3,000       --
  Common stock, $.001 par value; 16,504,175
   shares authorized, 5,015,975 shares issued
   and outstanding, actual; 12,721,212 shares
   issued and outstanding, pro forma;     shares
   authorized and     shares issued and
   outstanding, pro forma as adjusted...........       5        13
  Additional paid in capital....................   4,598    26,385
  Deferred compensation.........................  (4,729)   (4,729)
  Accumulated deficit........................... (14,105)  (14,105)
                                                 -------   -------      ---
    Total stockholders' equity (deficit)........ (11,231)    7,564
                                                 -------   -------      ---
      Total capitalization...................... $ 9,795   $ 9,795
                                                 =======   =======      ===

                                    DILUTION

    Our pro forma net tangible book value per share immediately after this offering will be substantially less than the initial public offering price because the assumed initial public offering price is substantially higher than the current net tangible book value per share. Our pro forma net tangible book
value as of December 31, 1999 was $    million, or $    per share. Pro forma
net tangible book value per share represents the amount of total tangible assets less total liabilities, after giving effect to the conversion of the preferred stock into common stock upon the closing of this offering divided by the number of shares of common stock outstanding. After giving effect to our
sale of     shares of common stock in this offering at an assumed initial
public offering price of $    per share, after deducting the estimated
underwriting discounts and offering expenses, our pro forma net tangible book
value as of December 31, 1999 would have been $    million, or $    per share.
This represents an immediate increase in pro forma net tangible book value of
$    per share to existing stockholders and an immediate dilution of $    per
share to investors purchasing common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price..................................     $
  Pro forma net tangible book value per share prior to this offering... $
  Increase per share attributable to this offering.....................
                                                                        ---
Adjusted pro forma net tangible book value per share after this offering..............................................................
                                                                            ---
Dilution per share to new investors(1).................................     $
                                                                            ===

    Assuming the exercise in full of the underwriters' over-allotment option, our pro forma net tangible book value at December 31, 1999 would have been
approximately $    per share, representing an immediate increase in the net
tangible book value of $    per share to our existing stockholders and an
immediate decrease in net tangible book value of $    per share to new
investors.

    The following table summarizes, on a pro forma basis, as of December 31, 1999, the difference between the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors at an assumed initial public
offering price of $    per share, before deducting the estimated underwriting
discounts and offering expenses.

                                         Shares         Total
                                       Purchased    Consideration
                                     -------------- -------------- Average Price
                                     Number Percent Amount Percent   Per Share
                                     ------ ------- ------ ------- -------------
Existing stockholders...............              %  $           %      $
New investors.......................
                                      ---    -----   ---    -----
  Total.............................         100.0%  $      100.0%
                                      ===    =====   ===    =====

    The discussion and the tables above assume no exercise of stock options or warrants outstanding on December 31, 1999 and no issuance of shares reserved for future issuance under our equity plans. As of December 31, 1999, there were options outstanding to purchase 1,981,400 shares of common stock at a weighted average exercise price of $0.48 per share and warrants outstanding to purchase 168,260 shares of common stock at an exercise price of $2.62 per share. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

    You should read the data set forth below in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The selected statement of operations data set forth below for the fiscal years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from our financial statements, which have been audited by PricewaterhouseCoopers LLP, independent public accountants, and are included elsewhere in this prospectus. The selected balance sheet data as of December 31, 1997 is derived from our financial statements audited by PricewaterhouseCoopers LLP that are not included in this prospectus. The selected financial data for the year ended December 31, 1999 are not necessarily indicative of the results that may be expected for any future period.

    Shares used in computing unaudited pro forma basic and diluted net loss per share give effect to the conversion of all outstanding shares of our preferred stock into shares of common stock, as if the shares had converted immediately upon their issuance.

                                               Year Ended December 31,
                                        ---------------------------------------
                                           1997         1998          1999
                                        ------------------------  -------------
                                        (in thousands, except per share data)
Statement of Operations Data:
Revenue:
 License revenue......................  $      --   $        154  $       1,963
 Service revenue......................          65           327          1,660
                                        ----------  ------------  -------------
 Total revenue........................          65           481          3,623
                                        ----------  ------------  -------------
Cost of revenue:
 Cost of license revenue..............         --            --               3
 Cost of service revenue..............         --            164          1,961
                                        ----------  ------------  -------------
 Total cost of revenue................         --            164          1,964
                                        ----------  ------------  -------------
 Gross profit.........................          65           317          1,659
                                        ----------  ------------  -------------
Operating expenses:
 Sales and marketing..................          12           707          5,753
 Research and development.............         121         1,318          5,185
 General and administrative...........          60           661          2,175
 Stock-based compensation.............         --            --             283
                                        ----------  ------------  -------------
 Total operating expenses.............         193         2,686         13,396
                                        ----------  ------------  -------------
Loss from operations..................        (128)       (2,369)       (11,737)
Other income, net.....................         --             96             34
                                        ----------  ------------  -------------
Net loss..............................        (128)       (2,273)       (11,703)
                                        ----------  ------------  -------------
Dividends on redeemable convertible
 preferred stock......................         --           (196)        (1,058)
                                        ----------  ------------  -------------
Net loss available to common
 stockholders.........................  $     (128) $     (2,469) $     (12,761)
                                        ==========  ============  =============
Basic and diluted net loss available
 to common stockholders per share.....  $      --   $      (3.66) $       (6.13)
                                        ==========  ============  =============
Shares used in computing basic and
 diluted net loss available to common
 stockholders per share...............         --            674          2,081
                                        ==========  ============  =============
Unaudited pro forma basic and diluted
 net loss per common share............                            $       (1.40)
                                                                  =============
Shares used in computing unaudited pro
 forma basic and diluted net loss per
 common share.........................                                    8,358
                                                                  =============
                                                 As of December 31,
                                        ---------------------------------------
                                           1997         1998          1999
                                        ------------------------  -------------
                                                   (in thousands)
Balance Sheet Data:
Cash and cash equivalents.............  $       60  $      2,299  $       9,782
Working capital (deficit).............        (101)        1,616          6,706
Total assets..........................          77         2,611         14,885
Deferred revenue......................         --            206          1,766
Long-term portion of capital lease
 obligations and long-term debt.......         --            --           2,231
Redeemable convertible preferred
 stock................................         --          4,196         18,795
Total stockholders' (deficit)                 (101)       (2,293)       (11,231)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those indicated in such forward-looking statements. See "Special Note Regarding Forward-Looking Statements".

Overview

    We develop, market and support a leading software platform for Internet billing and customer management, or IB&CM. Our flagship product, BillDirect, enables companies to utilize the Internet to transform the traditional paper-based bill and statement delivery process into the foundation of an online customer account management strategy. Companies use BillDirect to establish interactive, online relationships with their customers, improve customer care and loyalty, increase revenue generation opportunities, and reduce the costs associated with customer care and account management. Our customers include financial service providers such as American Express and GE Capital, utilities such as Boston Edison and Southern California Edison, communications service providers such as Sprint, UUNET and Telstra, retail companies such as Target, and billing service providers such as CheckFree, Moore and Lason.

    We were founded in December 1996 and through May 1998 our operations consisted primarily of start-up activities, including raising capital, conducting research and development for our BillDirect product line, recruiting key personnel and building our business infrastructure. During this period, we also generated minimal service revenue from professional consulting services provided to early adopters of Internet billing technologies. BillDirect was first commercially introduced to the market in July 1998 and is marketed and sold worldwide through our international direct sales force and through relationships with resellers and integrators.

Source of Revenue, Revenue Recognition Policy and Deferred Revenue

    We derive our revenue from the sale of software product licenses and from professional consulting, training and maintenance and support services. To date, our BillDirect software and related services have accounted for all of our revenue. We typically sell BillDirect utilizing a software licensing model in which each customer's initial license fees are based on the number of servers required and the number of applications developed using our software. We typically also receive additional license fees as the customer's usage of our solution expands to cover additional bill or statement applications and as they expand the implementation of our BillDirect products throughout their organization. In addition, we have a targeted pricing model for selected market segments in which we obtain an initial license fee, and then receive incremental license fees as the number of our licensee's customers increases. We provide professional consulting services to our customers and resellers and integrators, consisting of project planning, installation and implementation, customization, upgrade assistance and training. We generally charge for professional consulting services on a time-and-materials basis. Our customers generally purchase annually renewable maintenance and support contracts, which provide customers remote technical support and the right to receive product upgrades over the term of the contract. Annual maintenance and support contracts are priced as a percentage of the associated license fees. We provide customer support via a combination of Internet-based customer management, telephone support, and on-site technical support. Customers can select from base support or higher levels of support that provide enhanced 24x7 service.

    To date, we have derived all of our revenue from customers based in the United States. We expect that revenue from customers outside the United States will increase in future periods as we intend to expand our international operations in the Europe and Asia-Pacific regions and increase our direct and indirect international sales channels.

    Although we typically license our BillDirect products to multiple customers in any quarterly or annual period, the timing and size of our sales fluctuate such that a single customer often represents more than 10% of our revenue. For the years ended December 31, 1997 and 1998, one customer accounted for 88% and 97% of total revenue, respectively. For the year ended December 31, 1999, two customers accounted for 26% and 25% of total revenue.

    We recognize revenue in accordance with the provisions of Statement of Position, or SOP No. 97-2, "Software Revenue Recognition", as amended by SOP No. 98-9, "Modification of SOP No. 97-2, Software Revenue Recognition with Respect to Certain Transactions". Accordingly, revenue from product licenses is recognized upon delivery, providing that persuasive evidence of an arrangement exists, no significant obligations with regard to installation or implementation of the software remain, fees are fixed or determinable, collectibility is reasonably assured and customer acceptance where applicable is obtained. Revenue under arrangements where multiple products or services are sold together under one contract is allocated to each element based on their relative fair values, with these fair values being determined using the price charged when that element is sold separately. Arrangements that include consulting services are evaluated to determine whether those services are essential to the functionality of other elements of the arrangement. When services are considered essential, revenue under the arrangement is recognized using the percentage-of-completion method of contract accounting. When services are not considered essential, the revenue allocable to services is generally recognized as the services are performed. Maintenance and support revenue is deferred and recognized ratably over the term of the related agreement, which is typically one year.

    Deferred revenue generally results from deferred maintenance and support, consulting services not yet rendered and product licenses that have not yet met the criteria for revenue recognition. The timing and amount of cash receipts from customers can vary significantly depending on specific contract terms and can therefore have a significant impact on the amount of deferred revenue in any given period.

Cost of Revenue

    Our cost of revenue includes costs of our license revenue and costs of our service revenue. Cost of license revenue includes costs to duplicate product media and packaging, cost of manuals and product documentation and royalties paid to third-party software vendors for technology included in our product offerings. Cost of service revenue includes the personnel and related costs of our customer support, professional consulting and training organizations as well as costs of third-party consultants to provide those services. Our cost of license revenue is typically less than the cost of service revenue and, as a result, cost of revenue as a percent of revenue may fluctuate based on the mix of product licenses and services sold.

Operating Expenses

    Our operating expenses generally consist of expenses associated with sales and marketing, research and development, and general and administration. In addition, our operating expenses include charges for stock-based compensation. While certain expenditures are unique to the category type, there are many commonly recurring expenditures that are typically included in these categories, such as personnel and recruitment costs, travel and entertainment costs, charges allocated for rented facilities, telecommunications, information systems and the depreciation of property and equipment, and the cost of third-party contractors. Sales and marketing expenses consist primarily of personnel and recruiting costs, sales commissions, travel and entertainment expenses, marketing and promotional and related indirect costs associated with the selling and marketing of our products. Research and development expenses consist primarily of personnel and recruiting costs and costs of third-party contractors associated with the development of new products, the enhancement of existing products and testing and quality assurance. General and administrative expenses include personnel, recruiting and related costs for management, administration, information services and facilities, finance and human resources as well as professional fees and other administrative costs.

    During 1999, we recorded $4.8 million of deferred stock-based compensation related to grants of stock options. This amount represents the difference between the exercise price and the fair value of the underlying common stock at the time of grant. This amount is included as a component of stockholders' equity and is being amortized by charges to operations over the vesting period of the options, generally four years. We expect to record additional stock-based compensation for stock options granted subsequent to December 31, 1999 that will result in charges to operations in future periods. Amortization of deferred stock compensation was $112,000 for the year ended December 31, 1999, all of which related to the general and administrative expense category. Amortization of the balance of deferred stock-based compensation as of December 31, 1999 will result in charges to operations of $1.5 million, $1.2 million, $1.2 million, and $864,000 for the years ended December 31, 2000, 2001, 2002 and 2003, respectively.

Operating History

    Since our inception in 1996, we have expanded our organization by hiring personnel in key areas, particularly sales and marketing, and research and development. We have grown from a total of 22 employees at December 31, 1998 to 121 employees at December 31, 1999. This expansion places significant demands on our management and operational resources. To manage this rapid growth, we must invest in and implement scalable operational systems, procedures and controls.

    We have incurred substantial costs to develop our technology and products, recruit and train personnel for our engineering, build a sales force and a professional services organization, design marketing programs to promote our products and services, and to establish our general and administrative infrastructure. As a result, we have incurred net losses in each fiscal quarter and, as of December 31, 1999, had an accumulated deficit of $14.1 million. We believe our future success is contingent upon providing superior customer relationship management, increasing our customer base, developing new products and enhancing and maintaining our current products. We intend to invest heavily in sales, marketing, research and development, professional services, customer support and infrastructure to support these activities. We therefore expect to continue to incur substantial operating losses and continued negative cash flow from operations for the foreseeable future.

    We believe that period-to-period comparisons of our historical operating results are not necessarily meaningful and should not be relied upon as being indicative of future performance. Our prospects must be considered in light of the risks, expenses and difficulties frequently experienced by companies in early stages of development, particularly companies in new and rapidly evolving markets like ours. Although we have experienced significant revenue growth recently, this trend may not continue.

Results of Operations

    The following table presents for the periods indicated selected items in the statement of operations expressed as a percentage of revenue:

                                                      Year Ended December
                                                              31,
                                                      ------------------------
                                                       1997     1998     1999
                                                      ------   ------   ------
Statement of Operations Data:
Revenue:
  License revenue....................................    -- %    32.1%    54.2%
  Service revenue....................................  100.0     67.9     45.8
                                                      ------   ------   ------
    Total revenue....................................  100.0    100.0    100.0
                                                      ------   ------   ------
Cost of revenue:
  Cost of license revenue............................    --       --       0.1
  Cost of service revenue............................    --      34.1     54.1
                                                      ------   ------   ------
    Total cost of revenue............................    --      34.1     54.2
                                                      ------   ------   ------
  Gross profit.......................................  100.0     65.9     45.8
                                                      ------   ------   ------
Operating expenses:
  Sales and marketing................................   19.2    147.2    158.8
  Research and development...........................  185.8    274.2    143.1
  General and administrative.........................   91.9    137.6     60.0
  Stock-based compensation...........................    --       --       7.8
                                                      ------   ------   ------
    Total operating expenses.........................  296.9    559.0    369.7
                                                      ------   ------   ------
Loss from operations................................. (196.9)  (493.1)  (323.9)
Other income, net....................................    --      20.0      0.9
                                                      ------   ------   ------
Net loss............................................. (196.9)% (473.1)% (323.0)%
                                                      ======   ======   ======

Years ended December 31, 1997, December 31, 1998 and December 31, 1999

    Total revenue. Total revenue increased from $65,000 for the year ended December 31, 1997 to $481,000 for the year ended December 31, 1998 and to $3.6 million for the year ended December 31, 1999. These increases in total revenue were due primarily to growing market acceptance of our BillDirect products and services and the expansion of our direct sales force and indirect sales channels during the periods. Our customer base increased from four customers at December 31, 1998 to 18 customers at December 31, 1999.

    License revenue. We began licensing our products in the third quarter of 1998 and accordingly, we had no license revenue for the year ended December 31, 1997. License revenue increased from $154,000 for the year ended December 31, 1998 to $2.0 million for the year ended December 31, 1999. The increase is attributable to an increase in the number of customers licensing our products due to growing market acceptance of our products and the expansion of our direct sales force and indirect sales channels during the period.

    License revenue increased as a percentage of total revenue from 32.1% for the year ended December 31, 1998 to 54.2% for the year ended December 31, 1999. This was the result of an increase in the number of license transactions and an increase in the average selling price of license transactions, primarily from sales for larger implementations.

    Service revenue. Service revenue consists of fees from professional consulting engagements and from maintenance and telephone support. Total service revenue increased from $65,000 for the year ended December 31, 1997 to $327,000 for the year ended December 31, 1998 and to $1.7 million for the year ended December 31, 1999. Service revenue from professional consulting engagements represents the primary component of total service revenue, representing $65,000 or 100.0% of total revenue for the year ended December 31, 1997, $271,000 or 56.4% of total revenue for the year ended December 31, 1998 and $1.5 million or 42.4% of total revenue for the year ended December 31, 1999. The decline in the percentage of consulting revenue to total revenue is a result of the growth in the number and amount of product license transactions over the period relative to the growth in consulting revenue for the same period.

    We first began recognizing service revenue from annual maintenance and support agreements in the second quarter of 1998 and accordingly, we had no service revenue from maintenance and support in 1997. Service revenue from maintenance and support agreements increased 123.9% in the year ended December 31, 1999 as compared to the year ended December 31, 1998.

    These increases in total service revenue were primarily driven by increased consulting and maintenance service agreements from new customer implementations, as well as increased follow-on professional service engagements for existing customers and the expansion of our services capabilities through the hiring of additional services personnel.

    Cost of revenue. Cost of revenue includes costs associated with the manufacture and distribution of products and costs to provide professional consulting, training and maintenance and telephone support services. Cost of revenue totaled $164,000 for the year ended December 31, 1998 as compared to $2.0 million for the year ended December 31, 1999, resulting in a gross margin of 65.9% and 45.8%, respectively. Cost of revenue during 1997 was insignificant.

    Cost of license revenue. To date, costs associated with license revenue have been insignificant. We expect cost of license revenue to increase in absolute dollar terms but to remain a small percentage of license revenue.

    Cost of service revenue. Cost of services increased from $164,000 for the year ended December 31, 1998 to $2.0 million for the year ended December 31, 1999, representing 50.1% and 118.1% of service revenue for the years ended December 31, 1998 and 1999, respectively. The increase in the absolute dollars and overall decline in the services gross profit margin is a result of the increased personnel and related costs to rapidly expand the services organization to meet growth in customer demand for our service offerings. We plan to continue the expansion of our professional services and customer support groups and, accordingly, expect the dollar amount of our cost of services to increase.

Operating Expenses

    Sales and marketing. Sales and marketing expenses increased from $12,000 or 19.2% of total revenue for the year ended December 31, 1997 to $707,000 or 147.2% of total revenue for the year ended December 31, 1998 and to $5.8 million or 158.8% of total revenue for the year ended December 31, 1999. These increases in sales and marketing expenses were primarily due to increased personnel, commission and recruiting costs from the expansion of our direct sales force and marketing organization, and related increases in travel and business expenses, trade shows, advertising and other promotional activities. Prior to June 1998, we did not employ any personnel for sales and marketing and the cost of sales and marketing included costs for marketing promotions. During 1998, we expanded the sales and marketing organization to 10 personnel and at December 31, 1999 we had 36 sales and marketing personnel. We plan to further expand our marketing programs for new product launches and to increase awareness of our products and services in the market. We also plan to expand our direct and indirect sales channels into international markets as well as continued expansion in the United States and, as a result, we expect the dollar amount of our sales and marketing expenses to increase in future periods.

    Research and development. Research and development expenses increased from $121,000 or 185.8% of total revenue for the year ended December 31, 1997 to $1.3 million or 274.2% of total revenue for the year ended December 31, 1998 and to $5.2 million or 143.1% of total revenue for the year ended December 31, 1999. These increases in research and development expenses were due primarily to increased personnel and recruiting costs from hiring new personnel and increases in the number of third-party contractors. Prior to June 1998, we did not employ any personnel for research and development and the cost of research and development consisted primarily of costs for third-party contractors. During 1998, we expanded the research and development organization to four personnel and at December 31, 1999 we had 36 research and development personnel. We plan to continue our investment in the research and development of new products and the enhancement of existing products and, as a result, we expect the dollar amount of our research and development expenses to increase in future periods. During the periods presented, we had no material research and development costs that were eligible for capitalization.

    General and administrative. General and administrative expenses increased from $60,000 or 91.9% of total revenue for the year ended December 31, 1997 to $661,000 or 137.6% of total revenue for the year ended December 31, 1998 and to $2.2 million or 60.0% of total revenue for the year ended December 31, 1999. These increases in general and administrative expenses were primarily due to increased personnel, facility and information services expenses to support our expanding operations. Prior to June 1998, we did not employ any personnel for administration and the cost of administration consisted primarily of professional advisory fees. During 1998, we expanded the administration to five personnel and at December 31, 1999 we had 14 general and administrative personnel. We also plan to expand our general and administrative staffing and infrastructure to support our international expansion as well as continued expansion in the United States and, as a result, we expect the dollar amount of our general and administrative expenses to increase in future periods.

    Stock-based compensation. Stock-based compensation expense was $283,000 for the year ended December 31, 1999. Amortization of deferred stock compensation was $112,000 for the year ended December 31, 1999, all of which related to the general and administrative expense category. Stock-based compensation expense related to consultants in the research and development expense category was $171,000 for the year ended December 31, 1999.

    Other income, net. Other income, net consists of interest income earned on cash and cash equivalents offset by interest expense on our subordinated debt and capital lease obligations and gain or loss on the disposal of equipment. Other income, net decreased from $96,000 for the year ended December 31, 1998 to $34,000 in the year ended December 31, 1999. The net decrease was due to interest expense incurred on subordinated debt and capital lease obligations and loss on disposals of equipment in excess of income earned from cash balances on hand. Interest income of $96,000 or 20.0% of total revenue for the year ended December 31, 1998 and $398,000 or 11.0% of total revenue for the year ended December 31, 1999 represents primarily investment income earned on excess cash balances. We had no interest expense for the year ended December 31, 1998 and incurred interest expense of $209,000 for the year ended December 31, 1999 on subordinated debt and capital lease obligations advanced in March 1999. In addition, we recognized $156,000 in losses on the disposal of equipment during the year ended December 31, 1999.

                        Quarterly Results of Operations

    The following tables set forth certain unaudited statement of operations data for each of the six quarters in the period ended December 31, 1999, as well as that data expressed as a percentage of total revenue. This information has been derived from our unaudited financial statements which have been prepared on substantially the same basis as our audited financial statements and it includes, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information. These unaudited quarterly results should be read in conjunction with our audited financial statements and related notes appearing elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of the results that may be expected for any future period.

                                           Three Months Ended
                         ---------------------------------------------------------------
                         Sept. 30,  Dec. 31,   Mar. 31,   June 30,   Sept. 30,  Dec. 31,
                           1998       1998       1999       1999       1999       1999
                         ---------  --------   --------   --------   ---------  --------
                                             (in thousands)
Statement of Operations
 Data:
Revenue:
  License revenue.......  $   50    $   104    $   531    $   625     $   477   $   331
  Service revenue.......     165        113        278        259         430       692
                          ------    -------    -------    -------     -------   -------
    Total revenue.......     215        217        809        884         907     1,023
                          ------    -------    -------    -------     -------   -------
Cost of revenue:
  Cost of license
   revenue..............     --         --         --           3         --        --
  Cost of service
   revenue..............      31        133        139        306         458     1,058
                          ------    -------    -------    -------     -------   -------
    Total cost of
     revenue............      31        133        139        309         458     1,058
                          ------    -------    -------    -------     -------   -------
  Gross profit..........     184         84        670        575         449       (35)
                          ------    -------    -------    -------     -------   -------
Operating expenses:
  Sales and marketing...     238        412        747      1,145       1,297     2,564
  Research and
   development..........     441        490        623      1,143       1,447     1,972
  General and
   administrative.......     203        248        319        505         668       683
  Stock-based
   compensation.........     --         --          20         50         149        64
                          ------    -------    -------    -------     -------   -------
    Total operating
     expenses...........     882      1,150      1,709      2,843       3,561     5,283
                          ------    -------    -------    -------     -------   -------
Loss from operations....    (698)    (1,066)    (1,039)    (2,268)     (3,112)   (5,318)
Other income (expense),
 net....................      41         35        (29)        54         100       (91)
                          ------    -------    -------    -------     -------   -------
Net loss................  $ (657)   $(1,031)   $(1,068)   $(2,214)    $(3,012)  $(5,409)
                          ======    =======    =======    =======     =======   =======
                                           Three Months Ended
                         ---------------------------------------------------------------
                         Sept. 30,  Dec. 31,   Mar. 31,   June 30,   Sept. 30,  Dec. 31,
                           1998       1998       1999       1999       1999       1999
                         ---------  --------   --------   --------   ---------  --------
                                   (as a percentage of total revenue)
Revenue:
  License revenue.......    23.3 %     47.9 %     65.6 %     70.7 %      52.6 %    32.3 %
  Service revenue.......    76.7       52.1       34.4       29.3        47.4      67.7
                          ------    -------    -------    -------     -------   -------
    Total revenue.......   100.0      100.0      100.0      100.0       100.0     100.0
                          ------    -------    -------    -------     -------   -------
Cost of revenue:
  Cost of license
   revenue..............     --         --         --         --          --        --
  Cost of service
   revenue..............    14.5       61.1       17.2       35.0        50.5     103.5
                          ------    -------    -------    -------     -------   -------
    Total cost of
     revenue............    14.5       61.1       17.2       35.0        50.5     103.5
                          ------    -------    -------    -------     -------   -------
  Gross profit..........    85.5       38.9       82.8       65.0        49.5      (3.5)
                          ------    -------    -------    -------     -------   -------
Operating expenses:
  Sales and marketing...   110.9      190.0       92.4      129.4       143.0     250.7
  Research and
   development..........   205.3      225.9       77.0      129.2       159.4     192.8
  General and
   administrative.......    94.5      114.0       39.4       57.1        73.6      66.9
  Stock-based
   compensation.........     --         --         2.5        5.7        16.4       6.3
                          ------    -------    -------    -------     -------   -------
    Total operating
     expenses...........   410.7      529.9      211.3      321.4       392.4     516.7
                          ------    -------    -------    -------     -------   -------
Loss from operations....  (325.2)    (491.0)    (128.5)    (256.4)     (342.9)   (520.2)
Other income (expense),
 net....................    19.0       16.1       (3.6)       6.1        11.0      (8.9)
                          ------    -------    -------    -------     -------   -------
Net loss................  (306.2)%   (474.9)%   (132.1)%   (250.3)%    (331.9)%  (529.1)%
                          ======    =======    =======    =======     =======   =======

    License revenue increased sequentially in dollars and as a percentage of total revenue in each of the four quarters in the period ended June 30, 1999. License revenue decreased from $625,000 or 70.7% of total revenue in the quarter ended June 30, 1999 to $477,000 and $331,000 or 52.6% and 32.3% of
total revenue for the quarters ended September 30, 1999 and December 31, 1999, respectively. The decline in license revenue in dollars and as a percentage of total revenue for these quarters reflects the deferral of revenue for a small number of license sales containing a product platform that was not yet generally available. Over time, as the volume and size of our licensing transactions grow, we expect that license revenue will generally increase sequentially from quarter to quarter and will generally contribute 50% or more of total revenue.

    Quarterly service revenue has generally increased in each quarter due to growth in the number of service transactions from new and existing customers and due to the expansion of our services capabilities through the hiring of additional personnel. We expect the dollar amount of service revenue to continue to increase.

    Cost of service revenue increased in each of the six quarters in the period ended December 31, 1999 as a result of the hiring of additional personnel to expand our technical support, professional consulting and training capabilities. We plan to continue the expansion of our customer support and services groups and, accordingly, expect the dollar amount of our cost of service revenue to continue to increase.

    Our annual and quarterly revenue, margins and operating results have varied substantially in the past and generally will vary in the future due to a combination of factors including, among others, those listed under the caption "Risk Factors--Our quarterly revenue and operating results are likely to fluctuate and if we fail to meet the expectations of securities analysts or investors, our stock price could decline" beginning on page 7. Accordingly, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. Investors should not rely on the results of one quarter as an indication of future performance.

Net Operating Loss Carryforwards

    As of December 31, 1999, we had available federal net operating loss carryforwards of approximately $14.5 million. The net operating loss carryforwards will expire at various dates through 2019, if not utilized. Substantial restrictions are imposed on the utilization of net operating loss carryforwards in the event of a change of control. These restrictions may limit our ability to utilize our net operating loss carryforwards before they expire.

Liquidity and Capital Resources

    Since our inception, we have financed our operations primarily through the private sale of equity securities, resulting in net proceeds of $20.8 million through December 31, 1999. In January 2000, we issued additional equity resulting in net proceeds of $19.5 million. During 1999, we also received proceeds of approximately $3.7 million through subordinated debt financing and equipment lines of credit. At December 31, 1999, we had cash and equivalents of $9.8 million and our working capital was $6.7 million.

    Net cash provided by operating activities was $60,000 for the year ended December 31, 1997, primarily from our net loss offset by an increase in accrued expenses. Net cash used by operating activities was $1.7 million for the year ended December 31, 1998 resulting primarily from our net loss offset by increases in accounts payable and deferred revenue. Net cash used by operating activities was $9.2 million for the year ended December 31, 1999 due to our net loss incurred from the expansion of our operations and increases in accounts receivable and prepaid expenses, offset by non-cash charges for depreciation and amortization and increases in accrued expenses and deferred revenue.

    Prior to 1998, we did not use any cash for investing activities. Net cash used by investing activities was $297,000 and $3.2 million for the years ended December 31, 1998 and 1999, respectively, and reflects our investments in property and equipment, mainly hardware, software and leasehold improvements related to our growth in personnel. We expect that capital expenditures will continue to grow as we continue to hire and grow our employee base. At December 31, 1999, we did not have any material commitments for capital expenditures.

    Prior to 1998, we did not receive any cash from financing activities. Net cash provided by financing activities was $4.3 million and $19.9 million for the years ended December 31, 1998 and 1999, respectively, resulting primarily from the net proceeds from sales of our equity securities and borrowings. In addition, at December 31, 1999, we had a subordinated debt facility and an equipment lease line with a lending institution providing for available credit of up to $3.0 million and $1.0 million, respectively. An additional subordinated debt facility providing for available credit of up to $1.0 million is available upon our written request. At December 31, 1999, $2.8 million and $799,000 were outstanding under the subordinated debt and lease facilities, respectively. The draw-down period of all three facilities expires on March 31, 2000. Borrowings under the subordinated debt facility bear interest at 12.0% per year and are payable over a period of 36 months. Borrowings under the equipment lease line bear interest at 7.5% per year and are payable over a period of 42 months. In connection with these facilities, we granted warrants to the lender to purchase a total of 168,260 shares of Series A Redeemable Convertible Preferred Stock at an exercise price of $2.62 per share. The warrants will expire two years from the date of this offering. In addition, the lender has the right to additional warrants for 49,713 shares of Series A Redeemable Convertible Preferred Stock at an exercise price of $2.62 per share in the event we request the additional $1.0 million of subordinated debt prior to March 31, 2000. The subordinated debt facility is collateralized by substantially all of our assets, excluding intellectual property, after the rights of senior creditors. The equipment lease line of credit is collateralized by the property and equipment secured under the lease line.

    Our future capital requirements will depend on a number of factors, including the timing and the rate of expansion of our business. We expect to devote substantial resources to continue our research and development efforts, expand our sales, support, marketing and product development organizations, establish additional facilities worldwide and build the infrastructure necessary to support our growth. We have experienced substantial increases in our expenditures since our inception consistent with growth in our operations and personnel, and we anticipate that our expenditures will continue to increase in the future. We believe that the proceeds of this offering, together with our current cash and cash equivalents and our borrowing capacity, will be sufficient to fund our activities for at least the next 12 months. We may need to raise additional funds in order to fund more rapid expansion, including significant increases in personnel and office facilities, develop new or enhance existing services or products, to respond to competitive pressures, or to acquire or invest in complementary businesses, technologies, services or products. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders may be reduced, our stockholders may experience additional dilution, and such securities may have rights, preferences or privileges senior to those of our stockholders. Additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities or develop or enhance our services or products would be significantly limited, which would have a material adverse effect on our business and financial condition.

Recent Accounting Pronouncements

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging

Activities." SFAS No. 133 establishes accounting and reporting standards requiring the recognition of all derivative instruments as either assets or liabilities in the statement of financial position and the measure of those instruments at fair value. SFAS No. 133, as recently amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. We will adopt SFAS No. 133 as required for our first quarterly filing of fiscal year 2001. Because we do not currently hold any derivative instruments and do not currently engage in hedging activities, we expect the adoption of SFAS No. 133 will not have a material impact on our financial position or operating results.

Qualitative and Quantitative Disclosures About Market Risk

    We invest our excess cash primarily in government agency notes and diversified money market funds at highly rated financial institutions in the United States. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the short-term nature of our investments, we believe that there is no material market risk exposure.

    We currently develop and market our products primarily in North America. To date, all of our recognized revenue has been denominated in U.S. dollars and our exposure to foreign currency exchange rate changes has been immaterial. We expect, however, that an increasing percentage of our future product and services revenue may come from international markets and may be denominated in the currency of the applicable market. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. We intend to assess the need to utilize financial instruments to hedge currency exposures on an ongoing basis and we cannot assure you that exchange rate fluctuations will not adversely affect our financial results in the future.

                                    BUSINESS

    We develop, market and support a leading software platform for Internet billing and customer management, or IB&CM. Our flagship product, BillDirect, enables companies to utilize the Internet to transform the traditional paper-based bill and statement delivery process into the foundation of an online customer account management strategy. Companies deploying our solution can:

  . provide anytime, anywhere Internet access to bills, statements, financial records and other account-related information via browsers, secure e-mail, and a variety of wireless Internet- access devices;

  . enable customer self-care and automated customer account management;

  . establish highly personalized cross-marketing and communications campaigns;

  . compile and profile customer account history; and

  . enable distribution of customer account information to multiple Internet destinations, including company web sites, financial portals and billing aggregators.

    Companies use BillDirect to establish interactive, online relationships with their customers, improve customer care and loyalty, increase revenue generation opportunities, and reduce the costs associated with customer care and account management. By enabling companies to make account related information available not only at their own web site but also at multiple Internet destinations, BillDirect allows companies to provide greater convenience and flexibility to their customers. Our solution is highly scalable, easy to deploy and manage, and leverages existing investments in enterprise billing and customer management infrastructure.

    We also offer a variety of services that complement our products. Our professional services personnel provide rapid and cost-effective implementations of BillDirect that are tailored to the particular needs and existing systems of our customers. We also provide training, maintenance and customer support services to enhance the value of our products to our customers.

    We shipped the first commercial version of BillDirect in July 1998. Our customers include financial service providers such as American Express and GE Capital, utilities such as Boston Edison and Southern California Edison, communications service providers such as Sprint, UUNET and Telstra, retail companies such as Target, and billing service providers such as CheckFree, Moore and Lason.

                              Industry Background

    The use of the Internet to conduct business and communicate electronically has increased dramatically and is expected to continue to grow. International Data Corporation (IDC) estimates that there were approximately 240 million users of the Internet worldwide at the end of 1999 and that this number will grow to over 600 million by the end of 2003. In addition, IDC estimates that worldwide Internet commerce revenue will increase from approximately $268 billion in 2000 to $1.6 trillion in 2003.

    The growth in the use of the Internet has transformed the competitive landscape of many industries. To remain competitive, many companies are seeking to leverage the Internet to attract and retain highly desirable, Internet-enabled customers and to maximize the longevity and profitability of existing customer relationships. Software applications that enable the purchase and sale of products and services online have transformed many industries, including the online sale of books, travel and computer equipment. These applications, however, generally do not meet the e-commerce needs of companies in account-based industries, such as telecommunications, utilities and financial services, where massive amounts of transactional data are created, processed and stored on legacy systems, and the primary opportunity to interact with customers and generate additional revenue opportunities centers around customer account information.

    Many companies in account-based industries are seeking to build online account management capabilities. Increasingly, these companies are recognizing that an Internet-based solution to the bill and statement delivery process can serve as the foundation for a broader online account management strategy. Killen & Associates, a market research company, estimates that there are approximately 150,000 issuers of bills and statements worldwide and that these companies deliver to their customers more than 60 billion recurring bills, statements, and other commerce-related documents on an annual basis. Killen estimates that the percentage of recurring bills that are presented on the Internet will grow from 5% in 1999 to over 70% by 2005. In addition, Killen estimates that worldwide expenditures on Internet billing software and services will grow from approximately $4 billion in 2000 to $15 billion by 2005.

    The benefits of Internet billing and customer management accrue both to companies in account-based industries and to their customers. By deploying IB&CM solutions as the foundation for a broader e-commerce strategy, companies can establish online relationships with their customers and present them with highly "sticky" content that can keep these customers coming back to the company's web site on a recurring basis. Companies are recognizing that account-related information is sticky because it is:

  . highly personal, typically documenting some aspect of the spending habits of an individual or business;

  . dynamic, since usage and charges often vary from period to period; and

  . financially significant, since account-related communications like bills and statements are the primary record of an individual's or business' spending, saving, and investing activities.

    From the consumer or business end-user's perspective, Internet billing and customer management provides increased control and flexibility in the management of their account and reduces the time, cost and inconvenience associated with maintaining these accounts. Similar benefits can be obtained in business-to-business environments which, according to industry sources, account for approximately 25% of all bills and statements issued in the United States.

    While companies have recognized the potential advantages of Internet billing and customer management, they have also found that the development, design and implementation of these capabilities can be difficult and costly. A robust IB&CM infrastructure must accommodate current and legacy billing and accounting systems, complement existing customer care and marketing infrastructure, and be highly secure, scalable and reliable. The cost, time, effort and expertise required to develop and maintain such a system is often beyond the capabilities of organizations that are seeking to rapidly deploy Internet billing and customer management solutions.

                               The edocs Solution

    We develop, market and support a leading software platform for Internet billing and customer management. Our BillDirect solution enables companies to utilize the Internet to transform the traditional paper-based bill and statement delivery process into the foundation of an online customer account management strategy. Companies use our solution to establish interactive, online relationships with their customers, improve customer care and loyalty, increase revenue generation opportunities, and reduce the costs associated with customer care and account management.

    Our BillDirect solution provides a highly scalable infrastructure for enabling bills and statements to be combined with personalized messaging, marketing and customer care for delivery over the Internet. We target our BillDirect platform at companies that have recurring account-based relationships, such as service providers in the telecommunications, utilities, financial services and retail industries. In the financial services industry, we target our BillDirect platform at banks, brokerages, credit card issuers and processors, and insurers.

    Our enterprise-class Internet solution extends the capabilities of current and legacy enterprise billing and customer management infrastructure. BillDirect includes all the functionality necessary to deploy and manage IB&CM solutions, including a graphical application development and testing environment, configurable interfaces to legacy systems, high-volume data management facilities, online user enrollment and authentication, self-service customer care, a rules-driven personalization capability, and the ability to deliver customer account information to multiple Internet destinations.

    Companies that deploy our BillDirect solution can:

  . Establish Interactive, Online Relationships. BillDirect enables the rapid deployment of an interactive web capability that provides anytime, anywhere access to customer account and other relevant information. This information is highly personal, dynamic and financially significant. We believe the availability of this information will lead a company's customers to visit the company's web site on a regular basis. By enabling the establishment of these online relationships, BillDirect can serve as the foundation for a broader e-commerce strategy.

  . Improve Customer Care and Loyalty. BillDirect helps companies increase customer loyalty by enabling online access to account-related information and by providing multiple self-care and online account management activities. For example, one of our telecommunications customers recently deployed a solution that allows its customers to sort their phone calls using a number of sort criteria (such as call cost, length or location), do "reverse-call look-up" to determine the identity of the party called, download their call detail information into a spreadsheet for further analysis, and pay their bill online.

  . Increase Revenue Generation through Personalized Marketing
    Opportunities. For many companies, bills and statements represent the primary opportunity to interact with their customers and present them with new and enhanced product and service offerings. BillDirect enables highly customized interactions featuring advertisements, promotions, text messages and other content. Unlike many profiling systems that rely only on web-based activities, BillDirect's personalization engine is driven by account-specific information derived from customers' bills and statements. For example, a credit card issuer could use the personalization capabilities of BillDirect to offer distinct promotions based on the geographic location and specific spending behavior of a given customer.

  . Reduce Costs for Customer Care and Statement Delivery and
    Processing. BillDirect can reduce the costs associated with bill and statement delivery and processing in two primary ways. First, the online customer care capabilities of BillDirect can help reduce the volume of calls into call centers. Industry analysts estimate that each customer care call can cost $10 to $50 per call. Second, Internet delivery and payment processing can replace traditional paper-based processes, which industry sources estimate can save from $1 to $2 per customer per billing cycle.

  . Maximize Distribution and Payment Flexibility. Customer account information processed through BillDirect can be delivered to multiple destinations and devices, including a company's web site, a user's mailbox using secure e-mail, Internet-based financial content aggregation services, and handheld, wireless and other Internet-enabled devices.

  . Rapidly and Easily Deploy our Comprehensive, Standards-Based
    Solution. BillDirect is a standards-based solution that incorporates the key components of an IB&CM solution. BillDirect's flexible, modular architecture and easy-to-use development tools extend the capabilities of legacy systems and current billing solutions. BillDirect supports open industry standards, including Java, CORBA, COM/DCOM, and data exchange standards such as HTML, XML and OFX. These features permit rapid deployment and scalability, lower the cost of ownership, and extend the value of our customers' existing investments in their billing and account management systems.

    Key benefits to consumer and business end-users accessing account information through BillDirect include:

  . Personalized Account Management. Consumers and businesses can access historical and current bills and statements presented through BillDirect on a 24x7 basis. This account information can be analyzed and managed online or can be downloaded in formats that can be used by popular financial software packages such as Quicken, Money and Excel. Consumers and businesses can also initiate self-help and pay their bills online, and use a number of enhanced cash management options, including scheduled payment of bills on a date selected by the end-user.

  . Time and Cost Savings. Bills and statements presented through BillDirect can be efficiently reviewed, analyzed and paid online, thus enabling consumers and businesses to reduce the time spent reviewing, processing and archiving bills and statements, and to reduce the costs and inconvenience associated with remitting bills through the mail.

                               The edocs Strategy

    Our strategy is to establish BillDirect as the platform of choice for companies in account-based industries seeking to leverage the Internet to enhance the value of customer relationships, save costs and create personalized marketing opportunities. Key elements of this strategy are:

  . Extend Market Leadership Position. Our objective is to establish edocs as the leading platform for the delivery of critical customer communications like bills and statements. We intend to extend our market position by building on our technological leadership, strategic relationships, significant customer relationships, broad-based sales and marketing capabilities, and scalable business model to create a widespread customer base.

  . Further Penetrate Existing Accounts. Many of our customers offer multiple account-based services. For example, telecommunications companies often provide separate local, long-distance and wireless services, and financial services firms typically offer brokerage, 401K, and credit card services. Each of these services can require a separate account relationship with the customer. Some of our customers have already developed one or more IB&CM applications on the BillDirect platform to support one or more types of account-based relationships. Our objective is to have our customers use the BillDirect platform to support all of their account-based relationships.

  . Expand Solution Breadth to Enter New Markets. The IB&CM functionality of
    BillDirect serves as a platform from which we intend to expand our solutions and launch new offerings that will allow us to increase our presence in the industries we currently serve and target new vertical markets. Specifically, we intend to complement our existing offering with enhanced functionality in marketing and customer care. BillDirect may also serve as an enabler for a variety of data management and data analysis applications. For example, we recently introduced XMLDirect, a software tool which is part of BillDirect that enables the rapid deployment of applications that transform legacy bill, statement and other transactional document data directly into XML, an emerging industry standard for data exchange between software applications. We plan to continue to offer additional products that enable our customers to efficiently unlock the value of transactional data and customer relationships.

  . Provide Focused Business-to-Consumer and Business-to-Business
    Solutions. BillDirect is well suited to providing efficiency and customer care benefits in both Business-to-Consumer and Business-to-Business environments. BillDirect already provides distinctive capabilities for companies to serve their consumer and business customers. As the market for IB&CM solutions evolves, we intend to continue to develop and market focused solutions that provide superior functionality and flexibility for serving specific customer segments.

  . Expand Content Distribution and Payment Options to Include Additional
    Internet Destinations and Devices. BillDirect enables our customers to display bills and statements on their own web sites and to deliver this content to other Internet destinations. We intend to leverage our platform to link to current and emerging portals and other Internet destinations of importance to our customers, to provide flexibility in payment processing, and to deliver customer account information through various means, including browser, secure e-mail and emerging wireless standards.

  . Increase Direct Sales and Indirect Distribution and Implementation
    Channels Worldwide. Our sales and marketing strategy is to expand our direct sales force as well as our relationships with resellers and systems integrators. As of December 31, 1999, we had 11 sales representatives across North America. We have recently launched direct sales initiatives in Europe and the Asia-Pacific region. We plan to substantially increase the number of direct field sales representatives based in the United States and internationally by the end of calendar year 2000. We have also established relationships with systems integrators, such as Andersen Consulting and Logica, software solutions providers such as Clarify and Vignette, and billing and printing hardware, software and services providers, such as Oce, Bell & Howell, Moore, Group1 and Lason. Our objective is to continue to utilize these relationships to help us identify new market opportunities and expand our sales, services and marketing capabilities.

                             Products and Services

    Our flagship product, BillDirect, is an enterprise-class Internet billing and customer management platform. BillDirect is highly scalable, robust, easy to deploy and manage, and fully leverages the capabilities of current and legacy enterprise billing and customer management infrastructure. In addition to BillDirect, we provide complementary products and services that include BillPost, an account information distribution platform, and a suite of technical and business services.

BillDirect

    BillDirect runs on Windows NT and Solaris-based Unix servers and is comprised of the following components: a visual development environment, the BillDirect Command Center, a series of platform components and a series of Internet interface components. The diagram below illustrates the components of our BillDirect platform:

                            [CHART APPEARS HERE]


[The graphic depicts the components of the BillDirect platform, with a box on the vertical axis labeled "Billing/Customer Management System". The boxes depict BillDirect specific application program interfaces (APIs), including Data Access APIs, and categorized as "Platform Components" and "Internet Interface Components". At the bottom of the graphic are boxes depicting the Command Center and the Visual Development Environment]

    BillDirect Visual Development Environment (VDE). The BillDirect VDE is critical to the deployment of an online account management solution. The visual development environment enables the development and testing of interfaces for capturing account information from existing billing and customer management systems, as well as the development and testing of personalization rules for presenting this information to customers via e-mail or through a browser. The BillDirect VDE consists of two key components, the DefTool and the Composer. We believe that the BillDirect VDE gives us a significant competitive advantage since it dramatically reduces the time required to deploy an Internet billing and customer management application, and minimizes ongoing application maintenance costs by reducing the need to write and maintain custom integration code.

                     The DefTool enables the visual development and testing of
DefTool interfaces to data sources residing in current and legacy billing or customer management systems so that the information can be re-deployed for presentment on the Internet or integration into other account management systems. The DefTool can be used to develop interfaces to a variety of data sources, including print files, extract files, XML or existing real-time interfaces.

Composer
                     The Composer enables the visual development and testing of BillDirect applications that combine HTML content with data from billing and customer management systems, including the ability to develop and visually test personalization rules for presenting customers with targeted offers and advertising. The Composer enables data items to be combined with web content using a "drag and drop" user interface and includes a complete graphical HTML editing environment.

    BillDirect Command Center. The Command Center is the user interface that facilitates the administration and configuration of the BillDirect Platform Components and BillDirect Internet Interface Components. It provides capabilities such as event scheduling, task management, message transport, application configuration and performance monitoring.

    BillDirect Platform Components. The platform components integrate BillDirect into existing account management systems, provide system management capabilities and enable the delivery of information to customers via e-mail, browsers and a variety of emerging wireless standards. The BillDirect Platform Components represent the core functional components of the BillDirect platform, including:

                     The Data Acquisition component is a high-performance data
Data Acquisition     transformation engine that pulls account data from
                     current or legacy systems and delivers it to the Internet application layer for presentment and customer interaction. The data can also be delivered to other enterprise applications such as data warehouses, customer-care-systems and enterprise-resource-planning systems.

XML Formatting
                     XML Formatting is used in conjunction with the Data Acquisition component to facilitate the transformation of customer information into well-structured XML objects. These XML objects can then be used by other systems within the enterprise.

Secure E-mail        Notifications of new account information, alerts such as
Delivery             trade confirms and delinquent payment notices, and
                     complete bills and statements are sent via the Secure E-mail Delivery component. End-users can review information contained in the e-mail or select a link which brings them back to a secure web site to retrieve information.

Reporting &
Tracking The Reporting and Tracking component tracks all data activities, customer interactions and Internet activity of end-users, systems administrators and customer service representatives. The component presents reports of system usage and individual user behavior, and tracks the effectiveness of promotions placed within bills or statements.

    BillDirect Internet Interface Components. The Internet Interface Components enable interaction with users via Internet-enabled devices. These components can operate in a standalone fashion or can be integrated within a customer's existing Internet infrastructure.

Enrollment           The Enrollment component automates the entire process of
                     customer registration, activation for online account services and self-service profile management. The
                     Enrollment component also verifies the access credentials of end-users when they log on to the web site.

Formatting &
Personalization      The Formatting & Personalization component composes the
                     HTML version of the bill or statement, applies any formatting and personalization logic and delivers the resulting HTML detail to the recipient via a browser or e-mail. This component also searches the entire system and displays an index of all account information for a particular end-user.

Customer Care        Using the Customer Care component, the system
                     administrator can assign customer service representatives specific access and authorization privileges allowing them to search for customer's accounts, change profile information like passwords, monitor usage, and answer questions about particular accounts. Sorting, grouping and charting views enable end-users to analyze their account detail. This component can also be deployed to enable line-item dispute functionality and to allow end-users to download their account detail into personal financial management products such as Quicken and Microsoft Money.

Payment The payment component facilitates integration of BillDirect applications into payment processing services, such as CheckFree, Transpoint, CyberCash and bank connections, by managing enrollment, warehousing, and status reporting.

BillPost

    BillPost is an account information publishing platform which enables real-time, permission-based publishing of customer account information, including bills and statements, across the Internet. BillPost allows companies to distribute their content to many Internet destinations in addition to their own web site, while maintaining control of their valuable account detail. BillPost is based on a cartridge architecture to enable interfacing with various financial aggregators and portal standards, as well as emerging wireless devices, such as the Palm VII wireless handheld device.



[The graphic depicts the BillPost functionality of the BillDirect software platform, with boxes labeled (from bottom to top) "BillDirect Customer", "BillDirect", "BillPost Publishing Platform" and four cartridges which depicting the delivery of bill and statement information to multiple Internet destinations]

Professional Services

    Our professional services organization provides implementation planning and support, development and customization services, as well as systems integration expertise to our customers. Our professional services consultants are primarily located in the Boston metropolitan area with small teams located in the United Kingdom and Australia. We also offer our customers a range of training courses. In addition, we provide demand marketing services to our customers to help them identify and implement effective practices to build end-user adoption of their IB&CM system.

Customer Service and Support

    We believe that a high level of customer service and support is critical to the successful marketing and sale of our products and services. Through maintenance and support agreements with our customers, we provide software maintenance and upgrades as well as remote assistance with technical problems related to the use of our software. We provide customer support via a combination of Internet-based customer management, telephone support, and on-site technical support. Customers can select from base support or higher levels of support that provide enhanced 24x7 service. We provide customer technical support for our products primarily from our Natick, Massachusetts headquarters. We plan to establish additional customer support sites domestically and internationally commensurate with customer needs.

Pricing

    We typically price BillDirect utilizing a software licensing model in which each customer's initial license fees are based on the number of servers required and the number of applications developed using our software. We also typically receive additional license fees as the customer's usage of our solution expands to cover additional bill or statement applications, and as they expand the implementation of our BillDirect products throughout their organization. In addition, we have a targeted pricing model for selected market segments in which we obtain an initial license fee, and then receive incremental license fees as the number of our licensee's customers increases. In each case, annual maintenance and support contracts are priced as a percentage of the associated license fees. Our deployments are typically also accompanied by a professional services engagement which we generally bill on a time-and-materials basis. During 1999, our initial sales of licenses and associated services, maintenance and support generally ranged from the low hundreds of thousands to over one million dollars.

                            Strategic Relationships

    We have established a number of relationships with entities that participate in our customers' decision-making and deployment processes relating to the implementation of an IB&CM solution. These relationships include systems integrators, hardware and software systems providers, complementary software solutions providers, printer systems vendors, payment processors and others. We use this network of relationships to expand our sales, service and marketing capabilities, and to extend the technical and functional application of our solution. Our network of relationships allows us to maintain our focus as a product company while simultaneously obtaining sales, technical and service leverage through our strategic relationships.

    We have also developed relationships with a number of large systems integrators to help promote and deploy our solution, including Andersen Consulting and Logica, as well as a number of smaller integrators focused on the generation of bills and statements, including Optus (Canada) and others. As part of these relationships, we collaborate with the systems integrator on identifying and approaching prospective clients. The systems integrators we work with typically take a substantial role in the ultimate design and deployment of the solution for the customer. We use these relationships to obtain access to a broader number of prospective clients, and as a result of the high degree of involvement of these systems integrators in the deployment phase, we are also able to leverage our professional services staff across a broader number of deployments.

    We have also formed relationships with a number of complementary software and hardware solution vendors. These relationships help us by generating leads and opportunities, as well as by providing prospective customers with confidence that the software applications they select will be compatible. We currently have relationships with software solution providers including Vignette, Clarify, Bell & Howell and Group1. Our agreements with these companies typically outline a number of joint marketing activities to be pursued by the companies, and in some cases provide for referral fees to be paid for business opportunities directed to the other party. In addition, we have also entered into an agreement with Oce, a large vendor of high-volume printing systems for the generation of paper bills and statements, whereby Oce is able to integrate our core product functionality into Oce's software that governs the generation of paper bills.

    We also maintain relationships with a number of payment processors that may be utilized by our customers to enable online payment as part of their IB&CM deployment. We currently have relationships with CheckFree, TransPoint and CyberCash, and may enter into relationships with additional payment processors as requested by our customers.

                                   Technology

    Our software architecture consists of the BillDirect platform, upon which various levels of Internet billing and customer management functionality is layered using fully-documented, open application program interfaces, or APIs. This approach, designed from the start to use object-oriented programming techniques, enables new processes and services to be readily incorporated, thus allowing an evolving, multi-service model to be built without the need to change the underlying software foundations. Similarly, changes can be made in the object-based platform without affecting the behavior of the Internet billing and customer management functions.

    BillDirect's advanced architecture was designed to be standards-compatible, scalable, reliable and secure.

    We believe BillDirect's architecture has a number of competitive advantages, including:

  . Scalability and Performance. BillDirect easily scales to handle customer growth and large numbers of customers while maintaining high levels of performance. Companies can add multiple servers as needed to any or all levels of the system, generally without incurring downtime.

  . Reliability. BillDirect runs on industry standard hardware on Windows NT and Solaris-based UNIX servers to provide reliable operation.
    BillDirect's server-based architecture allows companies to add server capacity without incurring significant downtime.

  . Security. Firewalls, proxies and filters can be installed between every level of the BillDirect architecture to prevent unauthorized access to programs and data. Our customers can determine and audit who has access to the system. Critical business functions run at the most secure business process level, and access lists restrict the use of critical operations. Session monitoring, analysis and control occur in real time so that problems can be identified and stopped rapidly.

  . Support for Open Standards. BillDirect offers fully documented open APIs at every level of the system. These interfaces give our customers the ability to integrate BillDirect with legacy and external software. We also support a variety of emerging standards for data exchange, including XML and OFX.

                              Sales and Marketing

    Our sales strategy is to pursue targeted accounts both through our direct sales force and indirectly through our strategic relationships. We have to date targeted our marketing and sales efforts at customers with a need for high-volume solutions such as service providers in the telecommunications, utilities, financial services, and retail industries. In the financial services industry, we target banks, brokerages, credit card issuers and processors, and insurers.

    We maintain direct sales personnel across the United States, and recently commenced international sales operations in the United Kingdom and Australia. The direct sales force is organized into geographic account teams, which include both sales representatives and pre-sales engineers. We generate leads from contacts made through marketing partners, seminars and conferences, market research, our web site, trade shows, customers and our ongoing public relations program. We generally qualify the leads and assign an account team to prospective customers based upon geographic location. The account team then initiates the sales process, which generally involves multiple presentations to information technology and business professionals within the prospective customer's organization. We intend to increase the size of our direct sales force and establish additional sales offices domestically and internationally. We also complement our direct sales force with a number of relationships with systems integrators such as Andersen Consulting and Logica.

    Our marketing programs are targeted at high-volume bill and statement issuers and are currently focused on creating awareness of, and generating interest in, BillDirect. We engage in a variety of marketing activities, including:

  . promoting demand-generation programs with our customers;

  . utilizing our web site to highlight our products and services and the advantages of IB&CM;

  . conducting direct mailings and ongoing public relations campaigns;

  . conducting seminars;

  . creating and placing advertisements; and

  . establishing and maintaining close relationships with recognized industry analysts.

    We are an active participant in technology-related conferences and demonstrate our products at trade shows targeted at account-based companies that issue high volumes of bills and statements. Through our strategic relationships, we have also implemented a range of joint marketing strategies and programs.

                                   Customers

    Our typical customers are service providers in the telecommunications, financial services, utilities and retail industries that regularly issue large numbers of bills and statements. As of December 31, 1999, we had 18 customers. Our current customers include financial service providers such as American Express and GE Capital, utilities such as Boston Edison and Southern California Edison, communications service providers such as Sprint, UUNET and Telstra, retail companies such as Target, and billing application service providers such as CheckFree, Moore and Lason. Many of these customers have developed multiple IB&CM applications on the BillDirect platform. In addition, some of our customers are billing service providers who have used BillDirect, on an outsourced basis, to enable the deployment of IB&CM solutions at other organizations.

                            Research and Development

    We believe that our commitment to research and development provides us with a competitive advantage in the Internet billing and customer management industry. We have developed our technology internally and under contract with Technology Providers, Inc., or TPI, a development and consulting firm located in the United States that subcontracts with Technology Providers International (Private) Limited, which is located in Sri Lanka. Through our relationship with TPI, we have access to consultants who provide us with programming and other technical expertise on an as-needed basis. TPI has performed significant development work for us in the past, and we expect that we will continue to make use of TPI's consulting services in the foreseeable future. We believe that our relationship with TPI offers us a competitive advantage in obtaining scarce and extremely valuable engineering talent at rates that are below those typically available in the United States. In addition, we continue to recruit key engineers and software developers with experience in the Internet billing and customer management industry, and enterprise, database and operating system software markets.

    Our research and development expenses totaled approximately $5.2 and $1.3 million for the fiscal years ended December 31, 1999 and 1998. As of December 31, 1999, 36 employees were engaged in research and development activities.

                                  Competition

    We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing. We generally compete on the basis of functionality, performance, breadth of distribution and payment options, scalability, ease and speed of integration and price. We face competition from companies developing Internet billing and customer management internally, as well as providers of Internet billing solutions such as BlueGill Technologies, which recently announced an agreement to be acquired by CheckFree, and Just in Time Solutions. In addition, large companies such as IBM, Oracle, BroadVision, Netscape and others provide tools and products for use in the Internet billing and customer management industry, and may in the future create integrated product offerings. We are also aware of a number of software developers and smaller entrepreneurial companies that are focusing significant resources on developing and marketing products and services that will compete with BillDirect. We may also face additional competition from billing and payment aggregators, including CheckFree. In February, CheckFree announced an agreement to acquire TransPoint and its intent to enter into agreements to cooperate with Microsoft and First Data Corporation on electronic billing and payment.

    We believe we compete favorably in functionality, performance, scalability, ease and speed of integration, particularly due to the ability to integrate BillDirect in numerous legacy systems and environments, the ability to integrate BillDirect with existing applications, BillDirect's comprehensive functionality and ease of use, and its flexibility. The failure of edocs to develop products that compete successfully with those of other suppliers in the market would harm our business.

    We anticipate continued growth and competition in the Internet billing and customer management industry and the entrance of new competitors. We believe that the market for our products and services will remain intensely competitive. Many of our current and future competitors have significantly more personnel and greater financial, technical, marketing and other resources than edocs.

                             Intellectual Property

    We rely upon a combination of patent, copyright, trade secret and trademark law to protect our intellectual property. We have filed two provisional U.S. patent applications that are pending. Neither of these applications cover the present or past versions of BillDirect. In addition, we have ten U.S. trademark applications pending. While we rely on patent, copyright, trade secret and trademark law to protect our technology, we believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements and reliable product maintenance are more essential to establishing and maintaining a technology leadership position. There can be no assurance that others will not develop technologies that are similar or superior to our technology.

    We generally enter into confidentiality or license agreements with our employees, consultants and others with access to our proprietary information. Despite our efforts to protect proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology or to develop products with the same functionality as our products. Policing unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect proprietary rights as fully as do the laws of the United States. In addition, some of our license agreements require us to place the source code for BillDirect into escrow. These agreements generally provide that some parties will have a limited, non-exclusive right to use this code if there is a bankruptcy proceeding by or against us or if we cease to do business without a successor, and in either case we or a successor discontinue providing maintenance and support.

    Substantial litigation regarding intellectual property rights exists in the software industry. We expect that software products may be increasingly subject to third-party infringement claims as the number of competitors in our industry grows and the functionality of products in different industry segments overlaps. Some of our competitors in the market for Internet billing and customer management software may have filed or may intend to file patent applications covering aspects of their technology that they may claim our technology infringes. We cannot be certain that any of these competitors will not make a claim of infringement against us with respect to our products and technology.

    Our success and ability to compete are substantially dependent upon our internally developed technology as well as the technology developed under contract with TPI. However, in addition to components developed by TPI, portions of our BillDirect product line incorporate software developed and maintained by third-party software vendors. We may have to rely on third-party software vendors and developers to a larger degree in future products. Although we believe we could find other sources for these products, any significant interruption in the supply of these products could adversely impact our sales unless and until we can secure another source.

                                   Employees

    As of December 31, 1999, we had 121 employees, 35 of whom were engaged in customer service, support and professional services, 36 in sales and marketing, 36 in research and development, and 14 in finance, administration and operations. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good. We were also using the services of 40 consultants as of December 31, 1999.

                                   Facilities

    We are headquartered in the Boston metropolitan area. We lease an aggregate of approximately 32,000 square feet in an office complex located in Natick, Massachusetts. We occupy the premises under a lease expiring in August 2003. We believe that the facilities we currently lease are sufficient to meet our needs through the remainder of calendar year 2000. However, we believe we will require additional office space after that time and may seek additional facilities in the same geographic area.

                               Legal Proceedings

    We are not currently a party to any material legal proceeding.

                                   MANAGEMENT

Executive Officers and Directors

    The following table sets forth the executive officers, directors and key employees of edocs, their ages and the positions held by them with edocs as of March 1, 2000:

           Name             Age                    Position
           ----             ---                    --------
Executive Officers and
 Directors
Kevin E. Laracey..........   35 President, Chief Executive Officer and Director
Phyllis Doherty...........   48 Chief Financial Officer
Kris Canekeratne..........   34 Executive Vice President, Technology
James Moran...............   35 Executive Vice President, Sales and Marketing
Edward Morgan.............   32 Vice President, Product Marketing
Robert S. Orgel...........   31 Vice President, Business Development
Jeffrey A. Cohen..........   42 Vice President, Marketing Communications
Robert E. Davoli (1)(2)...   51 Chairman of the Board of Directors
Richard K. Crone (2)......   43 Director
Andrew P. Goldfarb (2)....   32 Director
Jonathan M. Guerster (1)..   35 Director

--------
(1)Member of Compensation Committee.
(2)Member of Audit Committee.

    Kevin E. Laracey co-founded edocs and has served as President, Chief Executive Officer and a director since inception. From 1994 to 1997, Mr. Laracey served as Vice President of Marketing of Elixir Technologies Corporation, a developer of graphical application development environments used by high-volume producers of bills and statements. Prior to joining Elixir Technologies, Mr. Laracey was an analyst in the computer science department of the Travelers Companies, a financial services firm.

    Phyllis Doherty has served as Chief Financial Officer since December 1999. From April 1998 to December 1999, Ms. Doherty served as Chief Financial Officer of WebSpective Software, Inc., a developer of software solutions for content and application distribution, which was acquired by Inktomi Corporation in December 1999. From December 1996 to April 1998, Ms. Doherty served as Treasurer of SolidWorks Corporation, a developer of mechanical design software products, and from December 1993 to December 1996, she served as Treasurer of Atria Software, a developer of configuration management software. Prior to that, Ms. Doherty served as Director of Planning and Analysis of Epoch Systems, a vendor of client-server data management software products, from November 1990 to December 1993.

    Kris Canekeratne co-founded edocs and has served as Executive Vice President, Technology since September 1998. Mr. Canekeratne served as a director of edocs from inception to March 2000. In 1996, Mr. Canekeratne co-founded Technology Providers, Inc., a provider of e-business and Internet-related software development services, and has served as its director and deputy chairman since then. From 1995 to 1998, Mr. Canekeratne served as Senior Vice President and Chief Technology Officer of INSCI Corporation, a provider of high-volume document archiving technology.

    James Moran co-founded edocs and has served as Executive Vice President, Sales and Marketing since March 1998. From 1994 to 1997, Mr. Moran served as Senior Vice President of Sales of the Electronic Commerce Division of CheckFree Corporation as well as General Manager of the Corporate Commerce Services group of CheckFree Corporation, a provider of electronic billing and payment services. From 1987 to 1994, Mr. Moran served in various sales capacities at Infinium Software, Inc., XL/Datacomp and EMC Corporation. Mr. Moran also served on the Board of Directors of County Savings Bank & BankFirst Ohio from 1995 to 1998.

    Edward Morgan has served as Vice President, Product Marketing since September 1999, and prior to that, as Group Product Manager from October 1998. From November 1996 to October 1998, Mr. Morgan served as Group Product Manager of Open Market, Inc., a developer of application software products. From June 1995 to November 1996, Mr. Morgan served as a Product Manager of Harbinger Corporation, a provider of business-to-business electronic commerce solutions.

    Robert S. Orgel has served as Vice President, Business Development since March 2000, and prior to that, as Director of Business Development from May 1999. From June 1996 to April 1999, he was with McKinsey and Company, a management consulting firm, serving most recently as an engagement manager. Prior to that, from August 1993 to June 1996, Mr. Orgel was a corporate attorney at Brobeck, Phleger & Harrison LLP, a national law firm.

    Jeffrey A. Cohen has served as Vice President, Marketing Communications since May 1998. From 1996 to 1998, Mr. Cohen served as Vice President of Marketing and Communications at CheckFree Corporation, a provider of electronic billing and payment services. Prior to that, Mr. Cohen served as Vice President of Advertising and Senior Creative Director of Turner Broadcasting from 1987 to 1989, as Vice President Advertising and Creative Director of NBC Television Network from 1985 to 1987 and as the Director of Advertising of CBS Television Network from 1981 to 1985.

    Robert E. Davoli has served as a director of edocs since May 1998, and as a member of the Compensation Committee and the Audit Committee since March 2000. In September 1999, he was elected Chairman of the Board of Directors. Mr. Davoli has been a General Partner of Sigma Partners, a private venture capital firm, since January 1995. From February 1993 to September 1994, Mr. Davoli served as President and Chief Executive Officer of Epoch Systems, a vendor of client-server data management software products. Mr. Davoli serves on the board of directors of ISS Group, Inc., Versata, Inc. and Vignette Corporation, which are publicly-traded companies, as well as Context Integration, Inc., Excelergy Corporation, ServiceSoft Technologies, Inc. and StorageNetworks, Inc., which are companies that have filed registration statements but are not yet publicly traded.

    Richard K. Crone has served as a director of edocs since May 1998 and a member of the Audit Committee since March 2000. Mr. Crone has served as Vice President and General Manager of the electronic check division of CyberCash, Inc., a provider of Internet payment solutions, since 1996. From 1995 to 1996, Mr. Crone served as Senior Vice President and Co-Director of Electronic Banking at Home Savings of America. From 1987 to 1995, Mr. Crone held a number of positions in the Financial Institutions Consulting Group of KPMG Peat Marwick and started his career in the Financial Services Division of Unisys Corporation.

    Andrew P. Goldfarb has served as a director of edocs since April 1999 and a member of the Audit Committee since March 2000. Mr. Goldfarb has been a Managing Principal at JAFCO America Ventures, Inc., a private venture capital firm, since March 1997. From August 1996 to March 1997, Mr. Goldfarb served as Vice President of Trans National Group, and from September 1994 to July 1996, he served as a director of Trans National Ventures, the venture capital division of Trans National Group.

    Jonathan M. Guerster has served as a director of edocs since May 1998 and a member of the Compensation Committee since March 2000. Mr. Guerster has been a General Partner of Charles River Ventures, a private venture capital firm, since July 1997. Prior to joining Charles River, Mr. Guerster served as a Director of Corporate Development of Open Market, Inc., a developer of application software products.

Election of Officers and Directors

    Our executive officers are elected by the board of directors on an annual basis and serve until their successors are duly elected and qualified. All of the current directors were selected as directors of edocs under the Amended and Restated Stockholders Agreement dated April 30, 1999, as amended, between edocs and some of its stockholders, which agreement will automatically terminate upon the closing of this offering. There are no family relationships among any of the executive officers or directors of edocs.

    Effective upon the closing of this offering, our board of directors will be divided into three classes, with the members of each class of directors serving for staggered three-year terms. Kevin E. Laracey and Jonathan M. Guerster will serve in the class the term of which expires in 2001; Robert E. Davoli and Richard K. Crone will serve in the class the term of which expires in 2002; and Andrew P. Goldfarb will serve in the class the term of which expires in 2003. At each annual meeting of stockholders after the initial classification, a class of directors will be elected for a three-year term to succeed the directors of the same class whose term is then expiring. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the board of directors could have the effect of delaying or preventing changes in control or management of edocs. See "Description of Capital Stock-- Delaware Law and Certain Charter and By-Law Provisions and Anti-Takeover Effects".

Committees of the Board of Directors

    Our Compensation Committee consists of Messrs. Davoli and Guerster. The Compensation Committee reviews and evaluates the compensation and benefits of all of our officers, reviews general policy matters relating to compensation and benefits of our employees and makes recommendations concerning these matters to the board of directors. The Compensation Committee also administers our stock option and stock purchase plans.

    Our Audit Committee consists of Messrs. Crone, Davoli and Goldfarb. The Audit Committee reviews with our independent auditors the scope and timing of the auditors' services, the auditors' report on our financial statements following completion of our auditors' audit, and our internal accounting and financial control policies and procedures. In addition, the Audit Committee will make annual recommendations to the board of directors for the appointment of independent auditors for the ensuing year.

Director Compensation

    Directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and any committees of the board of directors on which they serve. Directors are also eligible to participate in the 1998 Stock Option Plan and the 2000 Stock Option and Incentive Plan. In accordance with a policy approved by our board of directors, new non-employee directors will automatically be granted non-qualified stock options to purchase 15,000 shares of common stock at a price at least equal to the fair market value of our common stock on the date of grant. These options will vest as to 25% of the shares one year from the date of grant and monthly thereafter over each of the next thirty-six months as to approximately 2.08% of the shares. In addition, provided that the director continues to serve on our board of directors, each non-employee director will automatically be granted options to purchase an additional 15,000 shares of common stock once his or her initial option grant becomes fully vested. Each additional stock option grant will vest as to 25% of the shares one year from the date of grant and monthly thereafter over each of the next thirty-six months as to approximately 2.08% of the shares. In September 1999, our board of directors approved the grant of non-qualified stock options to purchase 25,000 shares of our common stock to Mr. Davoli for his service as director and 15,000 shares of our common stock to each of Messrs. Crone, Goldfarb and Guerster for their services as directors, in each case at an exercise price of $0.75 per share. Each of the options granted to our directors becomes exercisable one year following the date on which the director was appointed to the board of directors with respect to 25% of the shares originally granted under the option. Thereafter, the options become exercisable monthly over each of the next thirty-six months with respect to approximately 2.08% of the shares originally granted under the option. In addition, upon a change of control of edocs, as long as such transaction occurs while the director is on our board of directors, then all unvested options will accelerate by 12 months.

Compensation Committee Interlocks and Insider Participation

    Our full board of directors reviewed salaries and incentive compensation for our employees and consultants during the fiscal year ended December 31, 1999. Each of Kevin E. Laracey, a founder and our President and Chief Executive Officer and Kris Canekeratne, a founder and our Executive Vice President, Technology participated in deliberations of our board of directors concerning executive compensation in 1999. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Executive Compensation

    The following table sets forth the total compensation paid or accrued during the fiscal year ended December 31, 1999 for Kevin E. Laracey, our President and Chief Executive Officer, and each of our four other most highly compensated executive officers whose combined salary and bonus exceeded $100,000 for such fiscal year for services rendered in all capacities to edocs. We refer to all of these officers collectively as our named executive officers.

                           Summary Compensation Table

                                              Long-Term
                                Annual       Compensation
                             Compensation       Awards
                          ------------------ ------------
                                              Securities
Name and Principal                            Underlying
Position                  Salary($) Bonus($)  Options(#)
------------------        --------- -------- ------------
Kevin E. Laracey........
 President and Chief
 Executive Officer        $120,000  $50,000        --
Kris Canekeratne........
 Executive Vice
 President, Technology     120,000   50,000        --
James Moran.............
 Executive Vice
 President, Sales and
 Marketing                 120,000   50,000        --
Jeffrey A. Cohen........
 Vice President,
 Marketing
 Communications            118,155      --      20,000
Edward Morgan...........
 Vice President, Product
 Marketing                  98,337   10,000     30,000

Option Grants in Last Fiscal Year

    The following table sets forth information concerning the stock option grants made to each of the named executive officers in the fiscal year ended 1999. The exercise price per share of each option was equal to the fair market value of the common stock on the grant date as determined by the board of directors. We have never granted any stock appreciation rights. The potential realizable value is calculated based on the term of the option at its time of grant which is ten years. This value is based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the options were granted until their expiration date. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock and the date on which the options are exercised.

                                   Option Grants in Last Fiscal Year
                         -----------------------------------------------------
                                                                               Potential Realizable Value
                                              Percent of                        at Assumed Annual Rates
                                                Total                                of Stock Price
                              Number of        Options                                Appreciation
                             Securities       Granted to  Exercise                  for Option Term
                             Underlying      Employees in   Price   Expiration --------------------------
Name                     Options Granted (1) Fiscal Year  Per Share    Date         5%           10%
----                     ------------------- ------------ --------- ---------- ------------ -------------
Kevin E. Laracey........          --              --          --          --            --            --
Kris Canekeratne........          --              --          --          --            --            --
James Moran.............          --              --          --          --            --            --
Jeffrey A. Cohen........       20,000            1.29%      $0.50     6/02/09  $      6,289 $      15,937
Edward Morgan...........       10,000            0.64        0.75     9/30/09         4,717        11,953
Edward Morgan...........       20,000            1.29        0.75    11/30/09         9,433        23,906

--------
(1) Subject to certain restrictions, our standard option agreement provides that upon a change of control of edocs, as long as such transaction occurs while the employee is still employed by us, then all unvested options will accelerate by 12 months. In addition, these shares are subject to our right to repurchase 100% of the shares upon termination of the employee and for a period of 90 days thereafter.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

    The following table sets forth information regarding exercisable and unexercisable stock options held as of December 31, 1999 by each of the named executive officers. There was no public market for our common stock as of December 31, 1999. Accordingly, amounts described in the following table under the heading "Value of Unexercised In-the-Money Options at Year End" are based
on an assumed initial public offering price of $    per share. None of our
named executive officers exercised stock options in the fiscal year ended December 31, 1999.

                     Number of Shares of Common            Value of Unexercised
                    Stock Underlying Unexercised               In-the-Money
                         Options at Year End                Options at Year End
                    ---------------------------------    -------------------------
Name                 Exercisable       Unexercisable     Exercisable Unexercisable
----                --------------    ---------------    ----------- -------------
Kevin E. Laracey..               --                 --       --           --
Kris Canekeratne..               --                 --       --           --
James Moran.......               --                 --       --           --
Jeffrey A. Cohen..            26,250             63,750
Edward Morgan.....            10,833             59,167

Change in Control Arrangements

    On May 22, 1998, we entered into a stock restriction agreement with each of Kevin E. Laracey, our President and Chief Executive Officer and Kris Canekeratne, our Executive Vice President, Technology. We may repurchase, for a sum of $0.05 per share, a portion of the 1,717,000 shares of common stock initially held by each executive if he ceases to be employed by us for any reason prior to May 22, 2001. If the executive had ceased to be employed by us before June 22, 1998, we would have been able to repurchase 75% of the executive's shares. Thereafter, our right to repurchase terminates monthly over each of the next thirty-five months with respect to 2.08% of the shares, and on the thirty-sixth month with respect to 2.2% of the shares. Each stock restriction agreement also imposes restrictions on the transfer of shares that are subject to our repurchase option. Upon a change of control, our repurchase option will lapse to the extent it would have lapsed had the executive been employed by us for an additional 12 months, and in addition, the shares held by the executive then subject to our repurchase option will decrease by 429,250 shares, unless the number of shares subject to our repurchase option is less than 429,250 shares, in which case no shares will be subject to our repurchase option.

    On May 22, 1998, we entered into a stock restriction agreement with James Moran, our Executive Vice President, Sales and Marketing. We may repurchase, for a sum of $0.10 per share, a portion of the 762,500 shares of common stock initially held by Mr. Moran if he ceases to be employed by us for any reason prior to May 22, 2001. If Mr. Moran had ceased to be employed by us before June 22, 1998, we would have been able to repurchase 75% of his shares. Thereafter, our right to repurchase terminates monthly over each of the next thirty-five months with respect to 2.08% of the shares, and on the thirty-sixth month with respect to 2.2% of the shares. The stock restriction agreement also imposes certain restrictions on the transfer of shares that are subject to our repurchase option. Upon a change of control, our repurchase option will lapse to the extent it would have lapsed had Mr. Moran been employed by us for an additional 12 months, and in addition, the shares held by Mr. Moran then subject to our repurchase option will decrease by 190,625 shares, unless the number of shares subject to our repurchase option is less than 190,625 shares, in which case no shares will be subject to our repurchase option.

    The standard option agreement under our 1998 Stock Option Plan provides that upon a change of control of edocs, as long as such transaction occurs while the employee is still employed by us, then all unvested options of the employees shall be accelerated by 12 months. Pursuant to the option agreement, however, if the change of control transaction is intended to be accounted for as a pooling of interests, no acceleration of vesting will occur if any portion of the acceleration of the option would preclude such financial accounting treatment. The standard option agreement further provides that if any exercise of an accelerated option or the acceleration of the vesting of any option would result in an excess parachute payment under Section 280G(b) of the Internal Revenue Code, then the exercise or vesting of that portion of the option, or any acceleration thereof, resulting in the excess payment shall not be allowed or shall not occur.

    In December 1999, we entered into an incentive stock option agreement with Phyllis Doherty, our Chief Financial Officer. The option agreement provides that upon a change of control of edocs, as long as such transaction occurs while Ms. Doherty remains employed by us, then all unvested options held by Ms. Doherty will accelerate by 12 months. In addition, upon a change of control in which the successor corporation terminates Ms. Doherty's employment without cause within 180 days of the change in control, then all unvested options held by Ms. Doherty will further accelerate by 12 months.

Employee Benefit Plans

1998 Stock Option Plan

    Our 1998 Stock Option Plan was adopted by the board of directors and approved by our stockholders in May 1998, and was amended in December 1999. The aggregate number of shares of common stock which may be issued under the 1998 Stock Option Plan is 3,000,000. Under the 1998 Stock Option Plan, we are authorized to grant incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to employees and non-qualified stock options, awards of common stock and opportunities to make direct purchases of common stock to employees, officers, directors and consultants.

    The 1998 Stock Option Plan is currently administered by our board of directors. Subject to the provisions of the 1998 Stock Option Plan, the board of directors or its committee has the authority to select the persons to whom stock options, awards and purchase rights are granted and to determine the terms of each stock option, award and purchase right.

    Options granted under the 1998 Stock Option Plan are exercisable within ten years of the original grant date and generally become exercisable one year following either the date of grant or, in the case of employees, the one year employment anniversary of the recipient, with respect to 25% of the shares originally granted under the option. Thereafter, the options become exercisable monthly over each of the next thirty-six months with respect to approximately 2.08% of the shares originally granted under the option. The board of directors or its committee may specify a different vesting schedule for any particular grant.

    An incentive stock option is not transferable by the recipient except by will or by the laws of descent and distribution. Non-qualified stock options and other awards are transferable only to the extent provided in the agreement relating to such option or award. No stock option may be exercised more than three months following the date the recipient ceases to be a consultant or employee, and no incentive stock option may be exercised following termination of employment for cause. Incentive stock options are exercisable for a maximum of one year following termination due to death or disability. The 1998 Stock Option Plan provides that the board of directors or its committee has the right to accelerate the date that any installment of an option becomes exercisable.

    Our standard option agreement provides that upon a change of control of edocs, as long as such transaction occurs while the optionee is still a consultant or an employee, then all unvested options will accelerate by 12 months. If, however, the change of control transaction is intended to be accounted for as a pooling of interests, no acceleration of vesting will occur if any portion of the acceleration of the option would preclude such financial accounting treatment. In March 2000, the board of directors and stockholders voted to terminate the 1998 Stock Option Plan effective on the closing of the offering. As of March 1, 2000, options to purchase 1,923,973 shares of common stock were outstanding under the 1998 Stock Option Plan.

2000 Stock Option and Incentive Plan

    In March 2000, our board of directors approved our 2000 Stock Option and Incentive Plan, to become effective on the closing of the offering. The aggregate number of shares of common stock which may be issued under the 2000
Stock Option and Incentive Plan is      shares. In addition, the number of
shares reserved under the 2000 Stock Option and Incentive Plan will automatically be increased on the first day of each of our fiscal years, beginning in 2001 and ending in 2010 in an amount equal to the lesser of shares or 5% of our total shares outstanding on the last day of the preceding fiscal year, unless the board of directors determines to increase the amount by a lesser number of shares.

    Under the 2000 Stock Option and Incentive Plan, we are authorized to grant incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to employees and non-qualified stock options, awards of common stock and opportunities to make direct purchases of common stock to our employees, officers, directors and consultants. The maximum number of shares that may be granted to any employee under the 2000 Stock Option and Incentive
Plan shall not exceed     shares of common stock during any calendar year.

    The 2000 Stock Option and Incentive Plan is administered by the board of directors or its committee. Subject to the provisions of the 2000 Stock Option and Incentive Plan, the board of directors or its committee each has the authority to select the persons to whom awards are granted and determine the terms of each award, including the number of shares of common stock to be consistent with Section 422 of the Internal Revenue Code and Rule 16b-3 under the Securities and Exchange Act of 1934. Unless otherwise permitted by us, awards are not assignable or transferable except by will or the laws of descent and distribution.

    Our 2000 Stock Option and Incentive Plan provides that upon a change of control of edocs, as long as such transaction occurs while the optionee is still a consultant or an employee, then all unvested options will accelerate by 12 months. If, however, the change of control transaction is intended to be accounted for as a pooling of interests, no acceleration of vesting will occur if any portion of the acceleration of the option would preclude such financial accounting treatment. Each of the board of directors or its committee may, in its sole discretion, amend, modify or terminate any award granted or made under the 2000 Stock Option and Incentive Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant. Each of the board or its committee may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the 2000 Stock Option and Incentive Plan may be exercised.

2000 Employee Stock Purchase Plan

    In March 2000, our board of directors approved our 2000 Employee Stock Purchase Plan, to become effective on the closing of the offering. The purchase
plan provides for the issuance of a maximum of      shares of common stock. In
addition, the number of shares reserved under the purchase plan will automatically be increased on the first day of each of our fiscal years beginning in 2001 and ending on 2010 in an amount equal to the lesser of shares or .75% of our total shares outstanding on the last day of the preceding fiscal year, unless the board of directors determines to increase the amount by a lesser number of shares.

    The purchase plan is administered by the board of directors or its committee. Employees who are customarily employed for more than 20 hours per week and for more than 5 months in any calendar year and who have completed more than 90 days of employment on or before the first day of any six-month payment period are eligible to participate in the purchase plan. Outside directors and employees who would own 5% or more of the total combined voting power or value of our stock immediately after the grant may not participate in the purchase plan.

    On the first day of a designated payroll deduction or payment period, we will grant to each eligible employee who has elected to participate in the purchase plan an option to purchase shares of our common stock. The employee may authorize between 1% to 10% of his or her total cash compensation to be deducted by us from his or her base pay during the payment period. On the last day of the payment period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions.

    The first payment period will commence on the date on which our common stock is first publicly traded and end on October 31, 2000. Thereafter, the payment periods will commence on the first day of November and May, and end on the last day of the following April and October, respectively, of each year. In no case shall an employee be entitled to purchase more than 1,000 shares of common stock in any one payment period. The exercise price for the option granted in each payment period is 85% of the lesser of the average market price of the common stock on the first or last business day of the payment period, in either event rounded up to the nearest cent.

    If an employee is not a participant on the last day of the payment period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded. Options granted under the purchase plan may not be transferred or assigned. An employee's rights under the purchase plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. No options have been granted to date under the purchase plan.

401(k) Plan

    We have a Section 401(k) Retirement Savings Plan. The 401(k) plan is a tax-qualified retirement plan covering all regular employees who are over 21 years of age and who have completed three months of service with us. Under the 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan. In addition, at the discretion of our board of directors, we may make employer contributions into the 401(k) plan for all eligible employees which would be allocated on the basis of compensation.

Limitation of Liability and Indemnification of Officers and Directors

    Our Amended and Restated By-Laws provide that our directors and officers shall be indemnified to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on behalf of edocs. In addition, the Amended and Restated Certificate of Incorporation provides that our directors will not be personally liable for monetary damages for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. We intend to obtain insurance which insures our directors and officers against certain losses and which insures us against our obligations to indemnify the directors and officers.

                              CERTAIN TRANSACTIONS

    In May 1998, we issued and sold 762,500 shares of our common stock for an aggregate of $15,250 to James Moran, our Executive Vice President, Sales and Marketing.

    In May 1998, we entered into a stock restriction agreement with each of Kevin E. Laracey, our President and Chief Executive Officer, and Kris Canekeratne, our Executive Vice President, Technology. We may repurchase, for a sum of $0.05 per share, a portion of the 1,717,000 shares of common stock initially held by each executive if he ceases to be employed by us for any reason prior to May 22, 2001. If the executive had ceased to be employed by us before June 22, 1998, we would have been able to repurchase 75% of the executive's shares. Thereafter, our right to repurchase terminates monthly over each of the next thirty-five months with respect to 2.08% of the shares, and on the thirty-sixth month with respect to 2.2% of the shares. In addition, the stock restriction agreements provide that upon a change of control, our repurchase option will lapse to the extent it would have lapsed had the executive been employed by us for an additional 12 months, and the number of shares subject to our repurchase option will decrease by 25% of the number of shares originally held by the executive, unless the number of shares subject to our repurchase option is less, in which case, no shares will be subject to our repurchase option. The shares held by Messrs. Laracey and Canekeratne are transferable only to the extent provided in their respective stock restriction agreements.

    In May 1998, we entered into a stock restriction agreement with James Moran. We may repurchase, for a sum of $0.10 per share, a portion of the 762,500 shares of common stock initially held by Mr. Moran if he ceases to be employed by us for any reason prior to May 22, 2001. If Mr. Moran had ceased to be employed by us before June 22, 1998, we would have been able to repurchase 75% of his shares. Thereafter, our right to repurchase terminates monthly over each of the next thirty-five months with respect to 2.08% of the shares, and on the thirty-sixth month with respect to 2.2% of the shares. In addition, the stock restriction agreement provides that upon a change of control, our repurchase option will lapse to the extent it would have lapsed had Mr. Moran been employed by us for an additional 12 months, and the number of shares subject to our repurchase option will decrease by 25% of the number of shares originally held by Mr. Moran, unless the number of shares subject to our repurchase option is less, in which case, no shares will be subject to our repurchase option. The shares held by Mr. Moran are transferable only to the extent provided in his stock restriction agreement.

    In May 1998, we sold an aggregate of 4,000,000 shares of our Series A preferred stock in a private financing at a price of $1.00 per share. Charles River Partnership VIII, A Limited Partnership, a beneficial owner of more than 5% of our capital stock, purchased 2,000,000 shares of our Series A preferred stock. Mr. Guerster, one of our directors, is a General Partner of Charles River VIII, GP, the general partner of Charles River VIII, A Limited Partnership. In the same financing, we issued 1,545,954 shares to Sigma Partners IV, L.P., 403,880 shares to Sigma Associates IV, L.P. and 50,166 shares to Sigma Investors IV, L.P. which, in the aggregate, may be deemed to be the beneficial owner of more than 5% of our capital stock. Mr. Davoli, one of our directors, is a General Partner of Sigma Management IV, L.P., which is the general partner of Sigma Partners IV, L.P., Sigma Associates IV, L.P. and Sigma Investors IV, L.P.

    In April 1999, we sold an aggregate of 3,201,062 shares of our Series B preferred stock in a private financing at a price of $4.23 per share. Charles River Partnership VIII, A Limited Partnership, purchased 600,109 shares of our Series B preferred stock. In the same financing, we issued 415,175 shares to Sigma Partners IV, L.P., 168,327 shares to Sigma Associates IV, L.P. and 16,608 shares to Sigma Investors IV, L.P. We also issued 803,783 shares to JAFCO USIT Fund III, L.P. and 100,473 shares to each of JAFCO Co., Ltd. and JAFCO L-1 Venture Capital Investment Limited Partnership, entities affiliated with JAFCO America Ventures, Inc., which, in the aggregate, may be deemed to be the beneficial owner of more than 5% of our capital stock. Mr. Goldfarb, one of our directors, is a Managing Principal of JAFCO America Ventures, Inc. In addition, we issued 797,872 shares to The Goldman Sachs Group, L.P., which subsequently merged into The Goldman Sachs Group, Inc., and 88,653 shares to Stone Street Fund 1999, L.P., an entity affiliated with The Goldman Sachs Group, Inc., which, in the aggregate, may be deemed to be the beneficial owner of more than 5% of our capital stock.

    In January 2000, we sold an aggregate of 2,065,644 shares of our Series D preferred stock in a private financing at a price of $9.45 per share. Charles River Partnership VIII, A Limited Partnership purchased 524,199 shares of our Series D preferred stock. In the same financing, we issued 414,119 shares to Sigma Partners V, L.P., 96,208 shares to Sigma Associates V, L.P. and 13,873 shares to Sigma Investors V, L.P. We also issued 162,048 shares to JAFCO USIT Fund III, L.P. and 20,256 shares to each of JAFCO Co., Ltd. and JAFCO L-1 Venture Capital Investment Limited Partnership. In addition, we issued 160,856 shares to The Goldman Sachs Group, Inc. and 17,874 shares to Stone Street Fund 1999, L.P.

    In August 1997 we entered into a consulting services agreement with Technology Providers, Inc., or TPI, a Massachusetts corporation, pursuant to which we retained the services of a number of TPI employees to assist us in developing our technology. This agreement terminated on September 30, 1999, and on October 1, 1999, we entered into a new consulting agreement with TPI. Pursuant to the terms of the new agreement, TPI provides us with a number of employees to assist us in developing our technology. TPI has entered into an arrangement with Technology Providers International (Private) Limited, or TPL, pursuant to which TPL, subject to the terms of our consulting agreement with TPI, provides us with employees to assist TPI in fulfilling its contractual obligations to us. For the year ended December 31, 1998, our total expense to TPI under our consulting agreement was approximately $766,079, and for the year ended December 31, 1999, our total expense to TPI under our consulting agreement was approximately $2,243,551 in the aggregate. Kris Canekeratne, our Executive Vice President, Technology, and his wife are stockholders of TPL. Mr. Canekeratne's parents are stockholders of TPI and TPL, and Mr. Canekeratne is a director of both TPI and TPL.

    In September 1999, we entered into an agreement with CyberCash, Inc., a Delaware corporation, under which we license certain software owned by CyberCash. As of December 31, 1999, we have not made any payments to CyberCash. Mr. Crone, one of our directors, is an officer of CyberCash.

    We believe that all transactions set forth above were made on terms no less favorable to us than would have been obtained from unaffiliated third parties. We have adopted a policy whereby all future transactions between us and any of our officers, directors and affiliates will be on terms no less favorable to edocs than could be obtained from unaffiliated third parties and will be approved by a majority of the disinterested members of our board of directors.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information known to us regarding beneficial ownership of our common stock as March 1, 2000 and as adjusted to reflect the sale of the shares of common stock in this offering, by:

  . each person who beneficially owns more than 5% of our common stock;

  . each named executive officer;

  . each of our directors; and

  . all of our executive officers and directors as a group.

    Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with that person's spouse.

    The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission and assumes the underwriters do not exercise their over-allotment option. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options and warrants held by the respective person or group which may be exercised within 60 days after March 1, 2000. For purposes of calculating each person's or group's percentage ownership, stock options exercisable within 60 days after March 1, 2000 and warrants are included for that person or group but not the stock options and warrants of any other person or group.

    Percentage of beneficial ownership is based on 14,854,408 shares of common stock outstanding as of March 1, 2000 assuming the conversion of the
outstanding convertible preferred stock, and     shares of common stock
outstanding after completion of the offering.

                                                    Percentage of Shares
                                                     Beneficially Owned
                                                    ------------------------
Name and Address of Beneficial         Shares         Before        After
Owner (1)                        Beneficially Owned  Offering      Offering
------------------------------   ------------------ ----------    ----------
5% Stockholders
Charles River Partnership VIII,      3,124,308              21.0%
 A Limited Partnership.........
 1000 Winter Street, Suite 3300
 Waltham, MA 02154
The Sigma entities (2).........      3,124,310              21.0
 2884 Sand Hill Road, Suite 121
 Menlo Park, CA 94025
The JAFCO entities (3).........      1,207,289               8.1
 One Boston Place, Suite 3320
 Boston, MA 02108
The Goldman Sachs Group, Inc.        1,065,255               7.2
 (4)...........................
 85 Broad Street, 10th Floor
 New York, NY 10004
Executive Officers and
 Directors
Kevin E. Laracey (5)...........      1,642,000              11.1
Kris Canekeratne (6)...........      1,717,000              11.6
James Moran (7)................        837,500               5.6
Jeffrey A. Cohen (8)...........         32,083                 *
Edward Morgan (9)..............         14,166                 *
Robert E. Davoli (10)..........      3,136,289              21.1
 c/o Sigma Partners
 20 Custom House Street, Suite
 830
 Boston, MA 02110

                                                    Percentage of Shares
                                                     Beneficially Owned
                                                    -----------------------
Name and Address of Beneficial         Shares         Before       After
Owner (1)                        Beneficially Owned  Offering     Offering
------------------------------   ------------------ ----------   ----------
Richard K. Crone (11)...........        132,187                *
 c/o CyberCash, Inc.
 1201 Marina Village Parkway
 Alameda, CA 94501
Andrew P. Goldfarb (12).........          3,750                *
 c/o JAFCO America Ventures,
 Inc.
 One Boston Place, Suite 3320
 Boston, MA 02108
Jonathan M. Guerster (13).......      3,131,495             21.1
 c/o Charles River Partnership
 1000 Winter Street, Suite 3300
 Waltham, MA 02154
All executive officers and
 directors as a group
 (11 persons) (14)..............     10,655,220             71.5

--------
 * Represents beneficial ownership of less than one percent of outstanding common stock.
 (1) Unless otherwise indicated, the address of each person listed on the table is c/o edocs, Inc., Two Apple Hill, 598 Worcester Road, Natick, MA 01760.
 (2) Includes 1,961,129 shares held by Sigma Partners IV, L.P., 572,207 shares held by Sigma Associates IV, L.P. and 66,774 shares held by Sigma Investors IV, L.P., 414,119 shares held by Sigma Partners V, L.P., 96,208 shares held by Sigma Associates V, L.P. and 13,873 shares held by Sigma Investors V, L.P. Sigma Management IV, L.P. is the general partner of each of Sigma Partners IV, L.P., Sigma Associates IV, L.P. and Sigma Investors IV, L.P.
 (3) Includes 965,831 shares held by JAFCO USIT Fund III, L.P. and 120,729 shares held by each of JAFCO Co., Ltd. and JAFCO L-1 Venture Capital Investment Limited Partnership. The general partner of JAFCO USIT Fund III, L.P. is JAV Management Associates, III, LLC. The general partner of JAFCO L-1 Venture Capital Investment Limited Partnership is JAFCO Co., Ltd.
 (4) Includes 958,728 shares held by The Goldman Sachs Group, Inc. and 106,527 shares held by its affiliate Stone Street Fund 1999, L.P.
 (5) Includes 573,478 shares of common stock subject to our repurchase option.
 (6) Includes 573,478 shares of common stock subject to our repurchase option.
 (7) Includes 254,675 shares of common stock subject to our repurchase option.
 (8) Includes 32,083 shares of common stock issuable upon exercise of stock options.
 (9) Includes 14,166 shares of common stock issuable upon exercise of stock options.
(10) Includes 11,979 shares of common stock issuable upon exercise of stock options. Mr. Davoli is a General Partner of Sigma Management IV, L.P. and Sigma Management V, L.P. In such capacity, Mr. Davoli may be deemed to have beneficial ownership of the 1,961,129 shares held by Sigma Partners IV, L.P., the 572,207 shares held by Sigma Associates IV, L.P., the 66,774 shares held by Sigma Investors IV L.P., the 414,119 shares held by Sigma Partners V, L.P., the 96,208 shares held by Sigma Associates V, L.P. and the 13,873 shares held by Sigma Investors V, L.P. Mr. Davoli disclaims beneficial ownership of the shares held by each of the Sigma entities, except to the extent of his pecuniary interest therein.
(11) Includes 7,187 shares of common stock issuable upon exercise of stock options.
(12) Includes 3,750 shares of common stock issuable upon exercise of stock options.
(13) Includes 7,187 shares of common stock issuable upon exercise of stock options. Mr. Guerster is a general partner of Charles River VIII, G.P. In such capacity, Mr. Guerster may be deemed to have beneficial ownership of the 3,124,308 shares held by Charles River Partnership VIII, A Limited Partnership. Mr. Guerster disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest therein.
(14) See Notes 5 through 13. Also includes shares owned by executive officers and shares issuable to executive officers upon exercise of stock options.

                          DESCRIPTION OF CAPITAL STOCK

General

    After the offering and filing of our Amended and Restated Certificate of Incorporation, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

    As of March 1, 2000, we had:

  . 5,083,527 shares of common stock issued and outstanding;

  . 9,770,881 shares of preferred stock issued and outstanding;

  . options to purchase an aggregate of 1,923,973 shares of our common stock with a weighted average exercise price of $0.59; and

  . two warrants to purchase an aggregate of 168,260 shares of our Series A preferred stock with an exercise price of $2.62.

    At March 1, 2000, there were approximately 35 holders of record of our capital stock. Immediately prior to the closing of the offering, all outstanding shares of convertible preferred stock will be converted into 9,770,881 shares of common stock.

    The following summary description of our capital stock, certificate of incorporation and by-laws is not intended to be complete and assumes the filing as of the closing of the offering of our Amended and Restated Certificate of Incorporation. This description is qualified by reference to the provisions of applicable law and to our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

    As of March 1, 2000, there were 5,083,527 shares of common stock outstanding held by 19 stockholders of record. Based upon the number of shares
outstanding as of that date and giving effect to the issuance of the     shares
of common stock offered by us in this offering and the conversion of the
outstanding shares of preferred stock, there will be     shares of common stock
outstanding upon the closing of this offering. In addition, as of March 1, 2000, there were outstanding stock options for the purchase of 1,923,973 shares of common stock and outstanding warrants for the purchase of up to 168,260 shares of Series A preferred stock. Upon the closing of this offering, these warrants will become exercisable for 168,260 shares of common stock.

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, after provision has been made for any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of edocs, the holders of common stock are entitled to receive ratably the net assets of edocs available after the payment of all debts and other liabilities of edocs, and after the satisfaction of the rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable. The rights, powers, preferences and privileges of holders of common stock are subordinate to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

    Our board of directors will generally be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series. Each series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

    The stockholders have granted our board of directors authority to issue the preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of common stock, and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a majority of our outstanding voting stock. We have not issued and have no present plans to issue any shares of preferred stock.

Delaware Law and Certain Charter and By-Law Provisions and Anti-Takeover
Effects

    Upon completion of this offering, we will be subject to the provisions of
Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is defined as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

    Our charter and by-laws divide our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. In addition, our charter and by-laws provide that directors may be removed only for cause by the affirmative vote of the holders of 75% of the shares of capital stock entitled to vote therefore. Under our charter and by-laws, any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The likely effect of the classification of the board of directors and the limitations on the removal of directors and filling of vacancies is an increase in the time required for the stockholders to change the composition of the board of directors. For example, because only two directors may be replaced by stockholder vote at each annual meeting of stockholders, stockholders seeking to replace a majority of the members of the board of directors will need at least two annual meetings of stockholders to effect this change.

    Our charter and by-laws also provide that, after the effective date of the registration statement of which this prospectus is a part, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting. Our charter and by-laws provide that special meetings of the stockholders may only be called by the chairman of the board of directors, a majority of the board of directors, the Chief Executive Officer or the president. Our by-laws further provide that in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding advance notice. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of the outstanding voting securities, would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting, and not by written consent.

    The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our charter requires the affirmative vote of the holders of at least 75% of the shares of capital stock issued and outstanding and entitled to vote to amend or repeal any of the foregoing provisions of our certificate of incorporation. Our by-laws also may be amended or repealed by a majority vote of the board of directors except for provisions relating to the board of directors which may only be amended or repealed by the affirmative vote of the holders of at least 75% of the shares of capital stock issued and outstanding and entitled to vote. Our by-laws may also be amended or repealed by the affirmative vote of the holders of at least 75% of the shares of capital stock issued and outstanding and entitled to vote. The 75% stockholder vote would be in addition to any separate class vote that might in the future be required in accordance with the terms of any series of preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

Transfer Agent and Registrar

    The transfer agent and registrar for the common stock is       .

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our common stock. Based on shares outstanding at March 1, 2000 upon completion of this offering,
we will have outstanding an aggregate of     shares of common stock, assuming
no exercise of the underwriters' over-allotment option and no exercise of
outstanding options or warrants. Of these shares, the     shares sold in this
offering will be freely tradable without restrictions or further registration under the Securities Act, unless such shares are purchased our affiliates as that term is defined in Rule 144 under the Securities Act.

Sales of Restricted Shares

    The remaining     shares of common stock outstanding after the offering are
restricted securities under Rule 144 or Rule 701. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Of these restricted shares, shares will be available for resale in the public market in reliance on Rule 144(k), all of which shares are restricted by the terms of the lock-up
agreements described below. An additional     shares will be available for
resale in the public market in reliance on Rule 144, all of which shares are
restricted by the terms of the lock-up agreements. The remaining     shares
become eligible for resale in the public market at various dates thereafter, all of which shares are restricted by the terms of the lock-up agreements.

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year and has complied with the requirements described below would be entitled to sell a certain number of shares within any three-month period. That number of shares cannot exceed the greater of one percent of the number of shares of common stock then outstanding, which will equal
approximately    shares immediately after this offering, or the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 reporting such sale. Sales under Rule 144 are also restricted by certain manner of sale provisions, notice requirements and the availability of current public information about edocs. Rule 144 also provides that affiliates of who are selling shares of common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares with the exception of the holding period requirement.

    Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Accordingly, unless otherwise restricted, these shares may therefore be sold immediately upon the completion of this offering.

Options

    Rule 701 provides that the shares of common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our stock plans may be resold, to the extent not restricted by the terms of the lock-up agreement, by persons, other than affiliates, beginning 90 days after the date of this prospectus, subject only by the manner of sale provisions of Rule 144, and by affiliates under Rule 144, without compliance with its one-year minimum holding period, subject to certain limitations. As of March 1, 2000, the board of directors has authorized an aggregate of up to 3,000,000 shares of common stock for issuance pursuant to our stock option plan. As of March 1, 2000, options to purchase a total of 1,923,973 shares of common stock were
outstanding,     of which options are exercisable. Of the total shares issuable
upon exercise of these options,     of these shares are subject to 180-day
lock-up agreements.

    We intend to file one or more registration statements on Form S-8 under the Securities Act following this offering to register all shares of common stock which are issuable upon exercise of outstanding stock options or other rights granted under our stock plans and common stock issuable under our stock option and stock purchase plans. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, upon the expiration or release from the terms of the lock-up agreements, to the extent applicable.

Warrants

    As of March 1, 2000, we had outstanding two warrants to purchase an aggregate of 168,260 shares of Series A preferred stock, both of which are exercisable, in whole or in part, at any time or from time to time, until the earlier to occur of March 31, 2006 and two years from the effective date of our initial public offering. Upon completion of this offering, these warrants will be exercisable for an aggregate of 168,260 shares of common stock. These shares are subject to a 180 day lock-up following the offering.

Lock-up Agreements

    Except for sales of common stock to the underwriters in accordance with the terms of the underwriting agreement edocs, our executive officers, directors, and substantially all our stockholders and optionholders have agreed not to sell or otherwise dispose of, directly or indirectly, any shares of common stock (or any security convertible into or exchangeable or exercisable for common stock) without the prior written consent of Goldman, Sachs & Co. for a period of 180 days after the date of this prospectus. In addition, for a period of 180 days from the date of this prospectus, except as required by law, we have agreed that our board of directors will not consent to any offer for sale, sale or other disposition, or any transaction which is designed or could be expected to result in the disposition by any person, directly or indirectly, of any shares of common stock without the prior written consent of Goldman, Sachs & Co. In its sole discretion, at any time or from time to time and without notice, Goldman, Sachs & Co. may release for sale in the public market all or any portion of the shares restricted by the terms of the lock-up agreements.

Registration Rights

    The holders of 13,967,381 shares of common stock that will be outstanding after this offering are entitled to require us to register the sale of their shares under the Securities Act. Under the terms of an agreement between us and the holders of the registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, those holders are entitled to notice of and to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions.

    Additionally, the holders of 9,770,881 shares of common stock that will be outstanding after this offering are also entitled to specified demand registration rights as follows:

  . The holders of at least 30% of the then outstanding registrable securities may require, on one occasion beginning 90 days after the date of this prospectus, that we use our best efforts to register the registrable securities for public resale, provided that the proposed aggregate selling price is at least $10,000,000, subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions.

  . The holders of registrable securities may require us, on up to two occasions in any 12-month period, to register all or a portion of their registrable securities on Form S-3 when use of such form becomes available to us, provided that the proposed aggregate selling price is at least $10,000,000.

    We are generally required to bear the expenses of such registration, except underwriting discounts and commissions.

Effects of Sales of Shares

    Prior to this offering, there has been no public market for our common stock. No predictions can be made as to the effect, if any that market sales of shares of common stock from time to time, or the availability of shares for future sale, may have on the market price for our common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to obtain capital through an offering of equity securities.

                                  UNDERWRITING

    edocs and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to the terms of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., FleetBoston Robertson Stephens Inc. and U.S. Bancorp Piper Jaffray Inc. are the representatives of the underwriters.

                                                                       Number of
                                                                       ---------
   Underwriters                                                         Shares
   ------------                                                        ---------
   Goldman, Sachs & Co................................................
   FleetBoston Robertson Stephens Inc.................................
   U.S. Bancorp Piper Jaffray Inc.....................................
                                                                          ---
     Total............................................................
                                                                          ===

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from edocs to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by edocs. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to
purchase     additional shares.

                                                             Paid by edocs
                                                             -------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per Share..........................................    $            $
   Total..............................................    $            $

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $   per share from the initial public offering price. Any
such securities dealers may resell any shares purchased from the underwriters
to other brokers or dealers at a discount of up to $   per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

    edocs, its directors, officers and substantially all its stockholders and optionholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. Please see "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

    At the request of edocs, the underwriters have reserved up to     shares of
common stock to be sold at the initial public offering price to directors, officers, employees and friends of edocs through a directed share program. There can be no assurance that any of the reserved shares will be so purchased. The number of shares available for sale to the general public in the offering will be reduced by the number of reserved shares sold. Any reserved shares not purchased will be offered to the general public on the same basis as the other shares offered hereby.

    Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among edocs and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be edocs' historical performance, estimates of the business potential and earnings prospects of edocs, an assessment of edocs' management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    edocs has applied to list the common stock on the Nasdaq National Market under the symbol "EDCS".

    In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    A prospectus in electronic format will be made available on the web sites maintained by one or more of the lead managers of this offering and may also be made available on web sites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

    In April 1999, The Goldman Sachs Group, L.P., which subsequently merged into The Goldman Sachs Group, Inc., and its affiliate, Stone Street Fund 1999, L.P. acquired 797,872 and 88,653 shares, respectively, of edocs' Series B preferred stock in a private placement at $4.23 per share. In January 2000, The Goldman Sachs Group, Inc. and Stone Street Fund, L.P. acquired 160,856 and 17,874 shares, respectively, of edocs' Series D convertible preferred stock at $9.45 per share. These shares will be converted into shares of common stock upon the closing of this offering. Goldman, Sachs & Co. is an indirect wholly owned subsidiary of The Goldman Sachs Group, Inc.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    edocs estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,000,000. edocs will pay all such expenses.

    edocs has agreed to indemnify the several underwriters against various liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for edocs by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Ropes & Gray, Boston, Massachusetts, has represented the underwriters.

                                    EXPERTS

    The financial statements as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Commission a registration statement on Form S-1 under the Securities Act registering the common stock to be sold in this offering. As permitted by the rules and regulations of the Commission, this prospectus omits certain information contained in the registration statement and the exhibits and schedules filed as a part of the registration statement. For further information concerning edocs and the common stock to be sold in this offering, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance reference is made to the copy of the agreement filed as an exhibit to the registration statement each statement being qualified by this reference. The registration statement, including the exhibits and schedules filed as a part of the registration statement, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at Seven World Trade Center, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained from such offices upon payment of the prescribed fees. You may call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms and you can request copies of the documents upon payment of a duplicating fee, by writing to the Commission. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants (including edocs) that file electronically with the Commission which can be accessed at http://www.sec.gov.

                                  EDOCS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of Independent Accountants........................................  F-2
Balance Sheets as of December 31, 1998 and 1999..........................  F-3
Statements of Operations for the Years Ended December 31, 1997, 1998 and
 1999....................................................................  F-4
Statements of Stockholders' Equity (Deficit) for the Years Ended December
 31, 1997, 1998 and 1999.................................................  F-5
Statements of Cash Flows for the Years Ended December 31, 1997, 1998 and
 1999....................................................................  F-6
Notes to Financial Statements............................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of edocs, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of edocs, Inc. at December 31, 1999 and 1998, and the results of its operations and its cash flows for the years ended December 31, 1997, 1998 and 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP

Boston, Massachusetts
March 6, 2000

                                  EDOCS, INC.

                                 BALANCE SHEETS

                                              December 31,          Pro forma
                                        -------------------------  December 31,
                                           1998          1999          1999
                                        -----------  ------------  ------------
                                                                   (unaudited)
Assets
Current assets:
 Cash and cash equivalents............  $ 2,298,510  $  9,781,767  $  9,781,767
 Accounts receivable, net of allowance
  for doubtful accounts of $97,273 at
  December 31, 1999...................       17,500     1,678,327     1,678,327
 Prepaid expenses and other current
  assets..............................        7,205       335,669       335,669
                                        -----------  ------------  ------------
 Total current assets.................    2,323,215    11,795,763    11,795,763
 Property and equipment, net..........      268,130     2,862,610     2,862,610
 Restricted cash......................          --        181,146       181,146
 Other assets.........................       19,648        44,996        44,996
                                        -----------  ------------  ------------
 Total assets.........................  $ 2,610,993  $ 14,884,515  $ 14,884,515
                                        ===========  ============  ============
Liabilities, Redeemable Convertible
Preferred Stock and Stockholders'
Equity (Deficit)
Current liabilities:
 Accounts payable.....................  $   435,574  $    909,306  $    909,306
 Accrued expenses.....................       66,479     1,452,723     1,452,723
 Current portion of capital lease
  obligation..........................                    230,507       230,507
 Current portion of long-term debt....                    730,980       730,980
 Deferred revenue.....................      205,500     1,765,951     1,765,951
                                        -----------  ------------  ------------
 Total current liabilities............      707,553     5,089,467     5,089,467
Capital lease obligation..............                    520,331       520,331
Long-term debt, net of unamortized
 discount.............................          --      1,710,470     1,710,470
                                        -----------  ------------  ------------
 Total liabilities....................      707,553     7,320,268     7,320,268
                                        -----------  ------------  ------------
Redeemable convertible preferred
 stock................................    4,196,384    18,794,774           --
Commitments and contingencies (Note
 10)
Stockholders' equity (deficit):
 Series C-1 convertible preferred
  stock $.001 par value; authorized
  378,072 shares; no shares issued and
  outstanding at December 31, 1998;
  378,072 shares issued and
  outstanding at December 31, 1999; no
  shares issued and outstanding pro
  forma (unaudited)...................          --      2,000,000           --
 Series C-2 convertible preferred
  stock $.001 par value; authorized
  126,103 shares; no shares issued and
  outstanding at December 31, 1998;
  126,103 shares issued and
  outstanding at December 31, 1999; no
  shares issued and outstanding pro
  forma (unaudited)...................          --      1,000,000           --
 Common stock, $.001 par value;
  16,504,175 authorized; 5,000,000,
  5,015,975 and 12,721,212 shares
  issued and outstanding at
  December 31, 1998, 1999 and pro
  forma (unaudited), respectively.....        5,000         5,016        12,721
 Additional paid-in capital...........      103,331     4,598,171    26,385,240
 Deferred compensation................          --     (4,729,141)   (4,729,141)
 Accumulated deficit..................   (2,401,275)  (14,104,573)  (14,104,573)
                                        -----------  ------------  ------------
 Total stockholders' equity
  (deficit)...........................   (2,292,944)  (11,230,527)    7,564,247
 Total liabilities, redeemable
  convertible preferred stock and
  stockholders' equity (deficit)......  $ 2,610,993  $ 14,884,515  $ 14,884,515
                                        ===========  ============  ============

   The accompanying notes are an integral part of these financial statements.

                                  EDOCS, INC.

                            STATEMENTS OF OPERATIONS

                                                Year Ended December 31,
                                           ------------------------------------
                                             1997        1998          1999
                                           ---------  -----------  ------------
Revenue:
  License revenue........................  $     --   $   154,000  $  1,963,500
  Service revenue........................     65,157      326,485     1,659,931
                                           ---------  -----------  ------------
    Total revenue........................     65,157      480,485     3,623,431
                                           ---------  -----------  ------------
Cost of revenue:
  Cost of license revenue................        --           --          3,250
  Cost of service revenue................        --       163,697     1,960,823
                                           ---------  -----------  ------------
    Total cost of revenue................        --       163,697     1,964,073
                                           ---------  -----------  ------------
    Gross profit.........................     65,157      316,788     1,659,358
                                           ---------  -----------  ------------
Operating expenses:
  Sales and marketing....................     12,496      706,965     5,752,701
  Research and development (excluding
   stock-based compensation of $171,131
   for the year ended December 31,
   1999).................................    121,066    1,317,677     5,184,770
  General and administrative (excluding
   stock-based compensation of $112,218
   for the year ended December 31,
   1999).................................     59,898      661,293     2,175,339
  Stock-based compensation...............        --           --        283,349
                                           ---------  -----------  ------------
    Total operating expenses.............    193,460    2,685,935    13,396,159
                                           ---------  -----------  ------------
Loss from operations.....................   (128,303)  (2,369,147)  (11,736,801)
Other income (expense):
  Interest income (expense)..............        --        96,175       189,494
  Other income (expense).................        --           --       (155,991)
                                           ---------  -----------  ------------
Net loss.................................   (128,303)  (2,272,972)  (11,703,298)
                                           ---------  -----------  ------------
Dividends on redeemable convertible
 preferred stock.........................        --      (196,384)   (1,057,898)
                                           ---------  -----------  ------------
Net loss available to common
 stockholders............................  $(128,303) $(2,469,356) $(12,761,196)
                                           =========  ===========  ============
Basic and diluted net loss available to
 common stockholders per share...........  $     --   $     (3.66) $      (6.13)
                                           =========  ===========  ============
Shares used in computing basic and
 diluted net loss available to common
 stockholders per share..................        --       674,071     2,080,730
                                           =========  ===========  ============
Unaudited pro forma basic and diluted net
 loss per common share...................                          $      (1.40)
                                                                   ============
Shares used in computing unaudited pro
 forma basic and diluted net loss per
 common share............................                             8,358,004
                                                                   ============

   The accompanying notes are an integral part of these financial statements.

                                  EDOCS, INC.

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                         Series C-1         Series C-2
                        convertible        convertible       Common stock
                      preferred stock    preferred stock      par value     Additional
                     ------------------ ------------------ ----------------   paid-in      Deferred    Accumulated
                     Shares    Amount   Shares    Amount    Shares   Amount   capital    compensation    deficit
                     ------- ---------- ------- ---------- --------- ------ -----------  ------------  ------------
Balance at
December 31,
1996............         --  $      --      --  $      --  2,696,500 $2,696 $    24,269  $       --    $        --
Issuance of
common stock
dividend........         --         --      --         --    737,500    738        (738)         --             --
Net loss........         --         --      --         --        --     --          --           --        (128,303)
                     ------- ---------- ------- ---------- --------- ------ -----------  -----------   ------------
Balance at
December 31,
1997............         --         --      --         --  3,434,000  3,434      23,531          --        (128,303)
Issuance of
common stock....         --         --      --         --    178,500    178     249,822          --             --
Issuance of
common stock in
exchange for
services........         --         --      --         --  1,387,500  1,388      26,362          --             --
Accrual of
cumulative
dividends on
Series A redeemable
convertible
preferred
stock...........         --         --      --         --        --     --     (196,384)         --             --
Net loss........         --         --      --         --        --     --          --           --      (2,272,972)
                     ------- ---------- ------- ---------- --------- ------ -----------  -----------   ------------
Balance at
December 31,
1998............         --         --      --         --  5,000,000  5,000     103,331          --      (2,401,275)
Issuance of
Series C-1
convertible
preferred
stock...........     378,072  2,000,000     --         --        --     --          --           --             --
Issuance of
warrant to
purchase 126,103
shares of Series
C-2 convertible
preferred
stock...........         --         --      --         --        --     --       50,000          --             --
Issuance of
warrants to
purchase 168,240
shares of Series
A redeemable
convertible
preferred
stock...........         --         --      --         --        --     --      488,666          --             --
Issuance of
Series C-2
convertible
preferred stock
upon exercise of
warrant.........         --         --  126,103  1,000,000       --     --          --           --             --
Exercise of
stock options...         --         --      --         --     15,975     16       1,582          --             --
Accrual of
cumulative
dividends on
Series A and
Series B
redeemable
convertible
preferred
stock...........         --         --      --         --        --     --   (1,057,898)         --             --
Deferred
compensation
related to grant
of stock
options.........         --         --      --         --        --     --    4,841,359   (4,841,359)           --
Stock-based
compensation....         --         --      --         --        --     --      171,131      112,218            --
Net loss........         --         --      --         --        --     --         --            --     (11,703,298)
                     ------- ---------- ------- ---------- --------- ------ -----------  -----------   ------------
Balance at
December 31,
1999............     378,072 $2,000,000 126,103 $1,000,000 5,015,975 $5,016 $ 4,598,171  $(4,729,141)  $(14,104,573)
                     ======= ========== ======= ========== ========= ====== ===========  ===========   ============
                          Total
                      stockholders'
                     equity (deficit)
                     ----------------
Balance at
December 31,
1996............       $     26,965
Issuance of
common stock
dividend........                --
Net loss........           (128,303)
                     ----------------
Balance at
December 31,
1997............           (101,338)
Issuance of
common stock....            250,000
Issuance of
common stock in
exchange for
services........             27,750
Accrual of
cumulative
dividends on
Series A redeemable
convertible
preferred
stock...........           (196,384)
Net loss........         (2,272,972)
                     ----------------
Balance at
December 31,
1998............         (2,292,944)
Issuance of
Series C-1
convertible
preferred
stock...........          2,000,000
Issuance of
warrant to
purchase 126,103
shares of Series
C-2 convertible
preferred
stock...........             50,000
Issuance of
warrants to
purchase 168,240
shares of Series
A redeemable
convertible
preferred
stock...........            488,666
Issuance of
Series C-2
convertible
preferred stock
upon exercise of
warrant.........          1,000,000
Exercise of
stock options...              1,598
Accrual of
cumulative
dividends on
Series A and
Series B
redeemable
convertible
preferred
stock...........         (1,057,898)
Deferred
compensation
related to grant
of stock
options.........                --
Stock-based
compensation....            283,349
Net loss........        (11,703,298)
                     ----------------
Balance at
December 31,
1999............       $(11,230,527)
                     ================

  The accompanying notes are an integral part of these financial statements.

                                  EDOCS, INC.

                            STATEMENTS OF CASH FLOWS

                                               Year Ended December 31,
                                          ------------------------------------
                                            1997        1998          1999
                                          ---------  -----------  ------------
Cash flows from operating activities:
 Net loss................................ $(128,303) $(2,272,972) $(11,703,298)
 Adjustments to reconcile net loss to net
  cash used in operating activities:
 Depreciation and amortization...........       --        28,530       539,391
 Loss on disposal of property and
  equipment..............................       --           --        155,991
 Accretion of debt discount associated
  with warrants..........................       --           --         78,187
 Issuance of warrant to purchase Series
  C-2 convertible preferred stock........       --           --         50,000
 Issuance of common stock in exchange
  for services...........................       --        27,750           --
 Stock-based compensation expense........       --           --        283,349
 Increase (decrease) resulting from
  changes in operating assets and
  liabilities:
  Accounts receivable....................       --       (17,500)   (1,660,827)
  Receivable from officers...............    10,000       16,965           --
  Prepaid expenses and other current
   assets................................       --       (26,853)     (328,464)
  Other assets...........................       --           --        (25,348)
  Accounts payable.......................       --       435,574       473,732
  Accrued expenses.......................   178,561     (112,082)    1,386,244
  Deferred revenue.......................       --       205,500     1,560,451
                                          ---------  -----------  ------------
   Net cash provided (used in) by
    operating activities.................    60,258   (1,715,088)   (9,190,592)
                                          ---------  -----------  ------------
Cash flows from investing activities:
 Purchases of property and equipment.....       --      (296,660)   (3,037,370)
 Restricted cash.........................       --           --       (181,146)
                                          ---------  -----------  ------------
   Net cash used in investing
    activities...........................       --      (296,660)   (3,218,516)
                                          ---------  -----------  ------------
Cash flows from financing activities:
 Proceeds from sales leaseback of
  property and equipment.................       --           --        680,055
 Principal payments on capital lease
  obligations............................       --           --       (133,968)
 Proceeds from issuance of long-term
  debt...................................       --           --      3,000,000
 Principal payments on long-term debt....       --           --       (195,812)
 Proceeds from issuance of redeemable
  convertible preferred stock............       --     4,000,000    13,540,492
 Proceeds from issuance of series C-1
  convertible preferred stock............       --           --      2,000,000
 Proceeds from issuance of series C-2
  convertible preferred stock upon
  exercise of warrant....................       --           --      1,000,000
 Proceeds from issuance of common stock..       --       250,000           --
 Proceeds from exercise of stock
  options................................       --           --          1,598
                                          ---------  -----------  ------------
   Net cash provided by financing
    activities...........................       --     4,250,000    19,892,365
                                          ---------  -----------  ------------
Net increase in cash and cash
 equivalents.............................    60,258    2,238,252     7,483,257
Cash and cash equivalents, beginning of
 period..................................       --        60,258     2,298,510
                                          ---------  -----------  ------------
Cash and cash equivalents, end of
 period.................................. $  60,258  $ 2,298,510  $  9,781,767
Supplemental disclosure of cash flow
 information:
 Interest paid........................... $     --   $       --   $    100,567
Supplemental disclosure of non-cash
 investing and financing activities:
 Purchases of property and equipment
  through capital leases................. $     --   $       --   $    252,492
 Convertible preferred stock warrants
  issued and recorded as debt discount... $     --   $       --   $    488,666
 Accrual of cumulative dividends on
  redeemable convertible preferred
  stock.................................. $     --   $   196,384  $  1,057,898
 Deferred compensation................... $     --   $       --   $  4,841,359

   The accompanying notes are an integral part of these financial statements.

                                  EDOCS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Nature of the Business

    edocs, Inc. (the "Company") develops, markets and supports a leading software platform for Internet billing and customer management designed to enable companies to utilize the Internet to transform the traditional paper-based bill and statement delivery process into the foundation of an online customer account management strategy.

    The Company was incorporated in the State of California on December 2, 1996 and reincorporated in the State of Delaware on May 21, 1998. Operations for the period from December 2, 1996 to December 31, 1996 were not significant.

2. Summary of Significant Accounting Policies

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

    All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The Company invests excess cash primarily in government agency notes and diversified money market funds at highly rated financial institutions in the United States. Accordingly, these investments are subject to minimal credit and market risk.

    At December 31, 1998 and 1999, cash equivalents were comprised of government agency notes totaling $2,004,000 and $264,072, respectively, and money market funds totaling $258,591 and $9,469,310, respectively. At December 31, 1998 and 1999, cash equivalents are stated at cost plus accrued interest, which approximates fair market value.

Restricted Cash

    Restricted cash represents a deposit held at a major financial institution as collateral for a letter of credit that secures the Company's office lease.

Revenue Recognition

    The Company generates revenue from the sale of software product licenses and from professional consulting, training and maintenance and support services. Revenue under arrangements where multiple products or services are sold together under one contract is allocated to each element based on their relative fair values, with these fair values being determined using the price charged when that element is sold separately.

    Revenue from product licenses is recognized upon delivery, providing that persuasive evidence of an arrangement exists, no significant obligations with regard to installation or implementation of the software remain, fees are fixed or determinable, collectibility is reasonably assured and customer

                                  EDOCS, INC.

acceptance where applicable is obtained. Multiple element arrangements that include consulting services are evaluated to determine whether those services are essential to the functionality of other elements of the arrangement. When services are considered essential, revenue under the arrangement is recognized using the percentage-of-completion method of accounting, based on the ratio of costs incurred to total estimated costs.

    Services revenue is primarily comprised of revenue from professional consulting services, training and maintenance and support services. Services revenue from professional consulting services and training billed on a time-and-materials basis is recognized as the services are performed. Services revenue billed on fixed-price service arrangements is recognized on the completion of specific contract milestones, or based on an estimated percentage of completion as work progresses. Losses, if any, on fixed-price contracts are recognized when the loss is determined. Maintenance and support revenue is deferred and recognized ratably over the term of the related agreement, which is typically one year.

Fair Value of Financial Instruments

    The carrying amounts of the Company's financial instruments, which include cash equivalents, accounts receivable, accounts payable, accrued expenses, capital lease obligations and debt, approximate their fair values at December 31, 1998 and 1999.

Concentration of Credit Risk and Significant Customers

    Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. To reduce its credit risk, the Company routinely assesses the financial strength of its customers. The Company maintains an allowance for potential credit losses but historically has not experienced any significant losses related to individual customers or groups of customers. At December 31, 1998, one customer accounted for 100% of the accounts receivable balance. At December 31, 1999, five customers accounted for 28%, 23%, 15%, 12% and 11% of the accounts receivable balance.

    Revenue from one customer accounted for 88% and 97% of total revenue for the years ended December 31, 1997 and 1998, respectively. Revenue from two customers accounted for 26% and 25% of total revenue for the year ended December 31, 1999.

    At December 31, 1998 and 1999, the Company had cash balances at certain financial institutions in excess of federally insured limits. However, the Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Property and equipment

    Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally two to seven years. Capital leases and leasehold improvements are amortized over the lease life or the estimated useful life of the asset, whichever is shorter. Repair and maintenance costs are expensed as incurred.

Internal Use Software

    On January 1, 1999, the Company adopted American Institute of Certified Public Accountants Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP No. 98-1). Accordingly, the Company capitalizes costs associated with the design and implementation of its internally developed software. To date, internal costs eligible for capitalization under SOP No. 98-1 have not been material.

                                  EDOCS, INC.

Accounting for Stock-Based Compensation

    The Company accounts for stock based awards to its employees in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations and has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation, through disclosure only (Note 8)." Stock based awards to nonemployees are accounted at their fair value in accordance with SFAS No. 123 and the Emerging Issues Task Force ("EITF") Issue No. 98-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services."

Research and Development and Software Development Costs

    Costs incurred in the research and development are expensed as incurred. Costs associated with the development of computer software are expensed prior to establishing technological feasibility, as defined by SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," and capitalized thereafter until commercial release of the products. Software development costs eligible for capitalization have not been material to date.

Comprehensive Loss

    The Company adopted SFAS No. 130, "Reporting Comprehensive Income," effective January 1, 1998. No differences exist between net loss and comprehensive loss.

Advertising Costs

    Advertising costs are charged to operations as incurred. We did not incur any advertising costs in the years ended December 31, 1997 and 1998. Advertising costs were approximately $148,450 in the year ended December 31, 1999.

Unaudited Pro Forma Balance Sheet

    Upon the closing of Company's anticipated initial public offering, all shares of redeemable convertible preferred stock and convertible preferred stock outstanding at December 31, 1999 (Note 6) will automatically convert into 7,705,237 shares of common stock. This conversion has been reflected in the unaudited pro forma balance sheet as of December 31, 1999.

Net Loss per Share and Unaudited Pro Forma Net Loss per Share

    Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding, excluding shares of common stock subject to repurchase. Diluted net loss per share does not differ from basic net loss per share since potential common shares from conversion of preferred stock, exercise of stock options and warrants and the lapsing of restrictions on common stock subject to repurchase are antidilutive for all periods presented. For the years ended December 31, 1997, 1998 and 1999, options to purchase zero, 480,000 and 1,981,400 shares of common stock were not included in the computation of diluted net loss per share since their inclusion would be anti-dilutive. In addition, preferred stock and warrants convertible into 7,873,497 shares of common stock and 1,576,205 shares of restricted common stock for the year ended December 31, 1999 were not included in the computation of diluted net loss per share since their inclusion would also be anti-dilutive. Unaudited

                                  EDOCS, INC.

pro forma basic and diluted net loss per share has been calculated assuming the conversion of all outstanding shares of preferred stock into common shares, as if the shares had converted immediately upon their issuance. In the computation of pro forma net loss per share, accretion of preferred stock to the mandatory redemption amount is not included as an increase to net loss.

Recent Accounting Pronouncements

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring the recognition of all derivative instruments as either assets or liabilities in the statement of financial position and the measure of those instruments at fair value. SFAS No. 133, as amended, is effective for the Company beginning January 1, 2001. Because the Company does not currently hold any derivative instruments and do not currently engage in hedging activities, we expect the adoption of SFAS No. 133 will not have a material impact on our financial position or operating results.

3. Property and Equipment

    Property and equipment consists of the following:

                                               Estimated
                                                useful      December 31,
                                                 life    --------------------
                                                (years)    1998       1999
                                               --------- --------  ----------
   Computer equipment.........................      3    $225,472  $2,136,858
   Furniture and fixtures.....................      7         776     311,716
   Office equipment...........................      5      41,839     170,926
   Software...................................      2      23,788     537,751
   Leasehold improvements.....................      2       4,785     200,784
                                                         --------  ----------
                                                          296,660   3,358,035
   Less--accumulated depreciation and
    amortization..............................            (28,530)   (495,425)
                                                         --------  ----------
                                                         $268,130  $2,862,610
                                                         ========  ==========

    There was no depreciation and amortization expense on property and equipment in 1997. Depreciation and amortization expense on property and equipment was $28,530 and $539,391 in 1998 and 1999, respectively.

    In March 1999, the Company entered into an agreement with a leasing company to establish a line of credit that enabled the Company to finance up to $1,000,000 in purchases of property and equipment under capital leases (the "lease line") which is collateralized by the assets under the lease line. Each borrowing under the lease line is payable in equal monthly installments over a period of 42 months and bears interest at a rate of 7.5% per annum.

    Equipment under capital leases at:

                                                               December 31,
                                                           --------------------
                                                              1998      1999
                                                           ---------- ---------
   Computer equipment..................................... $      --  $ 585,515
   Furniture and fixtures.................................        --     55,477
   Office equipment.......................................        --     51,465
   Software...............................................        --    154,388
   Leasehold improvements.................................        --     85,702
                                                           ---------- ---------
                                                                  --    932,547
   Accumulated amortization...............................        --   (198,108)
                                                           ---------- ---------
   Equipment under capital leases, net.................... $      --  $ 734,439
                                                           ========== =========

                                  EDOCS, INC.

    In 1999, the Company sold to the lessor and leased back $680,055 of property and equipment under the lease line. At December 31, 1999, the Company had $798,578 outstanding under the lease line (Note 10).

    In connection with the capital lease agreement, the Company granted a fully vested warrant to purchase 19,120 shares of the Series A redeemable convertible preferred stock at an exercise price equal to $2.62 per share. These warrants are exercisable immediately and expire seven years from the issuance date or two years from the effective date of an initial public offering, whichever is earlier. The Company has recorded the warrant at their fair value using the Black-Scholes option pricing model. At December 31, 1999, the fair value of $55,563 was recorded as a discount on the carrying value of the capital lease obligation and is being amortized to interest expense over the term of the lease.

4. Long-Term Debt

    In March 1999, the Company entered into a subordinated debt agreement providing for borrowings of up to $4,000,000. Under the agreement, $3,000,000 of the subordinated loan balance is available, with an additional $1,000,000 available upon written request. The subordinated debt is collateralized by substantially all assets of the Company, excluding intellectual property. Borrowings outstanding under the agreement are payable in 36 monthly installments and bear interest at 12% per annum. At December 31, 1999, the Company had $2,804,189 outstanding under the agreement. Available borrowings on the additional $1,000,000 balance expire on March 31, 2000.

    The future aggregate annual principal payments on long-term debt as of December 31, 1999 and for each of the years ended December 31, are as follows:

2000................................................................ $  913,277
2001................................................................  1,017,916
2002................................................................    872,996
                                                                     ----------
  Total principal payments..........................................  2,804,189
  Unamortized interest on debt discount.............................   (362,739)
                                                                     ----------
  Present value of principal payments...............................  2,441,450
  Less current portion..............................................   (730,980)
                                                                     ----------
  Long-term portion................................................. $1,710,470
                                                                     ==========

    In connection with the subordinated debt, the Company granted a fully vested warrant to purchase 149,140 shares of Series A redeemable convertible preferred stock at an exercise price of $2.62 per share. The warrant is exercisable immediately and expires seven years from the issuance date, or two years from the effective date of an initial public offering, whichever is earlier. The Company has recorded the warrant at the fair value using the Black-Scholes option pricing model. At December 31, 1999, the fair value of $433,103 was recorded as a discount on the carrying value of the debt and is being amortized to interest expense over the term of the debt.

    The lender has the right to an additional warrant to purchase 49,713 shares of Series A redeemable convertible preferred stock at an exercise price of $2.62 per share in the event the Company will utilize the remaining available line.

                                  EDOCS, INC.

5. Accrued Expenses

    A summary of accrued expenses consists of the following:

                                                                December 31,
                                                             ------------------
                                                              1998      1999
                                                             ------- ----------
   Accrued compensation, benefits and related taxes......... $   --  $  450,588
   Accrued sales and marketing..............................  21,836    133,172
   Accrued consulting and professional services.............  18,898    397,252
   Accrued other............................................  25,745    471,711
                                                             ------- ----------
                                                             $66,479 $1,452,723
                                                             ======= ==========

6. Redeemable Convertible Preferred Stock and Convertible Preferred Stock

    In May 1998, the Company authorized and issued 4,000,000 shares of Series A, $.001 par value, mandatorily redeemable convertible preferred stock (the "Series A preferred stock") for cash proceeds of $4,000,000. In April 1999, the Company authorized and issued 3,201,062 shares of Series B, $.001 par value, mandatorily redeemable convertible preferred stock (the "Series B preferred stock") for cash proceeds of $13,540,492.

    In August 1999, the Company authorized the issuance of 504,175 shares of Series C convertible preferred stock in two subseries (the "Series C-1 preferred stock" and "Series C-2 preferred stock", together the "Series C preferred stock"), at which time the Company issued 189,036 shares of Series C-1 preferred stock at $5.29 per share for cash proceeds of $1,000,000 and granted a fully vested warrant to purchase 126,103 shares of Series C-2 preferred stock at an exercise price of $7.93 per share, to a customer. The Company has recorded the warrant at the fair value using the Black-Scholes option pricing model. The fair value of $50,000 was recorded as a reduction of revenue for the year ended December 31, 1999. On December 16, 1999, upon exercise of the warrant, the Company issued 126,103 shares of Series C-2 preferred stock for additional cash proceeds of $1,000,000. The customer represented 25% of revenue for the year ended December 31, 1999 and $414,809 is included in accounts receivable at December 31, 1999.

    On September 30, 1999, the Company issued the remaining 189,036 shares of Series C-1 preferred stock at $5.29 per share for cash proceeds of $1,000,000 to a second customer. The customer represented 2% of revenue for the year ended December 31, 1999 and $1,882 is included in accounts receivable at December 31, 1999.

Redemption Rights

    Based upon the following schedule, each holder of shares of Series A and Series B preferred stock shall have the right to cause the Company to redeem the then outstanding Series A and Series B preferred stock at a price currently equal to $1.00 per share and $4.23 per share, respectively, plus any declared but unpaid dividends.

    Required redemption amounts for Series A and Series B preferred stock, including any cumulative and unpaid dividends, are as follows:

                                                            Series A   Series B
                                                           cumulative cumulative
                                                           redemption redemption
   Year                                                      amount     amount
   ----                                                    ---------- ----------
   2003................................................... $1,962,274 $6,177,481
   2004...................................................  4,160,020 13,096,260
   2005...................................................  6,866,387 21,616,243

                                  EDOCS, INC.

    The following table sets forth preferred stock activity of edocs, Inc.:

                               Series A             Series B
                         -------------------- ---------------------
                          Shares     Amount    Shares     Amount       Total
                         --------- ---------- --------- ----------- -----------
Balance December 31,
 1996 and 1997..........       --         --        --          --          --
Issuance of Series A
 redeemable convertible
 preferred stock........ 4,000,000 $4,000,000                       $ 4,000,000
Accrual of cumulative
 dividends on Series A
 redeemable convertible
 preferred stock........       --     196,384                           196,384
                         --------- ---------- --------- ----------- -----------
Balance at December 31,
 1998................... 4,000,000  4,196,384       --          --    4,196,384
Issuance of Series B
 redeemable convertible
 preferred stock........                      3,201,062 $13,540,492  13,540,492
Accrual of cumulative
 dividends on Series A
 redeemable convertible
 preferred stock........              335,738                           335,738
Accrual of cumulative
 dividends on Series B
 redeemable convertible
 preferred stock........                                    722,160     722,160
                         --------- ---------- --------- ----------- -----------
Balance at December 31,
 1999................... 4,000,000 $4,532,122 3,201,062 $14,262,652 $18,794,774
                         ========= ========== ========= =========== ===========

    The Series A, Series B, and Series C preferred stock have the following characteristics:

Voting Rights

    The holders of the Series A, B and C preferred stock are entitled to vote, together with the holders of common stock, as a single class on all matters. Each share of preferred stock shall have one vote for each full share of common stock into which the respective share of preferred stock would be convertible on the record date of the vote.

Dividends Rights

    Holders of Series A and B preferred stock are entitled to receive, out of funds legally available, cumulative dividends at the simple rate of 8% per share per annum when and if declared by the Board of Directors or upon any redemption of the preferred stock. Holders of Series C preferred stock are not entitled to receive dividends other than those paid to holders of common stock (other than a stock dividend) on an as converted basis. Through December 31, 1999, no dividends have been declared or paid by the Company.

Liquidation Preference

    In the event of any liquidation, dissolution or winding-up of the Company, the holders of Series A, Series B, Series C-1 and Series C-2 preferred stock are entitled to receive, prior to and in preference to holders of common stock, an amount equal to $1.00 per share, $4.23 per share, $5.29 per share and $7.93 per share, respectively, plus all declared and unpaid cumulative dividends. Any assets remaining after the initial distribution to the preferred stockholders shall be available for distribution ratably among the common and Series A and Series B preferred stockholders, with each share of Series A and Series B preferred stock participating on an as converted basis, except that the holders of Series A and Series B preferred stock will not be entitled to any additional distribution if such aggregate amount distributable to all holders of capital stock exceeds $50,000,000 or $75,000,000, respectively.

                                  EDOCS, INC.

Conversion

    Each Series A, Series B, and Series C preferred share may be converted at any time, at the option of the stockholder, into shares of common stock, subject to the applicable conversion rate as defined, currently resulting in a one for one conversion for Series A, Series B and Series C, respectively. Conversion ratios are subject to change upon occurrence of certain events as specified in the agreements. The Series A, Series B, and Series C preferred stock are automatically convertible into common stock upon the closing of an initial public offering in which gross proceeds equal or exceed $15,000,000 for the Series A and $20,000,000 for Series B and Series C, and in which the price per common share equals or exceeds $5.00 for Series A and $9.01 for Series B and Series C, subject to certain anti-dilution adjustments. Upon conversion of the Series A, Series B and Series C preferred stock, certain stockholders will be entitled to specified registration rights.

7. Common Stock

    Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company's stockholders. Common stockholders are entitled to receive dividends, if any, as may be declared by the Board of Directors, subject to the preferential dividend rights of the Series A and Series B preferred stockholders.

    At December 31, 1999, the Company has 11,275,237 shares of its common stock reserved for issuance upon the conversion of the preferred stock and the issuance of common stock in connection with the Company's equity incentive program (Note 6).

Stock Split

    In May of 1998, the Company's Board of Directors declared a five for one stock split, in the form of a stock dividend, effective May 22, 1998. All shares and per share amounts included in the financial statements have been adjusted to give retroactive effect to the stock splits for all periods presented.

Restricted Stock Agreements

    The Company has entered into stock restriction agreements with certain stockholders. The agreements provide that, in the event these individuals are no longer employed by the company prior to May 22, 2001, the Company has the right to repurchase a percentage of the shares at their original issuance price. If employment were terminated prior to June 22, 1998, 75% of the shares would have been subject to the repurchase option. Thereafter, the number of shares subject to the purchase option shall decrease by 2.08% for the next 35 months and 2.2% on the thirty-sixth month thereafter. At December 31, 1999, 1,289,810 and 286,395 shares of common stock were subject to repurchase by the Company at a price of $.05 and $.10 per share, respectively. These stockholders have certain registration rights.

8. Stock Option Plan

    In 1998, the Company adopted the 1998 Stock Option Plan (the "Plan") which provides for the grant of incentive stock options and non-qualified stock options, stock awards and stock purchase rights for the purchase of up to 1,500,000 shares of the Company's common stock by officers, employees, consultants and directors of the Company. In November 1999, the Company increased the number of options available for grant under the Plan from 1,500,000 to 3,000,000.

                                  EDOCS, INC.

    The Board of Directors is responsible for administration of the Plan. The Board determines the term of each option, the option exercise price, the number of shares for which each option is granted and the rate at which each option is exercisable. Incentive stock options may be granted to any employee at an exercise price per share of not less than the fair value per common share on the date of the grant (not less than 110% of fair value in the case of holders of more than 10% of the Company's voting stock) and with a term not to exceed ten years from the date of the grant (five years for incentive stock options granted to holders of more than 10% of the Company's voting stock). Non-qualified stock options may be granted to any officer, employee, consultant or director at an exercise price per share of not less than the book value per share. At December 31, 1999, there were 1,002,625 options available for future grant under the Plan.

    A summary of the status of the Company's stock options as of December 31, 1998 and 1999, and changes during the period then ended is presented below:

                                                                       Weighted-
                                                             Number     average
                                                               of      exercise
                                                             options     price
                                                            ---------  ---------
   Outstanding at December 31, 1997........................       --     $ --
     Granted...............................................   480,000     0.10
     Exercised.............................................       --       --
     Canceled..............................................       --       --
                                                            ---------
   Outstanding at December 31, 1998........................   480,000     0.10
     Granted............................................... 1,550,500     0.59
     Exercised.............................................   (15,975)    0.10
     Canceled..............................................   (33,125)    0.25
                                                            ---------
   Outstanding at December 31, 1999........................ 1,981,400    $0.48
                                                            =========

    The weighted average fair value of options granted, with exercise prices equal to the fair value of the Company's common stock at the date of grant, was $0.02 during 1998. The weighted average fair value of options granted, with exercise prices below the fair value of the Company's common stock at the date of grant, was $3.75 during 1999.

    The following table summarizes information about stock options outstanding at December 31, 1999:

                                                 Weighted
                                                  average   Weighted             Weighted
                                                 remaining  average  Exercisable average
   Exercise                           Number    contractual exercise   number    exercise
     price                          outstanding    life      price   of options   price
   --------                         ----------- ----------- -------- ----------- --------
    $0.10..........................    858,025     9.01      $0.10     143,029    $0.10
    $0.50..........................    259,000     9.47       0.50       7,500     0.50
    $0.75..........................    739,875     9.83       0.75      21,769     0.75
    $1.50..........................    124,500     9.97       1.50         --       --
                                     ---------                         -------
                                     1,981,400     9.44      $0.48     172,298    $0.20
                                     =========                         =======

                                  EDOCS, INC.

    edocs, Inc. applies APB No. 25 in accounting for its stock plan for options granted to employees. Had the Company determined compensation cost based on the fair value at the grant date for employee stock options under SFAS No. 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                               Year Ended December 31,
                                          ------------------------------------
                                            1997        1998          1999
                                          ---------  -----------  ------------
   Net loss
     As reported......................... $(128,303) $(2,272,972) $(11,703,298)
     Pro forma...........................  (128,000)  (2,273,000)  (11,719,000)
   Basic and diluted net loss per share
     As reported......................... $     --   $     (3.66) $      (6.13)
     Pro forma...........................       --         (3.66)        (6.14)

    Because the determination of the fair value of all options granted after the Company becomes a public entity will include an expected volatility factor, additional option grants are expected to be made subsequent to December 31, 1999 and most options vest over several years, the above pro forma effects are not necessarily indicative of the pro forma effects on future years.

    Under SFAS No. 123, the fair value of each employee grant is estimated on the date of the grant using the Black-Scholes option pricing model to apply the minimum value method with the following weighted-average assumptions used for grants made during the years ended December 31, 1997, 1998 and 1999:

                                                                  Year Ended
                                                                 December 31,
                                                                ---------------
                                                                1997 1998  1999
                                                                ---- ----  ----
   Expected option term (years)................................ --      5     5
   Risk-free rate.............................................. --   4.86% 6.19%
   Dividend yield.............................................. --    0.0%  0.0%

    During 1999, the Company recorded $4,841,359 of deferred stock-based compensation related to grants of stock options to employees. This amount represents the difference between the exercise price of certain stock option grants and the amount determined to be the fair market value of the underlying common stock for financial reporting purposes on the date that the stock options were granted. This amount is included as a component of stockholders' equity (deficit) and is being amortized to operations over the vesting period of the options. The stock options generally vest over periods of four years. Amortization of deferred stock compensation was $112,218 for the year ended December 31, 1999, all of which related to the general and administrative expense category.

    During 1998 and 1999, the Company granted 20,000 and 37,500 options, respectively, to consultants in exchange for services to be performed. The compensation expense related to these options is recognized over the service period. As these options vest over four years, the Company will be required to remeasure the fair value of these options at each reporting period prior to vesting and then finally at the vesting dates of the options. Changes in the estimated fair value of these options will be recognized as compensation expense in the period of the change. For the year ended December 31, 1999, the Company recorded $171,131 of compensation expense related to these options.

                                  EDOCS, INC.

9. Income Taxes

    Deferred tax assets consist of the following:

                                                         December 31,
                                                  -----------------------------
                                                   1997      1998       1999
                                                  -------  --------  ----------
   Net operating loss carryforward............... $50,554  $956,848  $5,822,802
   Amortization and depreciation.................   1,113     6,401     (63,382)
   Research and development carryforwards........     --        --       79,133
   Other.........................................     --        --      224,110
                                                  -------  --------  ----------
   Deferred tax assets...........................  51,667   963,249   6,062,663
   Deferred tax asset valuation allowance........ (51,667) (963,249) (6,062,663)
                                                  -------  --------  ----------
                                                  $   --   $    --   $      --
                                                  =======  ========  ==========

    The Company has generated taxable losses from operations since inception and, accordingly, has no taxable income available to offset the carryback of net operating losses. Based upon the weight of all available evidence, the Company has provided a full valuation allowance for its deferred tax asset since, in the opinion of management, the realization of these future benefits is not sufficiently assured.

    At December 31, 1999, the Company had available federal net operating loss carryforwards available to reduce future tax liabilities of approximately $14,460,000, which expire at various dates through 2019. Under the Internal Revenue Code, certain substantial changes in the Company's ownership could result in an annual limitation on the amount of net operating loss carryforwards which could be utilized in future years.

    Income taxes computed using the federal statutory income tax rate differs from the Company's effective tax rate primarily due to the following:

                                                       December 31,
                                              --------------------------------
                                                1997      1998        1999
                                              --------  ---------  -----------
Income tax benefit at U.S. federal statutory
 tax rate...................................  $(43,622) $(772,810) $(4,338,807)
State taxes, net of federal tax impact......    (8,045)  (142,407)    (818,399)
Research and development credit
 carryforward...............................       --         --       (40,000)
Change in valuation allowance...............    51,667    911,582    5,099,414
Other.......................................       --       3,635       97,792
                                              --------  ---------  -----------
Provision for income taxes..................  $    --   $     --   $       --
                                              ========  =========  ===========

                                  EDOCS, INC.

10. Commitments and Contingencies

    The Company leases office space and certain equipment under noncancelable operating leases. The office lease includes an escalation clause. Total rent expense under these operating leases was approximately $26,875 and $327,486 for the years ended December 31, 1998 and 1999, respectively.

    Future minimum lease commitments at December 31, 1999 are as follows:

                                                           Operating   Capital
   Year ending December 31,                                  leases    leases
   ------------------------                                ---------- ---------
   2000................................................... $  870,378 $ 301,921
   2001...................................................    830,923   301,921
   2002...................................................    834,628   282,674
   2003...................................................    535,210     6,590
                                                           ---------- ---------
   Total minimum lease payments........................... $3,071,139   893,106
                                                           ==========
   Amount representing interest...........................              (94,528)
   Unamortized interest on debt discount..................              (47,740)
                                                                      ---------
   Present value of minimum lease payments................              750,838
   Less current portion...................................             (230,507)
                                                                      ---------
   Long-term portion......................................            $ 520,331
                                                                      =========

    During 1999, the Company entered into a two-year agreement with a related party to provide system development consulting services to the Company. Termination of services under the agreement requires a minimum of six months notice. At December 31, 1999, the future minimum service payments under the agreement are approximately $750,000.

11. 401(k) Savings Plan

    In July 1999, the Company adopted an employee savings and retirement plan which covers all employees and is qualified under Section 401 of the Internal Revenue Code. Employees may elect to make voluntary contributions to the 401(k) plan, based on a percentage of their pretax earnings, up to the statutorily prescribed annual limit. The Company may make discretionary contributions to the 401(k) plan in amounts determined annually by the Board of Directors. Through December 31, 1999, the Company has made no contributions to the 401(k) plan.

12. Related Party Transactions

    During 1998 and 1999, a consulting firm, of which an officer of the Company is a shareholder, provided services to the Company. For the year ended December 31, 1998 and 1999, the Company incurred expenses of $766,079 and $2,243,551, respectively, related to these services. At December 31, 1998 and 1999, $211,026 and $308,104, respectively, are included in accounts payable and accrued expenses.

    During 1998, a consulting firm, of which a member of the board of directors was a shareholder, provided services to the Company. For the year ended December 31, 1998, the Company incurred $118,930 of expenses related to these services.

                                  EDOCS, INC.

13. Subsequent Events

    In January 2000, the Company authorized the issuance of up to 2,222,290 shares of Series D convertible preferred stock ("Series D preferred stock"). As of January 31, 2000, the Company had issued 2,065,644 shares of the Series D preferred stock for total proceeds of $19,520,336. The liquidation preference of the Series D preferred stock is $9.45 per share plus all declared and unpaid dividends. Series D preferred stock automatically converts into common upon the closing of an initial public offering in which aggregate proceeds equal or exceed $20,000,000 and in which the price per common share equals or exceeds $13.23. All other characteristics of the Series D preferred stock are consistent with that of the Series C preferred stock.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                  -----------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Special Note Regarding Forward-Looking Statements........................  19
Use of Proceeds..........................................................  20
Dividend Policy..........................................................  20
Capitalization...........................................................  21
Dilution.................................................................  22
Selected Financial Data..................................................  23
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  24
Business.................................................................  34
Management...............................................................  48
Certain Transactions.....................................................  57
Principal Stockholders...................................................  59
Description of Capital Stock.............................................  61
Shares Eligible for Future Sale..........................................  64
Underwriting.............................................................  67
Legal Matters............................................................  69
Experts..................................................................  69
Where You Can Find More Information......................................  69
Index to Financial Statements............................................ F-1

                                  -----------

  Through and including     , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                      Shares

                                  edocs, Inc.

                                 Common Stock

                                  -----------

                         [logo of eddocs appears here]

                                  -----------

                             Goldman, Sachs & Co.

                              Robertson Stephens

                          U.S. Bancorp Piper Jaffray

                      Representatives of the Underwriters

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

    Estimated expenses payable in connection with the sale of the common stock in this offering are as follows:

     SEC registration fee........................................... $   18,200
     NASD filing fee................................................      7,400
     Nasdaq National Market listing fee.............................     86,000
     Printing and engraving expenses................................    150,000
     Legal fees and expenses........................................    450,000
     Accounting fees and expenses...................................    250,000
     Transfer agent and registrar fees and expenses.................      5,000
     Miscellaneous..................................................     33,400
                                                                     ----------
       Total........................................................ $1,000,000
                                                                     ==========

    The registrant will bear all of the expenses shown above.

Item 14. Indemnification of Directors and Officers.

    The Delaware General Corporation Law, the registrant's charter and by-laws provide for indemnification of the registrant's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the registrant's corporate charter filed as
Exhibits  and   hereto and the registrants by-laws filed as Exhibit  hereto.

    The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement filed as Exhibit 1.1 hereto.

    The registrant intends to apply for a directors' and officers' insurance policy.

Item 15. Recent Sales of Unregistered Securities.

    In the three years preceding the filing of this registration statement, the registrant has sold the following securities that were not registered under the Securities Act:

    On May 21, 1998, the registrant sold an aggregate of 762,500 shares of its common stock to a founder for an aggregate purchase price of $15,250.

    On May 22, 1998, the registrant sold an aggregate of 4,000,000 shares of its Series A convertible preferred stock to four investors at a price of $1.00 per share.

    On March 31, 1999, the registrant issued two warrants to Comdisco, Inc. to purchase up to an aggregate of 168,260 shares of its Series A convertible preferred stock at an exercise price equal to $2.62 per share.

    On April 30, 1999, the registrant sold an aggregate of 3,201,062 shares of its Series B convertible preferred stock to eleven investors at a price of $4.23 per share.

    During the period from August 6, 1999 through and including September 30, 1999, the registrant sold an aggregate of 378,072 shares of its Series C-1 convertible preferred stock to two investors at a price of $5.29 per share.

    On August 6, 1999, the registrant issued a warrant to an investor to purchase up to an aggregate of 126,103 shares of its Series C-2 convertible preferred stock at an exercise price of $7.93 per share.

    From November 23, 1998 through December 31, 1999, the registrant granted options to purchase an aggregate of 2,030,500 shares of common stock under the 1998 Stock Option Plan, as amended, exercisable at a weighted average price of $0.48 per share.

    During the period from January 7, 2000 through and including January 31, 2000, the registrant sold an aggregate of 2,065,644 shares of its Series D convertible preferred stock to twelve investors at a price of $9.45 per share.

    No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon the exemption provided by Section 4(2) of the Securities Act for transactions not involving a public offering and/or Rule 701 under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

    (a) Exhibits:

 Exhibit
 No.                                 Exhibit Index
 -------                             -------------
  1.1*   Form of Underwriting Agreement

  3.1*   Certificate of Incorporation of the registrant, as amended

  3.2* Form of Amended and Restated Certificate of Incorporation of the registrant to be filed upon the effectiveness of the registration statement

  3.3*   Form of Certificate of Amendment to the Amended and Restated
         Certificate of Incorporation to be filed upon the closing of the offering

  3.4*   By-Laws of the registrant

  3.5* Form of Amended and Restated By-Laws to take effect as of the effective date of the registration statement

  4.1**  Specimen certificate representing the common stock

  5.1**  Opinion of Testa, Hurwitz & Thibeault, LLP

 10.1*   1998 Stock Option Plan, as amended

 10.2*   Form of 2000 Stock Option and Incentive Plan

 10.3*   Form of 2000 Employee Stock Purchase Plan

 10.4*   Amended and Restated Registration Rights Agreement dated as of April
         30, 1999 by and among the registrant and the Investors and Founders listed therein

 10.5*   Amendment No. 1 dated as of August 6, 1999 to Amended and Restated
         Registration Rights Agreement by and among the registrant and the Investors and Founders listed therein

 10.6*   Amendment No. 2 dated as of January 7, 2000 to Amended and Restated
         Registration Rights Agreement by and among the registrant and the Investors and Founders listed therein

 Exhibit
 No.                                  Exhibit Index
 -------                              -------------

 10.7*   Amendment No. 3 dated as of March 22, 2000 to Amended and Restated
         Registration Rights Agreement by and among the registrant and the Investors and Founders listed therein

 10.8* Form of Stock Restriction Agreement dated as of May 22, 1998 by and among the registrant and each Founder

 10.9* Lease Agreement dated as of August 9, 1999 by and between the registrant and Metropolitan Life Ins. Co.

 10.10* Amendment No. 1 dated as of October 6, 1999 to Lease Agreement by and between the registrant and Metropolitan Life Ins. Co.

 10.11+ Agreement for Consulting Services dated as of October 1, 1999 by and between the registrant and Technology Providers, Inc.

 10.12+ Standalone License Agreement dated as of June 28, 1999 by and between the registrant and American Express Travel Related Services Company,
         Inc.

 10.13+ Standalone Agreement for Consulting Services dated as of June 28, 1999 by and between the registrant and American Express Travel Related
         Services Company, Inc.

 10.14* Warrant Agreement dated as of March 31, 1999 by and between the registrant and Comdisco, Inc.

 10.15* Warrant Agreement dated as of March 31, 1999 by and between the registrant and Comdisco, Inc.

 23.1**  Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1)

 23.2*   Consent of PricewaterhouseCoopers LLP

 24.1*   Power of Attorney (contained on page II-5)

 27.1*   Financial Data Schedule

--------
*   Filed herewith.
**  To be filed by amendment.
+ Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the registrant's application requesting confidential treatment under Rule 406 of the Act, filed on March 24, 2000.

    (b)  Financial Statements Schedules:

    All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, the required information is disclosed in the notes to the financial statements or the schedules are inapplicable, and therefore have been omitted.

Item 17. Undertakings.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Natick, Commonwealth of Massachusetts on March 24, 2000.

                                          EDOCS, Inc.

                                          By:   /s/ Kevin E. Laracey
                                             ----------------------------------
                                                      Kevin E. Laracey
                                                 President, Chief Executive
                                                          Officer
                                                        and Director

                        POWER OF ATTORNEY AND SIGNATURES

    We, the undersigned officers and directors of edocs, Inc., hereby severally constitute and appoint Kevin E. Laracey and Phyllis Doherty, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any registration statement related to the offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 (a "462(b) Registration Statement"), any and all amendments and exhibits to this registration statement or any 462(b) Registration Statement, and any and all applications and other document to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby or thereby, and generally to do all things in our names and on our behalf in such capacities to enable edocs, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ Kevin E. Laracey          President, Chief Executive   March 24, 2000
______________________________________  Officer and Director
           Kevin E. Laracey             (principal executive
                                        officer)

         /s/ Phyllis Doherty           Chief Financial Officer      March 24, 2000
______________________________________  (principal financial and
           Phyllis Doherty              accounting officer)

         /s/ Richard K. Crone          Director                     March 24, 2000
______________________________________
           Richard K. Crone

         /s/ Robert E. Davoli          Director                     March 24, 2000
______________________________________
           Robert E. Davoli

        /s/ Andrew P. Goldfarb         Director                     March 24, 2000
______________________________________
          Andrew P. Goldfarb

       /s/ Jonathan M. Guerster        Director                     March 24, 2000
______________________________________
         Jonathan M. Guerster

 Exhibit
   No.                                Exhibit Index
 -------                              -------------
  1.1*   Form of Underwriting Agreement

  3.1*   Certificate of Incorporation of the registrant, as amended

  3.2* Form of Amended and Restated Certificate of Incorporation of the registrant to be filed upon the effectiveness of the registration statement

  3.3*   Form of Certificate of Amendment to the Amended and Restated
         Certificate of Incorporation to be filed upon the closing of the offering

  3.4*   By-Laws of the registrant

  3.5* Form of Amended and Restated By-Laws to take effect as of the effective date of the registration statement

  4.1**  Specimen certificate representing the common stock

  5.1**  Opinion of Testa, Hurwitz & Thibeault, LLP

 10.1*   1998 Stock Option Plan, as amended

 10.2*   Form of 2000 Stock Option and Incentive Plan

 10.3*   Form of 2000 Employee Stock Purchase Plan

 10.4*   Amended and Restated Registration Rights Agreement dated as of April
         30, 1999 by and among the registrant and the Investors and Founders listed therein

 10.5*   Amendment No. 1 dated as of August 6, 1999 to Amended and Restated
         Registration Rights Agreement by and among the registrant and the Investors and Founders listed therein

 10.6*   Amendment No. 2 dated as of January 7, 2000 to Amended and Restated
         Registration Rights Agreement by and among the registrant and the Investors and Founders listed therein

 10.7*   Amendment No. 3 dated as of March 22, 2000 to Amended and Restated
         Registration Rights Agreement by and among the registrant and the Investors and Founders listed therein

 10.8* Form of Stock Restriction Agreement dated as of May 22, 1998 by and among the registrant and each Founder

 10.9* Lease Agreement dated as of August 9, 1999 by and between the registrant and Metropolitan Life Ins. Co.

 10.10* Amendment No. 1 dated as of October 6, 1999 to Lease Agreement by and between the registrant and Metropolitan Life Ins. Co.

 10.11+ Agreement for Consulting Services dated as of October 1, 1999 by and between the registrant and Technology Providers, Inc.

 10.12+ Standalone License Agreement dated as of June 28, 1999 by and between the registrant and American Express Travel Related Services Company,
         Inc.

 10.13+ Standalone Agreement for Consulting Services dated as of June 28, 1999 by and between the registrant and American Express Travel Related
         Services Company, Inc.

 10.14* Warrant Agreement dated as of March 31, 1999 by and between the registrant and Comdisco, Inc.

 10.15* Warrant Agreement dated as of March 31, 1999 by and between the registrant and Comdisco, Inc.

 23.1**  Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1)


 23.2* Consent of PricewaterhouseCoopers LLP

 24.1* Power of Attorney (contained on page II-5)

 27.1* Financial Data Schedule

--------
*   Filed herewith.
**  To be filed by amendment.
+ Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the registrant's application requesting confidential treatment under Rule 406 of the Act, filed on March 24, 2000.